Alpharma Operating Corporation

and the Guarantors

Listed on Schedule A hereto

$ 200,000,000

12% Senior Subordinated Notes due 2009

Note Purchase Agreement

dated December 12, 2001

Banc of America Bridge LLC

CIBC Inc.

Table of Contents

Page

Section 1. Definitions. *

Section 2. Representations and Warranties *

(a) No Registration Required *

(b) No Integration of Offerings or General Solicitation *

(c) Eligibility for Resale under Rule 144A *

(d) [Intentionally Omitted.] *

Section 3. Purchase, Sale and Delivery of the Securities *

(a) The Securities *

(b) The Closing Date *

(c) Delivery of the Securities *

(d) Purchasers as Qualified Institutional Buyers *

Section 4. Redemption Procedures *

(a) Notices to Holders *

(b) Selection of Notes to Be Redeemed *

(c) Notice of Redemption *

(d) Effect of Notice of Redemption *

(e) Deposit of Redemption Price *

(f) Notes Redeemed in Part *

(g) Optional Redemption *

(h) Mandatory Redemption *

(i) Repurchase Offers *

Section 5. Covenants *

(a) Payment of Notes *

(b) [Reserved] *

(c) Reports *

(d) Compliance Certificate *

(e) Taxes *

(f) Stay, Extension and Usury Laws *

(g) Restricted Payments *

(h) Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries *

(i) Incurrence of Indebtedness and Issuance of Preferred Stock *

(j) Asset Sales *

(k) Transactions with Affiliates *

(l) Liens *

(m) Business Activities *

(n) Limitation on Senior Subordinated Debt *

(o) Offer to Repurchase upon a Change of Control *

(p) Limitation on Issuances and Sales of Equity Interests in Restricted Subsidiaries *

(q) Designation of Restricted and Unrestricted Subsidiaries *

(r) Payments for Consent *

(s) Limitations on Issuances of Note Guarantees of Indebtedness *

(t) Sale and Leaseback Transactions *

(u) Additional Note Guarantees *

(v) Merger, Consolidation or Sale of Assets *

Section 6. Additional Covenants *

(a) Financial Covenants *

(b) Use of Proceeds *

(c) Notes Guarantees of Acquired Subsidiaries *

Section 7. Payment of Expenses *

Section 8. [Reserved] *

Section 9. Reimbursement of Purchasers' Expenses *

Section 10. Remarketing Procedures; Restricted Securities Legends *

(a) Exchange *

(b) Offers and Sales Only to Qualified Institutional Buyers and Non-U.S. Persons *

(c) No General Solicitation *

(d) Restrictions on Transfer *

(e) Remarketing Cooperation *

(f) Blue Sky Compliance *

(g) Ratings *

(h) Registration Rights Agreements *

(i) DTC Agreement *

Section 11. Events of Default *

(a) Definition of Event of Default *

(b) Acceleration *

(c) Other Remedies *

Section 12. Indemnification *

(a) Indemnification of the Purchasers *

(b) [Intentionally Omitted] *

(c) Notifications and Other Indemnification Procedures *

(d) Settlements *

Section 13. Contribution *

Section 14. The Notes *

(a) Form and Execution *

(b) Terms of the Notes *

(c) Stated Maturity *

(d) Interest *

(e) Denominations *

(f) Registration; Registration of Transfer and Exchange, Security Register *

(g) Registration of Transfer *

(h) Exchange *

(i) Effect of Registration of Transfer or Exchange *

(j) Requirements; Charges *

(k) Certain Limitations *

(l) Mutilated, Destroyed, Lost and Stolen Notes *

(m) Persons Deemed Owners *

(n) Cancellation *

(o) Home Office Payment *

Section 15. Subordination *

(a) Agreement to Subordinate *

(b) Liquidation; Dissolution; Bankruptcy *

(c) Default on Designated Senior Debt *

(d) Acceleration of Securities *

(e) When Distribution Must Be Paid Over *

(f) Notice by the Company *

(g) Subrogation *

(h) Relative Rights *

(i) Subordination May Not Be Impaired by the Company *

(j) Distribution or Notice to Representative *

(k) Authorization to Effect Subordination *

Section 16. Note Guarantees *

(a) Note Guarantee *

(b) Subordination of Note Guarantee *

(c) Limitation on Guarantor Liability *

(d) Execution and Delivery of Note Guarantee *

(e) Guarantors May Consolidate, Etc., on Certain Terms *

(f) Releases Following Sale of Assets *

Section 17. Representations and Indemnities to Survive Delivery *

Section 18. Notices *

Section 19. Successors *

Section 20. Partial Unenforceability *

Section 21. Governing Law Provisions *

(a) Governing Law *

(b) Consent to Jurisdiction *

Section 22. Default of One or More of the Several Purchasers *

Section 23. General Provisions *

(a) Entire Agreement *

(b) No Waiver; Remedies Cumulative *

(c) Amendments, Waivers and Consents *

1. The Company is a corporation existing and in good standing under the General Corporation Law of the State of Delaware; *

2. Each of the Guarantors is a corporation or limited liability company existing and in good standing under the laws of the jurisdiction of its incorporation; *

3. The Company and each Guarantor has corporate power and corporate authority to enter into and perform its obligations under the Purchase Agreement, the Registration Rights Agreement, the Indenture, the Notes and the Exchange Notes, as applicable; *

4. The Company's and each Guarantor's execution, delivery and performance of the Purchase Agreement, Registration Rights Agreement, Indenture and Notes have been authorized on the part of the Company and each Guarantor; *

5. The Company and each Guarantor has duly executed and delivered each of the Purchase Agreement, Registration Rights Agreement, Indenture and Notes; *

6. Each Guarantors' guarantee of the Notes and of the Exchange Notes has been duly authorized on the part of each of the Guarantors; *

7. The Purchase Agreement, Registration Rights Agreement, Indenture and Notes constitute valid and legally binding obligations of the Company and each Guarantor, enforceable in accordance with their respective terms; *

8. The Notes are in the form contemplated by the Indenture and, assuming due authorization, execution and delivery, to the extent applicable, by the Trustee, the Notes, when authenticated in accordance with the terms of the Indenture and delivered to and paid for by the Initial Purchasers in accordance with terms of the Purchase Agreement, will constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms; *

9. The Exchange Notes have been duly and validly authorized for issuance by the Company, and when issued and authenticated in accordance with the terms of the Indenture, the Registration Rights Agreement and the Exchange Offer, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; *

10. The Guarantees of the Notes and the Exchange Notes are in the respective forms contemplated by the Indenture, have been duly authorized for issuance and sale pursuant to the Purchase Agreement and the Indenture and, have been duly executed by each of the Guarantors and, when the Notes are executed and *

10. authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Initial Purchasers in accordance with the terms of the Purchase Agreement, the guarantees endorsed on the Notes will be valid and binding obligations of the Guarantors, enforceable in accordance with their terms; *

11. The execution and delivery by the Company and each Guarantor of the Purchase Agreement, Registration Rights Agreement, Notes and Indenture, the performance of their agreements therein and the consummation of the sale of the Notes to the Initial Purchasers in accordance with the terms of the Purchase Agreement do not (i) constitute a violation by the Company or the Guarantors of any applicable provision of any law, statute or regulation (except that we express no opinion in this paragraph 11 as to compliance with any disclosure requirement or any prohibition against fraud or misrepresentation or as to whether performance of the indemnification and contribution provisions in the Purchase Agreement or the Registration Rights Agreement would be permitted), or (ii) breach or result in a default under any existing obligation of the Company or the Guarantors under any agreements listed on Schedule B hereof (provided that we express no opinion as to compliance with any financial test or cross default provision in any such agreement); the execution and delivery by the Company and each Guarantor of the Purchase Agreement, Registration Rights Agreement and Indenture and the performance of each of their agreements therein and the consummation of the sale of the Notes (including the guarantees endorsed thereon) to the Initial Purchasers in accordance with the Purchase Agreement do not, based on our review of the Company's and each Guarantor's formation documents and bylaws, violate such formation documents or bylaws; *

12. The Company was not required to obtain any consent, approval, authorization or order of any court or other governmental or regulatory agency for the execution, delivery and performance of the Purchase Agreement, Registration Rights Agreement or the Indenture, or for the issuance, delivery and sale of the Notes being issued by it under the Purchase Agreement and the Indenture or the issuance and delivery of the Exchange Securities or consummation of the transactions contemplated by the Purchase Agreement, except for an order of the Securities and Exchange Commission declaring the registration statements contemplated by the Registration Rights Agreement effective, and for any such consent, approval, authorization or order which may be required under the so-called "Blue Sky" or securities laws of any states (as to which we express no opinion or advice); *

13. No Guarantor was required to obtain any consent, approval, authorization or order of any governmental agency for the issuance, delivery and sale of the guarantees of the Notes being issued under the Purchase Agreement and the Indenture except for any such consent, approval, authorization or order which may be required under the so-called "Blue Sky" or securities laws of any states (as to which we express no opinion or advice); *

14. To our knowledge, there is no action, suit, proceeding or investigation before or by any court or governmental agency or body, domestic or foreign, pending or threatened against, the Company or any Guarantor that (i) has caused us to conclude that such action, suit, proceeding or investigation is required to be described in the Offering Memorandum but is not so described or (ii) would be reasonably likely to adversely affect the consummation of any of the transactions contemplated by the Purchase Agreement or the Indenture, including, without limitation, the issuance of the Notes; *

15. The Company is not, and, after giving effect to the sale of the Notes will not be, an "investment company" as defined in the Investment Company Act of 1940; *

16. It is not necessary in connection with (i) the offer, sale and delivery of the Notes and the guarantees endorsed thereon to the Initial Purchasers pursuant to the Purchase Agreement or (ii) the resale of the Notes and the guarantees endorsed thereon by the Initial Purchasers to each subsequent purchaser in the manner contemplated by the Purchase Agreement, to register the Notes and the guarantees endorsed thereon under the Act or to qualify an indenture in respect thereof under the Trust Indenture Act of 1939, as amended; and *

17. The Notes and the Indenture conform in all material respects to the descriptions thereof contained in the Offering Memorandum; and the description in the Offering Memorandum under the caption "Material United States Federal Tax Considerations," insofar as such statements constitute matters of law, summaries of legal matters, the Company's legal proceedings or legal conclusions, have been reviewed by such counsel and fairly present and summarize, in all material respects, the matters referred to therein. *

Note Purchase Agreement

December 12, 2001

BANC OF AMERICA BRIDGE LLC

CIBC INC.

As Purchasers

c/o BANC OF AMERICA BRIDGE LLC

9 West 57th Street, 47th Floor

New York, NY 10019

Ladies and Gentlemen:

Introductory. Alpharma Operating Corporation, a Delaware corporation (the "Company"), proposes to issue and sell to the several Purchasers named in Schedule C (the "Purchasers"), and the Purchasers, acting severally and not jointly, propose to buy the respective amounts set forth in such Schedule C of $200,000,000 aggregate principal amount of the Company's 12% Senior Subordinated Notes due 2009 (the "Notes"). Alpharma Inc., the direct parent corporation of the Company ("Alpharma"), and the other entities named in Schedule A (collectively with Alpharma, the "Guarantors") as guarantors of the payment on the Notes have agreed to be a party to this agreement.

The holders of the Securities will be entitled to the benefits of a Shelf Registration Rights Agreement, to be dated as of December 12, 2001 (the "Shelf Registration Rights Agreement"), among the Company, the Guarantors and the Purchasers, pursuant to which the Company will agree to file, on or prior to the later of 15 days after the Acquisition closes or 90 days from the Issue Date, a shelf registration statement with the Commission.

The payment of principal of, premium and Liquidated Damages (as defined in this Agreement), if any, and interest on the Notes will be fully and unconditionally guaranteed on a senior unsecured basis, jointly and severally by Alpharma and the Guarantors, pursuant to their guarantees (the "Note Guarantees"). The Notes and the Note Guarantees attached thereto are herein collectively referred to as the "Securities."

The Securities are being sold as part of the financing that will be used to consummate the acquisition by Alpharma through its subsidiary Oral Pharmaceuticals Acquisition Corp. ("PartnerCo"), of all of the assets related to the generic and proprietary oral solid dose pharmaceuticals business in the U.S. and China (the "Acquired Business") of F.H. Faulding & Co. Limited, a publicly traded corporation organized under the laws of Australia, ("Faulding") from Mayne Nickless Limited ("Mayne"), a publicly traded corporation organized under the laws of Australia, pursuant to a Put and Call Option Agreement dated as of July 12, 2001, as amended on August 17 and 30, 2001; September 17, 24 and 28, 2001 and December 6, 2001 (as amended, the "Put and Call Option Agreement") for total consideration of $660.0 million in cash, subject to price adjustments. On October 5, 2001, Mayne acquired, through its subsidiary Mayne Health Logistics Pty. Limited ("BidCo"), more than 90% of the outstanding shares of stock and options of Faulding, pursuant to tender offers (the "Offers") conducted in accordance with Australian law, giving BidCo the right to acquire the shares of stock not then owned by BidCo pursuant to a compulsory acquisition (the "Compulsory Acquisition"). Concurrently with the consummation of the Offers, Mayne and Alpharma entered into a Management Agreement (the "Management Agreement") under which Alpharma has assumed operational control of the Acquired Business. Mayne completed the Compulsory Acquisition on November 19, 2001. After the separation of the Acquired Business from the remainder of Faulding's businesses, Mayne will be entitled to sell the stock of BidCo to Alpharma under a put option (the "Put Option"), and Alpharma will be entitled to purchase the assets of the Acquired Business from BidCo under a call option, in accordance with the terms of the Put and Call Option Agreement (such acquisition, the "Acquisition"). In connection with Mayne's consummation of the Offers, Alpharma made a US $400 million loan to Mayne (the "Parent Loan") and arranged for the issuance by Bank of America, N.A., as issuing bank (the "Issuing Bank"), of a US $260 million letter of credit (the "Letter of Credit") in favor of Mayne.

Mayne notified Alpharma of the exercise of the Put Option on December 6, 2001 (Australian time). On the date hereof, which is the date the Acquisition is being consummated (the "Acquisition Closing Date"), Alpharma has paid $400.0 million of the $660.0 million acquisition price by offsetting Mayne's obligation to repay the Parent Loan against an equal amount of the purchase price. Mayne has drawn $260.0 million under the letter of credit in satisfaction of the remaining portion of the acquisition price. The U.S. subsidiaries of the Company constituting part of the Acquired Business will execute a Note Guarantee (as defined herein) by which they will become Guarantors of the Notes and a joinder to the Shelf Registration Rights Agreement (the "Shelf Registration Joinder Agreement") within 30 days after the date hereof (such U.S. subsidiaries, together with Foshan Faulding Pharmaceutical Co. Ltd. and Faulding China Limited, the "Acquired Subsidiaries").

The funding of the Parent Loan, the issuance of the Letter of Credit, the refinancing of certain outstanding indebtedness of certain subsidiaries of Alpharma, the payment of costs and expenses related to the Transaction (as hereinafter defined) and funds for the ongoing working capital and other general corporate requirements of Alpharma and its subsidiaries (collectively, the "Companies") after consummation of the Acquisition are being provided from the following sources: (a) US $900,000,000 in senior secured credit facilities (the "Senior Credit Facilities") under a Credit Agreement dated as of October 5, 2001 among the Company and certain of its U.S. subsidiaries, Alpharma, Bank of America, N.A., as Administrative and Collateral Agent and Initial Lender, and the Lenders named therein (the "Credit Agreement"), (b) US $200,000,000 in gross proceeds from the issuance and sale by the Company of the Notes and (c) existing cash balances. In connection with the closing of the Senior Credit Facilities, A.L. Industrier AS ("ALI"), the parent company of Alpharma, surrendered approximately US $67,850,000 in aggregate principal amount of Alpharma's 5 3/4% Senior Convertible Subordinated Debentures due 2005 held by it in exchange for approximately 2,372,918 shares of Class B Common Stock of Alpharma (the "ALI Subordinated Note Exchange"). The Acquisition, the issuance of the Letter of Credit, the Parent Loan, the ALI Subordinated Note Exchange and all related transactions are collectively referred to as the "Transaction."

The proceeds from the sale of the Securities will be applied by the Company to reimburse Banc of America Bridge LLC ("Banc of America Bridge") upon Banc of America Bridge's funding of its obligations under the Participation Agreement dated as of October 5, 2001 ("Participation Agreement") between Banc of America Bridge and the Issuing Bank at such time as Mayne draws under the Letter of Credit on the Acquisition Date.

The Company and each Guarantor hereby confirms its agreements with the Purchasers as follows:

    Definitions.

"Acquired Debt" means, with respect to any specified Person: (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

"Acquired Subsidiaries" means each of the companies comprising the Oral Pharmaceuticals Business as of the date hereof, including Excel Pharmaceuticals Inc., Fauldings Holdings Inc., Faulding Laboratories, Inc., Faulding Services Inc., Faulding Pharmaceutical Inc., Point Holdings Inc., Whitney Pharmaceuticals Inc., Purepac Pharmaceutical Holdings Inc., Purepac Pharmaceutical Co., Faulding China Ltd. and Foshan Faulding Pharmaceutical Co. Ltd.

"Acquisition" means the acquisition by Alpharma through its subsidiary Oral Pharmaceuticals Acquisition Corp. of the Oral Pharmaceuticals Business from Mayne Nickless Limited or its designee pursuant to and in accordance with the Put and Call Option Agreement.

"Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings.

"Alpharma" means Alpharma Inc., a Delaware corporation and its successors.

"Asset Sale" means: (1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the conveyance, transfer or leasing of all or substantially all of the assets of Alpharma, the Company and their Restricted Subsidiaries taken as a whole will be governed by Sections 5(o) and/or 5(v) hereof and not by Section 5(j); and (2) the issuance of Equity Interests by any of Alpharma's Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

    any single transaction or series of related transactions that involves assets or Equity Interests having a fair market value of less than $2.0 million;

    a transfer of assets between or among Alpharma and its Restricted Subsidiaries;

    an issuance of Equity Interests by a Restricted Subsidiary to Alpharma's or to another Restricted Subsidiary;

    the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

    the sale or other disposition of cash or Cash Equivalents;

    a Restricted Payment that is permitted by Section 5(g) hereof;

    the licensing of intellectual property to third Persons on customary terms in the ordinary course of business as determined by the Board of Directors in good faith;

    any sale of accounts receivables or participations therein in connection with any Qualified Receivables Transaction;

    the sale or lease of equipment, inventory or other assets in the ordinary course of business; and

    the disposition of assets no longer used or useful in the business of such entity.

"Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

"Bankruptcy Law" means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

"Banc of America Bridge" shall have the meaning set forth in the section entitled "Introductory" of this Agreement.

"BAS" means Banc of America Securities LLC.

"Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" shall have a corresponding meaning.

"Board of Directors" means: (1) with respect to a corporation, the board of directors of the corporation; (2) with respect to a partnership, the board of directors of the general partner of the partnership; and (3) with respect to any other Person, the board or committee of such Person serving a similar function.

"Broker-Dealer" has the meaning set forth in the Shelf Registration Rights Agreement.

"Business Day" means any day other than a Legal Holiday.

"Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

"Capital Stock" means (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

"Cash Equivalents" means (1) United States dollars; (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition; (3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any bank that is party to the Credit Agreement as in effect on the date hereof or any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better; (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above; (5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and in each case maturing within one year after the date of acquisition; and (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

"Change of Control" means the occurrence of any of the following: (1) the acquisition by any person, entity or "group" within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (excluding, for this purpose, Alpharma or any of its Restricted Subsidiaries, or any employee benefit plan of Alpharma or any of its Restricted Subsidiaries which acquires beneficial ownership of voting securities of Alpharma) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of shares of Common Stock of Alpharma or of the Company sufficient to elect a majority of directors on the Board of Directors of Alpharma or of the Company, as applicable; (2) persons who, as of the Issue Date, constitute the Board of Directors of Alpharma or of the Company (in each case, the "Incumbent Board"), cease for any reason to constitute at least a majority of the Board of Directors of Alpharma or of the Company, as applicable, provided that any person becoming a director of Alpharma or of the Company, subsequent to the Issue Date, whose election, or nomination for election by Alpharma's or the Company's stockholders, as the case may be, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board of Alpharma or the Company, as applicable, shall be considered as though such person were a member of such Incumbent Board; (3) approval by the stockholders of Alpharma or of the Company of a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of Alpharma or of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, beneficially own shares sufficient to elect a majority of directors of the reorganized, merged or consolidated company's then outstanding voting securities; or (4) the adoption of a plan of liquidation or dissolution of Alpharma or of the Company or the conveyance, transfer or leasing, in one or a series of related transactions, of all or substantially all of the properties or assets of Alpharma and its Restricted Subsidiaries, or the Company and its Restricted Subsidiaries, in each case taken as a whole, to any person; provided, however, that for the purpose of clauses (1) through (4) above, the terms "person", "entity" and "group" shall not be deemed to include (x) Industrier, (y) the stockholders of Industrier in the case of a distribution of shares of capital stock of Alpharma beneficially owned by Industrier to the stockholders of Industrier, unless a Change of Control of Industrier has occurred or occurs concurrently with such a distribution, or in a series of related transactions of which such distribution is a part (determined without regard to the exclusion for stockholders of Industrier provided for in this clause (y) of this proviso), provided that the exclusion for stockholders of Industrier provided for in this clause (y) shall not apply to any subsequent acquisition of shares of Common Stock of Alpharma by any such person (other than any of the persons described in clause (z) below) or (z) the Principal, any EWS Party, or any trust or other similar arrangement for the benefit of any EWS Party or any corporation or other person or entity controlled by one or more EWS Parties, or any group controlled by one or more EWS Parties. For purposes of the above sentence, a "liquidation" or "dissolution" shall not be deemed to include any transfer of Alpharma property solely to any of the persons described in clauses (x), (y) and (z) of the proviso in such sentence and (ii) a "Change of Control of Industrier" shall be determined in accordance with this definition of "Change of Control" (without regard to clauses (x) and (y) in the proviso of the preceding sentence), with each reference to Alpharma in such definition being deemed to refer to Industrier.

"Closing Date" means December 12, 2001.

"Commitment Letter" means the Forward Purchase Commitment and Engagement Letter, dated October 5, 2001, between Alpharma, BAS, Banc of America Bridge and CIBC World Markets Corp.

"Company" means Alpharma Operating Corporation.

"Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus: (1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus (2) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether or not paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus (3) depreciation, amortization (including amortization or impairment of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus (4) extraordinary or nonrecurring charges decreasing such Consolidated Net Income for such period; plus (5) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with (a) an Asset Sale or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries to the extent such losses were deducted in computing such Consolidated Net Income; plus (6) any noncapitalized transaction costs or charges incurred in connection with consummated acquisitions or divestitures occurring after the Issue Date to the extent incurred within six months prior to or after any such transaction; minus (7) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue consistent with past practice, in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

"Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that: (1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof; (2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders; (3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded; (4) the expenses and charges of Alpharma or any its Restricted Subsidiaries related to the Acquisition (including for purposes of this clause (4) any expenses and charges incurred by Alpharma or any of its Restricted Subsidiaries in connection with its proposed acquisition of FH Faulding & Co. Ltd.), the Financings and the application of the proceeds thereof shall be excluded; (5) the cumulative effect of a change in accounting principles shall be excluded; and (6) the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded, unless distributed to the specified Person or one of its Subsidiaries.

The Consolidated Net Income of Alpharma and its Subsidiaries shall be deemed to include the Net Income of the Acquired Subsidiaries from the beginning of the first quarter after the date hereof.

"Consolidated Net Worth" means, with respect to any specified Person as of any date, the sum of: (1) the consolidated equity of the common stockholders of such Person and its consolidated Restricted Subsidiaries as of such date; plus (2) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock.

"Conversion Date" means (i) if more than $10,000,000 principal amount of the 5 3/4% Convertible Subordinated Notes due 2005 of Alpharma are outstanding on October 1, 2004 and all amounts outstanding under the Senior Credit Facilities have been repaid on such date, April 1, 2005, and (ii) if more than $10,000,000 principal amount of the 3% Convertible Senior Subordinated Notes due 2006 of Alpharma are outstanding on December 1, 2005 and all amounts outstanding under the Senior Credit Facilities have been repaid on such date, June 1, 2006.

"Credit Agreement" means that certain Credit Agreement, dated as of October 5, 2001, by and among Holdings, the Company, and certain of its U.S. subsidiaries named therein, Bank of America, N.A., as Initial Lender, Initial Issuing Bank, Swing Line Bank, Administrative Agent and Collateral Agent, Fleet National Bank, as Syndication Agent, Den Norske Bank and Union Bank of Norway, as Co-Documentation Agents, Banc of America Securities LLC, as Sole Lead Arranger and Sole Book Manager, and the other Lenders named therein, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time, in whole or in part (including in connection with an increase in the amount of borrowings available thereunder (provided that any borrowings under such increased amount of availability are permitted under Section 5(i) hereof)).

"Credit Facilities" means one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

"Default" means any event that is, or with the passage of time or the giving of notice or both, would be, an Event of Default.

"Depositary" means any Person appointed hereunder as the Depositary with respect to the Notes and having become such pursuant to the applicable provision of this Agreement.

"Designated Senior Debt" means: (1) any Indebtedness outstanding under the Credit Agreement; and (2) any other Senior Debt permitted under this Agreement the principal amount of which is $25.0 million or more and that has been designated by the Company as "Designated Senior Debt."

"Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the Section 5(g) hereof.

"Domestic Subsidiary" means any direct or indirect Restricted Subsidiary of Alpharma that was formed under the laws of the United States or any state thereof or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of Alpharma or the Company.

"Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

"EWS Party" means any of the spouse, any heir or descendant of the Principal or the spouse of any such heir or descendant or the estate of the Principal.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, including the rules and regulations of the SEC promulgated thereunder.

"Exchange Indenture" has the meaning set forth in Section 10(a).

"Existing Indebtedness" means the aggregate principal amount of Indebtedness of Alpharma and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date hereof, until such amounts are repaid.

"Fee Letter" means the fee letter dated October 5, 2001, between Alpharma, BAS, Banc of America Bridge and CIBC World Markets Corp.

"Financings" means the signing, closing and funding under the Credit Agreement and the offer and sale of the Securities.

"Fixed Charge Coverage Ratio" has the meaning set forth in the Credit Agreement.

"Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of: (1) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus (2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus (3) any interest expense on Indebtedness of another Person or distributions on trust-preferred or similar securities of another Person, in each case that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus (4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock or Disqualified Stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Alpharma (other than Disqualified Stock) or to Alpharma or a Restricted Subsidiary of Alpharma, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

For purposes of this definition, the Fixed Charges of Alpharma and its Subsidiaries shall be deemed to include the Fixed Charges of the Acquired Subsidiaries from the beginning of the first quarter after the date hereof, notwithstanding the fact that the Acquisition is consummated on a date occurring thereafter. Notwithstanding anything to the contrary in this definition, the definition of "Fixed Charges" shall not include amortization of debt issuance costs.

"Foreign Restricted Subsidiary" means a Restricted Subsidiary that is incorporated in a jurisdiction other than the United States or a State thereof or the District of Columbia and with respect to which more than 80% of any of its sales, earnings or assets (determined on a consolidated basis in accordance with GAAP) are located in, generated from or derived from operations located in territories outside of the United States of America and jurisdictions outside the United States of America.

"GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entities as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date from time to time. For the avoidance of doubt, SFAS 142 shall be treated as being in effect and having been adopted by Alpharma on the Issue Date.

"Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

"Guarantors" means: (1) Holdings; (2) each direct or indirect Domestic Subsidiary of the Company on the Issue Date, other than Trinida, Inc., A.L. Specialty Chemicals, Inc. and Danz Nutritionals Ltd.; and (3) any other subsidiary that executes a Note Guarantee in accordance with the provisions of this Agreement; and their respective successors and assigns.

"Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under: (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; (2) agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates; and (3) agreements or arrangements designed to protect such Person against fluctuations in commodity prices.

"Holder" means a Person in whose name a Note is registered.

"Immaterial Subsidiary" means, as of any date of determination, any direct or indirect Subsidiary of Alpharma that on a consolidated basis with its Subsidiaries (1) has assets with an aggregate fair market value of less than $25,000 and (2) had revenues of less than $25,000 during the latest 12 month period.

"Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent: (1) in respect of borrowed money; (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof); (3) in respect of bankers' acceptances; (4) representing Capital Lease Obligations; (5) in respect of the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or (6) representing any Hedging Obligations; if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and any guarantee of trust-preferred or similar securities by any Person, whether or not such guarantee is called, and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person; provided that Indebtedness shall not include the pledge of Equity Interests of an Unrestricted Subsidiary to secure Non-Recourse Debt of such Unrestricted Subsidiary.

The amount of any Indebtedness outstanding as of any date shall be: (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

"Industrier" means A.L. Industrier A.S., and its successors.

"Institutional Accredited Investor" means an institution that is an "accredited investor" as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, who are not also QIBs.

"Interest Coverage Ratio" has the meaning set forth in the Credit Agreement.

"Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Note Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made consistent with past practices), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Alpharma or any Restricted Subsidiary of Alpharma sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Alpharma such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Alpharma, Alpharma shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of Section 5(g). The acquisition by Alpharma or any Restricted Subsidiary of Alpharma of a Person that holds an Investment in a third Person shall be deemed to be an Investment by Alpharma or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in Section 5(g) hereof.

"Issue Date" means the Closing Date.

"Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions in The City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

"Letter of Credit" shall have the meaning set forth in the section entitled "Introductory" of this Agreement.

"Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

"Liquidated Damages" means all liquidated damages then owing pursuant to Section 4 of the Shelf Registration Rights Agreement.

"Liquidated Damages Letter" means the letter agreement dated as of October 5, 2001 among Banc of America Bridge, Banc of America Securities LLC, CIBC World Markets Corp. and Alpharma Inc. providing for the payment of liquidated damages by Alpharma Inc. under certain circumstances.

"Make-Whole Premium" means, with respect to a Note on any date of redemption, the greater of (x) 1% of the principal amount of such Note or (y) the excess of (A) the present value at such date of redemption of (1) the redemption price of such Note at December 15, 2005 (such redemption price being described in Section 4(g)) plus (2) all remaining required interest payments (exclusive of interest accrued and unpaid to the date of redemption) due on such Note through December 15, 2005, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the then outstanding principal amount of such Note.

"Mayne" shall have the meaning set forth in the section entitled "Introductory" of this Agreement.

"Minimum Ratings" shall have the meaning set forth in Section 5(a)(iii).

"Moody's" means Moody's Investors Service and any successor thereof.

"Net Income" means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however: (1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and (2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

"Net Proceeds" means the aggregate cash proceeds received by Alpharma or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under the Credit Facilities, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve in respect of: (1) the sale price of such asset or assets established in accordance with GAAP; and (2) any liabilities associated with such asset or assets and retained by Alpharma or such Restricted Subsidiary after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

"Non-Recourse Debt" means Indebtedness: (1) as to which none of Alpharma, the Company or any of the Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Securities) of Alpharma, the Company or any of their Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Alpharma, the Company or any of their Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary).

"Non-U.S. Person" means a Person who is not a U.S. Person.

"Note Guarantee" means a Guarantee of the Notes pursuant to this Agreement.

"Notes" means the 12% Senior Subordinated Notes due 2009 of the Company issued on the date hereof. The Notes and the PIK Notes, if any, shall be treated as a single class for all purposes under this Agreement.

"Notes Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases or redeems any Indebtedness or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Notes Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Notes Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Notes Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period shall have the meaning set forth in the Credit Agreement.

In addition, for purposes of calculating the Notes Fixed Charge Coverage Ratio: (1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act as in effect on the date of this Agreement, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income; (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Subsidiaries following the Calculation Date.

For purposes of clause (1) of this definition, the Acquisition shall be deemed to have occurred on the first day of the quarter beginning after the date hereof, notwithstanding the fact that the Acquisition is consummated on a date occurring thereafter.

"Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

"Offering" means the offering of the Securities by the Company.

"Officer" means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

"Officers' Certificate" means a certificate signed on behalf of the Company by at least two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company.

"Opinion of Counsel" means an opinion from legal counsel who is reasonably acceptable to the Holders.

"Oral Pharmaceuticals Business" has the meaning set forth in the Put and Call Option Agreement.

"Participation Agreement" means that certain Participation Agreement between Banc of America Bridge and Bank of America, N.A., dated as of October 5, 2001.

"Paying Agent" means any Person (including the Company acting as Paying Agent) authorized by the Company to pay the principal or (or premium, if any, on) or interest or Liquidated Damages, if any, on any Notes on behalf of the Company.

"Permitted Business" means any business conducted or proposed to be conducted by Alpharma and its Restricted Subsidiaries on the date hereof and other businesses reasonably related, complementary or ancillary thereto.

"Permitted Debt" has the meaning set forth in Section 5(i) hereof.

"Permitted Investments" means: (1) any Investment in Alpharma or in a Restricted Subsidiary of Alpharma; (2) any Investment in Cash Equivalents; (3) any Investment by Alpharma or any Restricted Subsidiary of Alpharma in a Person, if as a result of such Investment: (a) such Person becomes a Restricted Subsidiary of Alpharma; or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Alpharma or a Restricted Subsidiary of the Company; (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 5(j) hereof; (5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Alpharma; (6) Hedging Obligations; (7) any Investments received in compromise of obligations of such persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy of any trade creditor or customer; (8) any Investment by the Company or any of its Restricted Subsidiaries in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction; provided, however, that each such Investment is in the form of a Purchase Money Note, an equity interest or interests in accounts receivable generated by the Company or any of its Restricted Subsidiaries; and (9) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (9) since the date hereof, not to exceed $25.0 million.

"Permitted Junior Securities" means: (1) Equity Interests in the Company or any Guarantor; or (2) debt securities that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt substantially to the same extent as, or to a greater extent than, the Notes and the Note Guarantees are subordinated to Senior Debt under this Agreement.

"Permitted Liens" means: (1) Liens on the assets of the Company and any Restricted Subsidiary securing Senior Debt that was permitted by the terms of this Agreement to be incurred; (2) Liens in favor of Alpharma or any Restricted Subsidiary; (3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Alpharma or any Restricted Subsidiary of Alpharma; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Alpharma or the Restricted Subsidiary; (4) Liens on property existing at the time of acquisition thereof by Alpharma or any Restricted Subsidiary of Alpharma, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by Alpharma or the Restricted Subsidiary; (5) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of Section 5(i) covering only the assets acquired with such Indebtedness; (6) Liens existing on the date hereof; (7) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor; (8) Liens securing Permitted Refinancing Indebtedness where the Liens securing indebtedness being refinanced were permitted under this Agreement; (9) any interest or title of a lessor under any Capital Lease Obligation; (10) Liens securing reimbursement obligations with respect to commercial letters of credit issued in the ordinary course of business consistent with past practices which encumber documents and other property relating to letters of credit and products and proceeds thereof; (11) Liens securing Hedging Obligations which Hedging Obligations relate to indebtedness that is otherwise permitted under this Agreement; (12) Liens on assets of a Receivables Subsidiary arising in connection with a Qualified Receivables Transaction; (13) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; and (14) Liens incurred in the ordinary course of business of Alpharma or any Restricted Subsidiary of Alpharma with respect to obligations that do not exceed $5.0 million at any one time outstanding.

"Permitted Refinancing Indebtedness" means any Indebtedness of Alpharma, the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Alpharma, the Company or any of their Restricted Subsidiaries (other than intercompany Indebtedness); provided that: (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable expenses incurred in connection therewith); (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is either (x) Indebtedness under Alpharma's outstanding (A) 5 3/4% Convertible Subordinated Notes due 2005 or (B) 3% Convertible Senior Subordinated Notes due 2006, or (y) subordinated in right of payment to the Securities, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to or (in the case of such 5 3.4% Convertible Subordinated Notes due 2005 or 3% Convertible Senior Subordinated Notes due 2006) is structurally subordinated to, the Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (4) such Indebtedness is incurred by Alpharma, the Company, a Guarantor or by the Restricted Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, provided that in the case of Indebtedness incurred to refinance Alpharma's outstanding 5 3/4% Convertible Subordinated Notes due 2005 or 3% Convertible Senior Subordinated Notes due 2006, such Indebtedness is incurred by Alpharma.

"Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

"PIK Notes" has the meaning set forth in Section 5(a)(iii) hereof.

"Principal" means Einer W. Sissener.

"Private Offering" is any offering by any of the Purchasers of some or all of the Securities without registration under the Securities Act.

"Private Placement Legend" means the legend set forth in Section 10(d) to be placed on all Notes issued under this Agreement except where otherwise permitted by the provisions of this Agreement.

"Purchase Money Note" means a promissory note evidencing a line of credit, or evidencing other Indebtedness owed to, the Company or any of its Restricted Subsidiaries in connection with a Qualified Receivables Transaction, which note shall be repaid from cash available to the maker of such note, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables.

"Purchasers" means the purchasers listed on Schedule C hereto and shall be deemed to include any Affiliate of a Purchaser that takes delivery of Exchange Notes issued by the Company in exchange for Notes surrendered by such Purchaser.

"Put and Call Option Agreement" means the Put and Call Option Agreement dated as of July 12, 2001, as amended on August 17 and 30, 2001; September 17, 24 and 28, 2001; and December 6, 2001 by and among Mayne Nickless Limited, Mayne Health Logistics Pty Limited, Oral Pharmaceuticals Acquisition Corp. and Alpharma (as it may be amended).

"QIB" means a "qualified institutional buyer" as defined in Rule 144A.

"Qualified Equity Offering" means (a) an offer and sale of Equity Interests (other than Disqualified Stock) of Alpharma or the Company pursuant to a registration statement that has been declared effective by the SEC pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company) or (b) any sale (other than to a Subsidiary) of Equity Interests (other than Disqualified Stock) of Alpharma so long as, at the time of consummation of such sale, Alpharma has a class of common equity securities registered pursuant to Section 12(b) or Section 12(g) of the Exchange Act; provided in the case of each of (a) and (b), that the proceeds of any such offerings by Alpharma are contributed to the Company.

"Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to a Receivables Subsidiary or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto, including all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets that are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization transactions involving accounts receivable.

"Receivables Subsidiary" means a Subsidiary (other than a Guarantor) of the Company (1) all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or one or more other such wholly owned Subsidiaries and (2) that engages in no activities other than in connection with the financing of accounts receivable and that is designated by the Board of Directors as a Receivables Subsidiary and (A) has no Indebtedness or other Obligations (contingent or otherwise) that: (a) are guaranteed by the Company or any of its Restricted Subsidiaries, other than contingent liabilities pursuant to Standard Securitization Undertakings; (b) are recourse to or obligate the Company or any of its Restricted Subsidiaries in any way other than pursuant to Standard Securitization Undertakings; or (c) subjects any property or assets of the Company or any of its Restricted Subsidiaries, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings; (B) has no contract, agreement, arrangement or undertaking (except in connection with a Purchase Money Note or Qualified Receivables Transaction) with the Company or any of its Restricted Subsidiaries other than those, the terms of which are no less favorable to the Company or such Restricted Subsidiaries than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable; and (C) neither the Company nor any of its Restricted Subsidiaries has any obligation to maintain or preserve the Receivables Subsidiary's financial condition or cause the Receivables Subsidiary to achieve certain levels of operating results.

Any such designation by the Board of Directors will be evidenced to the Holders by providing to the Holders a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officer's Certificate certifying, to the best of such officer's knowledge and belief after consulting with counsel, that such designation complied with the foregoing conditions.

"Regulation S" means Regulation S promulgated under the Securities Act.

"Remarketed Notes" has the meaning set forth in Section 10(a) hereof.

"Remarketed Notes Registration Rights Agreement" has the meaning set forth in Section 10(a) hereof.

"Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

"Rule 144" means Rule 144 promulgated under the Securities Act.

"Rule 144A" means Rule 144A promulgated under the Securities Act.

"Rule 903" means Rule 903 promulgated under the Securities Act.

"Rule 904" means Rule 904 promulgated the Securities Act.

"SEC" means the Securities and Exchange Commission.

"SEC Reports" has the meaning set forth in Section 2(e) hereof.

"Securities" shall mean the Notes and the Note Guarantees attached thereto.

"Securities Act" means the Securities Act of 1933, as amended.

"Senior Debt" means: (1) all Indebtedness of the Company or any Guarantor outstanding under the Credit Facilities and all Hedging Obligations outstanding in connection therewith; (2) any other Indebtedness of the Company or any Guarantor permitted to be incurred under the terms of this Agreement, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes or any Note Guarantee; and (3) all Obligations with respect to the items listed in the preceding clauses (1) and (2).

Notwithstanding anything to the contrary in the preceding, Senior Debt will not include: (1) any liability for federal, state, local or other taxes owed or owing by Alpharma or the Company; (2) any Indebtedness of Alpharma or the Company to any of its Subsidiaries or any direct or indirect parent of Alpharma; (3) any trade payables; (4) the portion of any Indebtedness that is incurred in violation hereof; (5) Non-Recourse Debt.

"Shelf Registration Rights Agreement" means the Shelf Registration Rights Agreement, dated as of December 12, 2001, by and among the Company and the other parties named on the signature pages thereof, as such agreement may be amended, modified or supplemented from time to time.

"Shelf Registration Statement" means the Shelf Registration Statement as defined in the Shelf Registration Rights Agreement.

"Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC as in effect on the Issue Date.

"S&P" means Standard & Poor's Ratings Group and any successor thereof.

"Standard Securitization Undertaking" means representations, warranties, covenants and indemnities entered into by the Company or any of its Restricted Subsidiaries that are reasonably customary in an accounts receivable transaction.

"Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

"Subsidiary" means, with respect to any specified Person: (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

"Subsidiary Guarantor" means each Guarantor other than Alpharma.

"Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the date fixed for prepayment (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the then remaining term of the Notes to December 15, 2005, provided, however, that if the then remaining term to December 15, 2005 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the then remaining term of the Notes to December 15, 2005 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

"Total Leverage Ratio" has the meaning set forth in the Credit Agreement.

"Trustee" has the meaning set forth in Section 10(a).

"Unrestricted Subsidiary" means any Subsidiary of Alpharma (other than the Company) that is designated by the Board of Directors of Alpharma as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors of Alpharma, but only to the extent that such Subsidiary: (1) has no Indebtedness other than Non-Recourse Debt; (2) is not party to any agreement, contract, arrangement or understanding with Alpharma, the Company or any of their Restricted Subsidiaries unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Alpharma, the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Alpharma or the Company; (3) is a Person with respect to which none of Alpharma, the Company nor any of their Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Alpharma, the Company or any of their Restricted Subsidiaries unless such guarantee or credit support is released upon such designation.

Any designation of a Restricted Subsidiary of Alpharma or the Company as an Unrestricted Subsidiary shall be evidenced to the Holders by delivering to the Holders a certified copy of the resolution of the Board of Directors of Alpharma giving effect to such designation and an Officers' Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 5(g). If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Alpharma as of such date and, if such Indebtedness is not permitted to be incurred as of such date by Section 5(i) hereof.

"U.S. Dollar Equivalent" means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the "Exchange Rates" column under the heading "Currency Trading" on the date two Business Days prior to such determination.

Except as described in Section 5(i), whenever it is necessary to determine whether the Company has complied with any covenant in this Agreement or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially incurred in such currency.

"U.S. Person" means a U.S. person as defined in Rule 902(o) under the Securities Act.

"Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

"Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (2) the then outstanding principal amount of such Indebtedness.

"Wholly Owned Restricted Subsidiary" of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

    Representations and Warranties

    . The Company and each of the Guarantors hereby represents and warrants to each Purchaser as follows:

      No Registration Required

      . Subject to compliance by the Purchasers with the procedures set forth in Section 10 hereof, it is not necessary in connection with the offer, sale and delivery of the Securities to the Purchasers to register the Securities under the Securities Act.

      No Integration of Offerings or General Solicitation

      . The Company has not, directly or indirectly, solicited any offer to buy or offered to sell, and will not, directly or indirectly, solicit any offer to buy or offer to sell, in the United States or to any United States citizen or resident, any security which is or would be integrated with the sale of the Securities in a manner that would require the Securities to be registered under the Securities Act. None of the Company, its affiliates (as such term is defined in Rule 501 under the Securities Act) (each, an "Affiliate") or any person acting on its or any of their behalf (other than the Purchasers, as to whom the Company makes no representation or warranty) has engaged or will engage, in connection with the offering of the Securities, in any form of general solicitation or general advertising within the meaning of Rule 502 under the Securities Act.

      Eligibility for Resale under Rule 144A

      . The Securities are eligible for resale pursuant to Rule 144A and will not be, at the Closing Date, of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated interdealer quotation system.

      [Intentionally Omitted.]

      (e) SEC Reports

      . The most recent Annual Report of Alpharma on Form 10-K filed with the Commission, as amended through the date hereof, and the Quarterly Report of Alpharma on Form 10-Q for the quarter ended September 30, 2001 and each Current Report of Alpharma on Form 8-K filed with the Commission since the filing of the end of the fiscal year to which such Annual Report relates, as amended through the date hereof, at the time such amendments were filed with the Commission (collectively, the "Filed SEC Reports") complied in all material respects with the requirements of the Exchange Act; and none of such Filed SEC Reports as of its filing date contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading. The Quarterly Reports of Alpharma on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001 will be amended on or prior to December 31, 2001 (as amended, together with the Filed SEC Reports, the "SEC Reports"). As amended, each such report at the time the relevant amendment is filed with the Commission will comply in all material respects with the requirements of the Exchange Act, and none of such amended reports as of the date of their original filing contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading.

      (f) The Note Purchase Agreement

      . This Agreement has been duly authorized, executed and delivered by, and is a valid and binding agreement of, the Company and each Guarantor, enforceable in accordance with its terms, except as rights to indemnification hereunder may be limited by applicable law and except as the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

      (g) The Shelf Registration Rights Agreement

      . At the Closing Date, the Shelf Registration Rights Agreement will be duly authorized, executed and delivered by, and will be a valid and binding agreement of, the Company and each Guarantor, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles and except as rights to indemnification and contribution under the Shelf Registration Rights Agreement may be limited by applicable law. Pursuant to the Shelf Registration Rights Agreement, the Company and each Guarantor will agree to file with the Commission, under the circumstances set forth therein, a shelf registration statement pursuant to Rule 415 of the Securities Act relating to the resale by certain Holders and to use its best efforts to cause such shelf registration statement to be declared effective.

      (h) The Management Agreement

      . The Management Agreement has been duly authorized, executed and delivered by, and is a valid and binding agreement of, Alpharma, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to equitable principles.

      (i) The Put and Call Option Agreement

      . The Put and Call Option Agreement has been duly authorized, executed and delivered by, and is a valid and binding agreement of, Alpharma and PartnerCo, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to equitable principles.

      (j) Authorization of the Securities

      . The Notes to be purchased by the Purchasers from the Company are in the form contemplated by this Agreement, have been duly authorized for issuance and sale pursuant to this Agreement, have been duly executed by the Company and, when delivered against payment of the purchase price therefor, will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles and will be entitled to the benefits of this Agreement.

            The Note Guarantees of the Notes are in the respective forms contemplated by this Agreement, have been duly authorized for issuance and sale pursuant to this Agreement, have been duly executed by each of the Guarantors delivering its Note Guarantee on the date hereof and, when the Notes have been delivered against payment of the purchase price therefor, will constitute valid and binding obligations of such Guarantors, enforceable in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles and will be entitled to the benefits of this Agreement.

(k) [Reserved]

.

(l) No Material Adverse Change

. Except as disclosed in Schedule 2(l), subsequent to December 31, 2000: (i) Alpharma and its subsidiaries, considered as one entity, have not incurred any material liability or obligation, indirect, direct or contingent, not in the ordinary course of business nor entered into any material transaction or agreement not in the ordinary course of business; and (ii) there has been no dividend or distribution of any kind declared, paid or made by Alpharma or, except for dividends paid to Alpharma or other subsidiaries, any of its subsidiaries on any class of capital stock or repurchase or redemption by Alpharma or any of its subsidiaries of any class of capital stock.

(m) Independent Accountants

. (i) PricewaterhouseCoopers LLP, who have expressed their opinion with respect to the consolidated financial statements (which term as used in this Agreement includes the related notes thereto) of Alpharma and its consolidated subsidiaries filed with the Commission, are independent public or certified public accountants within the meaning of Regulation S-X under the Securities Act.

(ii) Deloitte & Touche LLP, who have expressed their opinion with respect to the financial statements (which term as used in this Agreement includes the related notes thereto) of the Acquired Business, are independent public or certified public accountants within the meaning of Regulation S-X under the Securities Act.

(n) Preparation of the Financial Statements

. The financial statements, together with the related schedules and notes, of Alpharma and the Acquired Business, copies of which were provided to the Purchasers on November 21, 2001, present fairly the consolidated financial position of Alpharma and its subsidiaries and the Acquired Business, respectively, as of the dates indicated and the results of their operations and cash flows for the periods specified and comply as to form with the applicable requirements of the Securities Act and Regulation S-X. Such financial statements have been prepared in conformity with generally accepted accounting principles as applied in the United States applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto.

The pro forma condensed consolidated financial statements of Alpharma and its subsidiaries and the related notes thereto, copies of which were provided to the Purchasers on November 21, 2001, present fairly the information contained therein, have been prepared in accordance with the Commission's rules and guidelines with respect to pro forma financial statements and have been properly presented on the bases described therein, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein.

(o) Incorporation and Good Standing of Alpharma and its Subsidiaries

. Each of Alpharma and its subsidiaries has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation and has corporate power and authority to own, lease and operate its properties and to conduct its business as presently conducted and proposed to be conducted and, in the case of the Company and each Guarantor, to enter into and perform its obligations under each of this Agreement, the Shelf Registration Rights Agreement, the Notes and the Note Guarantees of the Notes. Each of Alpharma and each of its subsidiaries and Acquired Subsidiaries is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except for such jurisdictions where the failure to so qualify or to be in good standing would not, individually or in the aggregate, result in a Material Adverse Change. All of the issued and outstanding capital stock of each subsidiary of Alpharma has been duly authorized and validly issued, is fully paid and nonassessable and is owned by Alpharma, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim. Alpharma does not own or control, directly or indirectly, any corporation, association or other entity other than the subsidiaries listed in Exhibit 21 to Alpharma's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and the subsidiaries listed on Schedule B hereto.

(p) Incorporation and Good Standing of the Acquired Subsidiaries

. On the Acquisition Closing Date, each of the Acquired Subsidiaries will have been duly incorporated and will be validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation and will have corporate power and authority to own, lease and operate its properties and to conduct its business as presently conducted and proposed to be conducted and, upon execution of its Note Guarantee and the Shelf Registration Joinder Agreement, to enter into and perform its obligations under each of the Shelf Registration Rights Agreement and its Note Guarantee. On the Acquisition Closing Date, each of the Acquired Subsidiaries will be duly qualified as a foreign corporation to transact business and will be in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except for such jurisdictions where the failure to so qualify or to be in good standing would not, individually or in the aggregate, result in a Material Adverse Change. All of the issued and outstanding capital stock of each Acquired Subsidiary will have been duly authorized and validly issued, will be fully paid and nonassessable and will be owned by Alpharma, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim.

(q) Debt Capitalization; Capital Stock Matters

. (i) Existing Indebtedness. Set forth on Schedule 2(q)(i) hereto is a complete and accurate list of all Existing Indebtedness on the date hereof, showing as of the date hereof the obligor and the principal amount outstanding thereunder.

(ii) All of the outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and have been issued in compliance with federal and state securities laws. None of the outstanding shares of Common Stock were issued in violation of any preemptive rights, rights of first refusal or other similar rights to subscribe for or purchase securities of Alpharma. Except as disclosed in Schedule 2(q)(ii), there are no authorized or outstanding options, warrants, preemptive rights, rights of first refusal or other rights to purchase, or equity or debt securities convertible into or exchangeable or exercisable for, any capital stock of Alpharma or any of its subsidiaries.

(r) Non-Contravention of Existing Instruments; No Further Authorizations or Approvals Required

. Neither Alpharma nor any of its subsidiaries is in violation of its charter or by-laws or is in default (or, with the giving of notice or lapse of time, would be in default) (solely for the purposes of this paragraph (r), "Default") under any indenture, mortgage, loan or credit agreement, note, contract, franchise, lease or other instrument to which Alpharma or any of its subsidiaries is a party or by which it or any of them may be bound (including, without limitation, the Credit Agreement), or to which any of the property or assets of Alpharma or any of its subsidiaries is subject (each, an "Existing Instrument"), except for such Defaults as would not, individually or in the aggregate, result in a material adverse change, or any development that could reasonably be expected to result in a material adverse change, in the condition, financial or otherwise, or in the earnings, business, assets, properties, liabilities (actual and contingent), operations or prospects, whether or not arising from transactions in the ordinary course of business, of Alpharma and its subsidiaries, considered as one entity (any such change is called a "Material Adverse Change"). The Company's and each of the Guarantors' execution, delivery and performance of the Shelf Registration Rights Agreement, the Note Guarantees and this Agreement, and the issuance and delivery of the Securities, and consummation of the Acquisition and the transactions contemplated hereby and thereby (i) have been duly authorized by all necessary corporate action and will not result in any violation of the provisions of the charter or by-laws of the Company or any of the Guarantors, (ii) will not conflict with or constitute a breach of, or Default or a Debt Repayment Triggering Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of the Guarantors pursuant to, or require the consent of any other party to, any Existing Instrument, except for such conflicts, breaches, Defaults, liens, charges or encumbrances as would not, individually or in the aggregate, result in a Material Adverse Change and except for Liens created pursuant to the provisions of the Credit Agreement, and (iii) will not result in any violation of any law, administrative regulation or administrative or court decree applicable to the Company or any of the Guarantors. No consent, approval, authorization or other order of, or registration or filing with, any court or other governmental or regulatory authority or agency, is required for the Company's execution, delivery and performance of the Shelf Registration Rights Agreement, the Note Guarantees or this Agreement, or the issuance and delivery of the Securities or consummation of the Acquisition and the transactions contemplated hereby and thereby except such as have been obtained or made by the Company or any of the Guarantors and are in full force and effect under the Securities Act, applicable state securities or blue sky laws and except such as may be required by federal and state securities laws with respect to the Company's obligations under the Shelf Registration Rights Agreement. As used herein, a "Debt Repayment Triggering Event" means any event or condition which gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder's behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of the Guarantors.

(s) Intellectual Property Rights

. Except as disclosed in Schedule 2(s) attached hereto, Alpharma and its subsidiaries and the Acquired Subsidiaries own or possess sufficient trademarks, trade names, patent rights, copyrights, licenses, approvals, trade secrets and other similar rights (collectively, "Intellectual Property Rights") reasonably necessary to conduct their businesses as now conducted; and the expected expiration of any of such Intellectual Property Rights would not result in a Material Adverse Change. Except as disclosed in Schedule 2(s) attached hereto, neither Alpharma, nor any of its subsidiaries or any of the Acquired Subsidiaries have received any notice of infringement or conflict with asserted Intellectual Property Rights of others, which infringement or conflict, if the subject of an unfavorable decision, would result in a Material Adverse Change.

(t) All Necessary Permits, etc

. Except as disclosed in Schedule 2(t) attached hereto, Alpharma and each of its subsidiaries and the Acquired Subsidiaries possess such valid and current certificates, authorizations or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct their respective businesses, and neither Alpharma nor any subsidiary or Acquired Subsidiary has received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, could result in a Material Adverse Change.

(u) Title to Properties

. Except as disclosed in Schedule 2(u) attached hereto, Alpharma and each of its subsidiaries and the Acquired Subsidiaries have good and marketable title to all the properties and assets reflected as owned in the financial statements referred to in Section 2(m) above, in each case free and clear of any security interests, mortgages, liens, encumbrances, equities, claims and other defects, except such as do not materially and adversely affect the value of such property and do not materially interfere with the use made or proposed to be made of such property by Alpharma or such subsidiary or Acquired Subsidiary and except for Liens created pursuant to the provisions of the Credit Agreement. Except as disclosed in Schedule 2(u) attached hereto, the real property, improvements, equipment and personal property held under lease by Alpharma or any subsidiary or Acquired Subsidiary are held under valid and enforceable leases, with such exceptions as are not material and do not materially interfere with the use made or proposed to be made of such real property, improvements, equipment or personal property by Alpharma or such subsidiary or Acquired Subsidiary.

(v) Tax Law Compliance

. Alpharma and its consolidated subsidiaries and the Acquired Subsidiaries have filed all necessary federal, state and foreign income and franchise tax returns and have paid all taxes required to be paid by any of them and, if due and payable, any related or similar assessment, fine or penalty levied against any of them except as may be being contested in good faith and by appropriate proceedings. Alpharma has made adequate charges, accruals and reserves in the applicable financial statements referred to in Section 2(m) above in respect of all federal, state and foreign income and franchise taxes for all periods as to which the tax liability of Alpharma or any of its consolidated subsidiaries or Acquired Subsidiaries has not been finally determined.

(w) Alpharma Not an "Investment Company"

. Alpharma has been advised of the rules and requirements under the Investment Company Act of 1940, as amended (the "Investment Company Act"). Alpharma is not, and after the Company's receipt of payment for the Securities will not be, an "investment company" within the meaning of Investment Company Act and will conduct its business in a manner so that it will not become subject to the Investment Company Act.

(x) Insurance

. Each of Alpharma, its subsidiaries and the Acquired Subsidiaries are insured by recognized, financially sound institutions with policies in such amounts and with such deductibles and covering such risks as are generally deemed adequate and customary for their businesses including, but not limited to, policies covering real and personal property owned or leased by Alpharma and its subsidiaries and the Acquired Subsidiaries against theft, damage, destruction, acts of vandalism and earthquakes. Alpharma has no reason to believe that it or any subsidiary will not be able (i) to renew its existing insurance coverage as and when such policies expire or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not result in a Material Adverse Change.

(y) No Price Stabilization or Manipulation

. None of Alpharma or any subsidiary have taken or will take, directly or indirectly, any action designed to or that might be reasonably expected to cause or result in stabilization or manipulation of the price of any security of Alpharma or the Company to facilitate the sale or resale of the Securities.

(z) Solvency

. The Company and each of the Guarantors are, and immediately after the Closing Date will be, Solvent. As used herein, the term "Solvent" means, with respect to the Company and each of the Guarantors on a particular date, that on such date (i) the fair market value of the assets of the Company and each of the Guarantors is greater than the total amount of liabilities (including contingent liabilities) of the Company and each of the Guarantors, (ii) the present fair salable value of the assets of the Company and each of the Guarantors is greater than the amount that will be required to pay the probable liabilities of the Company and each of the Guarantors on its debts as they become absolute and matured, (iii) the Company and each of the Guarantors is able to realize upon its assets and pay its debts and other liabilities, including contingent obligations, as they mature and (iv) the Company and each of the Guarantors do not have unreasonably small capital.

Any certificate signed by an officer of Alpharma and delivered to the Purchasers or to counsel for the Purchasers shall be deemed to be a representation and warranty by Alpharma to each Purchaser as to the matters set forth therein.

(aa) No Unlawful Contributions or Other Payments

. Neither Alpharma nor any of its subsidiaries nor, to the best of Alpharma's knowledge, any employee or agent of Alpharma or any subsidiary, has made any contribution or other payment to any official of, or candidate for, any federal, state or foreign office in violation of any law.

(bb) Company's Accounting System

. Alpharma maintains a system of accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles as applied in the United States and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(cc) Compliance with Environmental Laws

. Except as disclosed in Schedule 2(cc) attached hereto or as would not, individually or in the aggregate, result in a Material Adverse Change, (i) to the best of Alpharma's knowledge, neither Alpharma nor any of its subsidiaries is in violation of any federal, state, local or foreign law or regulation relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products (collectively, "Materials of Environmental Concern"), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern (collectively, "Environmental Laws"), which violation includes, but is not limited to, noncompliance with any permits or other governmental authorizations required for the operation of the business of Alpharma or its subsidiaries under applicable Environmental Laws, or noncompliance with the terms and conditions thereof, nor has Alpharma or any of its subsidiaries received any written communication, whether from a governmental authority, citizens group, employee or otherwise, that alleges that Alpharma or any of its subsidiaries is in violation of any Environmental Law; (ii) there is no claim, action or cause of action filed with a court or governmental authority, no investigation with respect to which Alpharma has received written notice, and no written notice by any person or entity alleging potential liability for investigatory costs, cleanup costs, governmental responses costs, natural resources damages, property damages, personal injuries, attorneys' fees or penalties arising out of, based on or resulting from the presence, or release into the environment, of any Material of Environmental Concern at any location owned, leased or operated by Alpharma or any of its subsidiaries, now or in the past (collectively, "Environmental Claims"), pending or, to the best of Alpharma's knowledge, threatened against Alpharma or any of its subsidiaries or any person or entity whose liability for any Environmental Claim Alpharma or any of its subsidiaries has assumed either contractually or by operation of law; and (iii) to the best of Alpharma's knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that reasonably could result in a violation of any Environmental Law or form the basis of a potential Environmental Claim against Alpharma or any of its subsidiaries or against any person or entity whose liability for any Environmental Claim Alpharma or any of its subsidiaries has retained or assumed either contractually or by operation of law.

(dd) Periodic Review of Costs of Environmental Compliance

. In the ordinary course of its business, Alpharma conducts a periodic review of the effect of Environmental Laws on the business, operations and properties of Alpharma and its subsidiaries, in the course of which it identifies and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties). On the basis of such review and the amount of its established reserves, Alpharma has reasonably concluded that such associated costs and liabilities would not, individually or in the aggregate, result in a Material Adverse Change.

(ee) ERISA Compliance

. Alpharma and its subsidiaries and any "employee benefit plan" (as defined under the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder (collectively, "ERISA")) established or maintained by Alpharma, its subsidiaries or their "ERISA Affiliates" (as defined below) are in compliance in all material respects with ERISA. "ERISA Affiliate" means, with respect to Alpharma or a subsidiary, any member of any group of organizations described in Section 414 of the Internal Revenue Code of 1986, as amended, and the regulations and published interpretations thereunder (the "Code") of which Alpharma or such subsidiary is a member. No "reportable event" (as defined under ERISA) has occurred or is reasonably expected to occur with respect to any "employee benefit plan" established or maintained by Alpharma, its subsidiaries or any of their ERISA Affiliates. No "employee benefit plan" established or maintained by Alpharma, its subsidiaries or any of their ERISA Affiliates, if such "employee benefit plan" were terminated, would have any "amount of unfunded benefit liabilities" (as defined under ERISA). Neither Alpharma, its subsidiaries nor any of their ERISA Affiliates has incurred or reasonably expects to incur any liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any "employee benefit plan" or (ii) Sections 412, 4971, 4975 or 4980B of the Code. Each "employee benefit plan" established or maintained by Alpharma, its subsidiaries or any of their ERISA Affiliates that is intended to be qualified under Section 401 of the Code is so qualified and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification.

(ff) No Default in Senior Indebtedness

. No event of default exists under any contract, indenture, mortgage, loan agreement, note, lease or other agreement or instrument constituting Senior Debt.

(gg) FDA Compliance

. Alpharma and the Acquired Subsidiaries are in compliance in all material respects with all applicable rules and regulations of the Food and Drug Administration (the "FDA"), and all applicable laws, statutes, ordinances, rules or regulations, the enforcement of which, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect.

(hh) Litigation; FDA and PTO Proceedings

. (i) Except as disclosed in Schedule 2(hh)(ii) hereto, there is no action, suit, investigation, litigation or proceeding affecting Alpharma or any of its subsidiaries pending or, to the best of Alpharma's knowledge, threatened before any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board, similar body or arbitrator that (x) could be reasonably likely to have a Material Adverse Change or (y) purports to affect the legality, validity or enforceability of this Agreement, the Notes, the Note Guarantees, the Shelf Registration Rights Agreement, the Commitment Letter, the Fee Letter or the Liquidated Damages Letter or the consummation of the Acquisition and the transactions contemplated hereby and thereby.

(ii) To the best of Alpharma's knowledge, except as disclosed in Schedule 2(hh)(ii) hereto, there are no rulemaking or similar proceedings before the U.S. Food and Drug Administration or the U.S. Patent and Trademark Office or any similar entity in any other jurisdiction which affect or involve Alpharma or any of its subsidiaries or the Acquired Subsidiaries or any of the processes or products which Alpharma or any of its subsidiaries or the Acquired Subsidiaries has developed, is developing or proposes to develop or uses or proposes to use which, if the subject of an action unfavorable to Alpharma or the Acquired Subsidiaries, could have a Material Adverse Effect upon Alpharma or the Acquired Subsidiaries.

    Purchase, Sale and Delivery of the Securities

    .

      The Securities

      . The Company has authorized the issuance and sale of $200,000,000 aggregate principal amount of 12% Senior Subordinated Notes due 2009 in the form of Exhibit C hereto. The Company agrees to issue and sell to the several Purchasers, severally and not jointly, all of the Securities upon the terms herein set forth and in such tranches as the Purchasers shall notify the Company. On the basis of the representations, warranties and agreements herein contained, and upon the terms but subject to the conditions herein set forth, the Purchasers agree, severally and not jointly, to purchase from the Company the aggregate principal amount of Securities set forth opposite their names on Schedule C, at a purchase price of 100% of the principal amount thereof payable on the Closing Date.

      The Closing Date

      . Delivery of certificates for the Securities in definitive form to be purchased by the Purchasers and payment therefor shall be made at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, NY (or such other place as may be agreed to by the Company and the Purchasers) at 9:00 a.m. New York City time, on December 12, 2001, or such other time and date as the Purchasers shall designate by notice to the Company (the time and date of such closing are called the "Closing Date").

      Delivery of the Securities

      . The Company shall deliver, or cause to be delivered, to the several Purchasers certificates for the Securities at the Closing Date against the irrevocable release of a wire transfer of immediately available funds for the amount of the purchase price therefor. The certificates for the Securities shall be in such denominations as the Purchasers shall have specified to the Company in writing one Business Day prior to the Issue Date and registered in the name of the Purchasers. Time shall be of the essence, and delivery at the time and place specified in this Agreement is a further condition to the obligations of the Purchasers.

      Purchasers as Qualified Institutional Buyers

    . Each Purchaser severally and not jointly represents and warrants to, and agrees with, the Company that it is a "qualified institutional buyer" within the meaning of Rule 144A (a "Qualified Institutional Buyer") and an "accredited investor" within the meaning of Rule 501 under the Securities Act (an "Accredited Investor").

    Redemption Procedures

    .

      Notices to Holders

      . If the Company elects to redeem Notes pursuant to the optional redemption provisions of this Agreement, it shall furnish to each Holder, at least 30 days but not more than 60 days before a redemption date, an Officers' Certificate setting forth (i) the clause of this Agreement pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the redemption price.

      Selection of Notes to Be Redeemed

      . In case the Company is entitled to, and elects to, redeem less than all of the Notes, the Company shall redeem the Notes pro rata from each Holder (or as nearly pro rata as practicable). For all purposes of this Agreement, unless the context otherwise requires, all provisions relating to the redemption of Notes shall relate, in the case of any Notes redeemed or to be redeemed only in part, to the portion of the principal amount of such Notes which has been or is to be redeemed.

      No Notes in amounts of $1,000 or less shall be redeemed in part. Notes and portions of Notes selected shall be in amounts of $1,000 or whole multiples of $1,000; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed. Except as provided in the preceding sentence, provisions of this Agreement that apply to Notes called for redemption also apply to portions of Notes called for redemption.

      Notice of Redemption

      . Subject to the provisions of this Agreement, at least 30 days but not more than 60 days before a redemption date, the Company shall mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address.

      The notice shall identify the Notes to be redeemed and shall state:

                the redemption date;

                the redemption price;

                if any Note is being redeemed in part, the portion of the principal amount at maturity of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note shall be issued in the name of the Holder thereof upon cancellation of the original Note;

                the name and address of the Paying Agent (if other than the Company);

                that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price and become due on the date fixed for redemption;

                that, unless the Company defaults in making such redemption payment, interest, if any, on Notes called for redemption ceases to accrue on and after the redemption date; and

                the paragraph of the Notes and/or Section of this Agreement pursuant to which the Notes called for redemption are being redeemed.

      Effect of Notice of Redemption

      . Once notice of redemption is mailed in accordance with this Agreement, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. A notice of redemption may not be conditional.

      Deposit of Redemption Price

      . One Business Day prior to the redemption date, the Company shall deposit with the Paying Agent money sufficient to pay the redemption price of and accrued interest and Liquidated Damages, if any, on all Notes to be redeemed on that date. The Paying Agent shall promptly return to the Company any money deposited with the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of, and accrued interest on, all Notes to be redeemed.

      If the Company complies with the provisions of the preceding paragraph, on and after the redemption date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in this Agreement.

      Notes Redeemed in Part

      . Upon surrender of a Note that is redeemed in part, the Company shall issue a new Note equal in principal amount to the unredeemed portion of the Note surrendered. No Notes in denominations of $1,000 or less shall be redeemed in part.

      Optional Redemption

      . (i) Except as set forth in subclauses (ii), (iii) and (iv) of this Section 4(g), the Company shall not have the option to redeem the Notes pursuant to this Section 4(g) or any Remarketed Notes pursuant to the corresponding provision of the Exchange Indenture prior to December 15, 2005. Thereafter, the Company may redeem all or a part of the Notes or Remarketed Notes upon not less than 30 nor more than 60 days' notice, in cash in U.S. Dollars at the redemption prices (expressed as percentages of principal amount) set forth below (in the case of Notes, with Remarketed Notes to be redeemed at the redemption prices specified in the Exchange Indenture) plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on December 15 of the years indicated below (subject to the right of Holders on the relevant record date to receive interest due on the related interest payment date):

Year	Percentage
2005	106.0%
2006	104.0%
2007	102.0%
2008 and thereafter	100.0%

      (ii) At any time prior to December 15, 2004, the Company may redeem up to 35% of the aggregate principal amount of (x) Notes originally issued hereunder and (y) Remarketed Notes (collectively, the "Redeemable Notes") in cash in U.S. Dollars at a redemption price of 112% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more Qualified Equity Offerings of the Company; provided that (A) at least 65% of the aggregate principal amount of the Notes and Remarketed Notes remains outstanding immediately after the occurrence of such redemption, excluding Notes held by Holdings, the Company and its Subsidiaries; and (B) the redemption must occur within 60 days of the date of the closing of such Qualified Equity Offering; provided further that the Company may not redeem any Notes or Remarketed Notes pursuant to this Section 4(g)(ii) or the corresponding provision of the Exchange Indenture, respectively, unless such offer of redemption is made on a pro rata basis to all holders of Notes and Remarketed Notes pursuant to this Section 4(g)(ii) and the corresponding provision of the Exchange Indenture, respectively.

      (iii) In addition, at any time prior to December 15, 2005, the Company may redeem all or part of the Notes and Remarketed Notes upon not less than 30 days' nor more than 60 days' notice in cash in U.S. Dollars at a redemption price equal to the sum of (x) the aggregate principal amount thereof, plus (y) accrued and unpaid interest, if any, to the applicable date of redemption, plus (z) the Make-Whole Premium; provided that the Company may not redeem any Notes pursuant to this Section 4(g)(iii) or any Remarketed Notes pursuant to the corresponding provisions of the Exchange Indenture unless such offers of redemption are made on a pro rata basis to all holders of Notes and Remarketed Notes pursuant to this Section 4(g)(iii) and the corresponding provision of the Exchange Indenture.

      (iv) In addition, with respect to any Notes held by the Purchasers, for so long as the Purchasers hold any such Notes, the Company may redeem all, but not less than all, of such Notes, upon not less than 30 days' nor more than 60 days' notice in cash in U.S. Dollars, at a redemption price equal to 112% of the then outstanding aggregate principal amount of such Notes plus accrued and unpaid interest and Liquidated Damages, if any, thereon. Notwithstanding the foregoing, any Notes held by the Purchasers that have not been redeemed pursuant to this Section 4(g)(iv) by December 15, 2005 shall thereafter be redeemable as permitted in Section 4(g)(i) above.

      (v) Any redemption pursuant to this Section 4(g) shall be made pursuant to the provisions of Sections 4(a) through (f) hereof.

      Mandatory Redemption

      . Except as set forth in Sections 5(j) and 5(o) hereof, the Company is not required to make a mandatory redemption or sinking fund payments with respect to the Notes.

      Repurchase Offers

      . In the event that, pursuant to Sections 5(j) and 5(o) hereof, the Company shall be required to commence an offer to all Holders to purchase their respective Notes (a "Repurchase Offer"), it shall follow the procedures specified below.

      The Repurchase Offer shall remain open for a period of 45 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the "Offer Period"). No later than five Business Days after the termination of the Offer Period (the "Purchase Date"), the Company shall purchase the principal amount of Notes required to be purchased pursuant to Sections 5(j) and 5(o) hereof (the "Offer Amount") or, if less than the Offer Amount has been tendered, all Notes tendered in response to the Repurchase Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

      If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Repurchase Offer.

      Upon the commencement of a Repurchase Offer, the Company shall send, by first class mail, a notice to each of the Holders. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Repurchase Offer. The Repurchase Offer shall be made to all Holders. The notice, which shall govern the terms of the Repurchase Offer, shall state:

                that the Repurchase Offer is being made pursuant to this Section and Section 5(j) or Section 5(o) hereof, and the length of time the Repurchase Offer shall remain open;

                the Offer Amount, the purchase price and the Purchase Date;

                that any Note not tendered or accepted for payment shall continue to accrete or accrue interest and Liquidated Damages, if any;

                that, unless the Company defaults in making such payment, any Note (or portion thereof) accepted for payment pursuant to the Repurchase Offer shall cease to accrete or accrue interest and Liquidated Damages, if any, after the Purchase Date;

                that Holders electing to have a Note purchased pursuant to a Repurchase Offer may elect to have Notes purchased in integral multiples of $1,000 only;

                that Holders electing to have a Note purchased pursuant to any Repurchase Offer shall be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Company, a depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

                that Holders shall be entitled to withdraw their election if the Company or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased; and

                that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

    On the Purchase Date, the Company shall, to the extent lawful, accept for payment on a pro rata basis to the extent necessary, the Offer Amount of Notes (or portions thereof) tendered pursuant to the Repurchase Offer, or if less than the Offer Amount has been tendered, all Notes tendered. The Company or the Paying Agent, as the case may be, shall promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of Notes tendered by such Holder, as the case may be, and accepted by the Company for purchase, and the Company, shall promptly issue a new Note and mail or deliver such new Note to such Holder, in a principal amount at maturity equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the respective Holder thereof. The Company shall publicly announce the results of the Repurchase Offer on the Purchase Date.

    The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer.

    Other than as specifically provided in this Section, any purchase pursuant to this Section shall be made pursuant to the provisions of Sections 4(a) through 4(f) hereof.

    Covenants

    . The Company covenants and agrees with each Purchaser as follows:

      Payment of Notes

      . The Company shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or one of its Subsidiaries, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due. The Company shall pay all Liquidated Damages, if any, in the same manner on the dates and in the amounts set forth in the Shelf Registration Rights Agreement.

            The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest, and Liquidated Damages (without regard to any applicable grace period) at the same rate to the extent lawful.

            In the event that Alpharma's or the Company's long-term debt securities are rated below B3 (stable)/B (stable) (the "Minimum Ratings"), Alpharma will have 60 days from the announcement of such rating to take such actions as shall be necessary to achieve ratings of the Notes at least equal to the Minimum Ratings. Notwithstanding anything else provided herein, in the event that upon expiration of such 60-day period the ratings on the Notes are not at least equal to the Minimum Ratings, the initial interest rate on the Notes will permanently increase by 0.5% per annum to 12 1/2% per annum, which increase in the interest rate (to the extent of such 0.5% per annum) shall be payable through the issuance of additional Notes ("PIK Notes") semi-annually in arrears on each Interest Payment Date.

      [Reserved]

      .

      Reports

      . Whether or not required by the SEC, so long as any Notes are outstanding, the Company will furnish to the Holders, within the time periods specified in the SEC's rules and regulations:

              all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by the Company's certified independent accountants; and

              all current reports that would be required to be filed with the SEC if the Company were required to file such reports.

      In addition, whether or not required by the SEC, the Company will file a copy of all of the information and reports referred to in clauses (i) and (ii) above with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company and the Note Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

      If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in "Management's Discussion and Analysis of Financial Condition and Results of Operations", of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

      Notwithstanding the foregoing, so long as Alpharma guarantees the Notes, the reports, information and other documents required to be filed and provided as described above shall be those of Alpharma, rather than of the Company, so long as such filings would satisfy the SEC's requirements.

      Compliance Certificate

      . The Company and each Guarantor shall deliver to the Holders, within 90 days after the end of each fiscal year, an Officers' Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Agreement, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge, the Company has kept, observed, performed and fulfilled its obligations under this Agreement and is not in default in the performance or observance of any of the terms, provisions and conditions of this Agreement (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto. In addition, the Company and each Guarantor shall deliver to the Holders a copy of each Compliance Certificate (as defined in the Credit Agreement) delivered pursuant to Section 5.03(b) and 5.03(c) of the Credit Agreement concurrently with the delivery of such Compliance Certificate in accordance with the Credit Agreement.

      So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the year-end financial statements delivered pursuant to clause 1 of Section 5(c) above shall be accompanied by a written statement of the Company's independent public accountants (which shall be a firm of established national reputation) that in making the examination necessary for certification of such financial statements, nothing has come to their attention that would lead them to believe that the Company has violated any provisions of Section 5 of this Agreement or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

      The Company shall, so long as any of the Notes are outstanding, deliver to the Holders, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officers' Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

      Taxes

      . The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, any material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

      Stay, Extension and Usury Laws

      . The Company and each of the Guarantors covenant (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Agreement.

      Restricted Payments

      . (a) Alpharma will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

            declare or pay any dividend or make any other payment or distribution on account of Alpharma's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Alpharma or any of its Restricted Subsidiaries) or to the direct or indirect holders of Alpharma's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Alpharma or the Company or to Alpharma or a Restricted Subsidiary);

            purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Alpharma, the Company or any of their Restricted Subsidiaries) any Equity Interests of the Company, any direct or indirect parent of the Company or any Subsidiary of the Company (other than any such Capital Stock owned by Alpharma, the Company or a Restricted Subsidiary);

            make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes or the Note Guarantees (other than Indebtedness owed to or held by a Domestic Subsidiary of Alpharma), except a payment of interest or principal at the Stated Maturity thereof; or

            make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"),

            unless, at the time of and after giving effect to such Restricted Payment;

            no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

            Alpharma would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Notes Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 5(i); and

            such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Alpharma and its Restricted Subsidiaries after the date hereof (excluding Restricted Payments permitted by Section 5(g)(b)(i), (ii) and (iii)), is less than the sum, without duplication, of:

                    50% of the Consolidated Net Income of Alpharma for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date hereof to the end of Alpharma's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

                    100% of the aggregate net cash proceeds and the Fair Market Value (as determined in good faith by the Board of Directors of Alpharma) of property or assets received by Alpharma since the date hereof as a contribution to its common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock) of Alpharma or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Alpharma that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Restricted Subsidiary of Alpharma); plus an amount equal to the net reduction in Investments by Alpharma and its Restricted Subsidiaries, subsequent to the Issue Date, resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances or other transfers of assets, in each case to Alpharma or any such Restricted Subsidiary from any such Investment, or from the net cash proceeds from the sale of any such Investment, or from the redesignation of an Unrestricted Subsidiary to a Restricted Subsidiary, but only if and to the extent that such amounts are not included in the calculation of Consolidated Net Income and not to exceed in the case of any Investment the amount of the Investment previously made by Alpharma or any Restricted Subsidiary in such Person or Restricted Subsidiary.

            (b) The preceding provisions will not prohibit:

            so long as no Default has occurred and is continuing or would be caused thereby, the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of this Agreement;

            the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or Alpharma or of any Equity Interests of the Company or Alpharma in exchange for, or out of the net cash proceeds of, the substantially concurrent sale (other than to a Restricted Subsidiary of Alpharma) of, Equity Interests of the Company or Alpharma (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from Section 5(g)(a)(iii)(B);

            the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of the Company or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

            the payment of any dividend by a Restricted Subsidiary of Alpharma to the holders of its common Equity Interests on a pro rata basis;

            so long as no Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Alpharma or any Restricted Subsidiary of Alpharma (A) beneficially held by any director, officer, employee or consultant of Alpharma (or any of its Restricted Subsidiaries) pursuant to any equity subscription agreement, stock option agreement, employment agreement or similar agreement entered into in the ordinary course of business or (B) in the open market to the extent such Equity Interests are acquired to satisfy an obligation of Alpharma to deliver Equity Interests in connection with the purchase by employees of Alpharma or its Restricted Subsidiaries of Equity Interests under stock purchase plans (or amendments thereto) approved by the Board of Directors of Alpharma, provided that the aggregate price paid for all such Equity Interests repurchased, redeemed, acquired or retired under clauses (A) and (B) above shall not exceed in any calendar year the sum of (x) $1.5 million plus (y) the Net Cash Proceeds from sales of Equity Interests to employees, officers, directors or consultants of Alpharma or any of its Restricted Subsidiaries under such stock purchase plans that occur during such calendar year (to the extent such Net Cash Proceeds are not applied to the payment of a Restricted Payment pursuant to clause (ii) above or clause (vi) below); provided further that the Net Cash Proceeds from such sales described in clause (y) above shall be excluded from the calculation of the basket under Section 5(g)(a)(iii)(B); or

            so long as no Default has occurred and is continuing or would be caused thereby,

                    the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Alpharma in the open market to the extent such Equity Interests are acquired to satisfy a current obligation of Alpharma to deliver Equity Interests in connection with the exercise of stock options or similar rights, in each case pursuant to the terms of stock option or employment agreements or plans (or amendments thereto) approved by the Board of Directors of Alpharma or otherwise for anti-dilutive purposes; provided that the aggregate purchase price paid for all such Equity Interests repurchased, redeemed, acquired or retired under this clause (A) shall not exceed in any calendar year the sum of (x) $5.0 million plus (y) the Net Cash Proceeds from the sale of Equity Interests to employees, officers, directors or consultants of Alpharma or any of its Restricted Subsidiaries (including pursuant to the exercise of stock options) that occur during such calendar year (to the extent such Net Cash Proceeds are not applied to the payment of a Restricted Payment pursuant to clause (ii) or (v) above); provided further that the Net Cash Proceeds from such sales described in clause (y) above shall be excluded from the calculation of the basket under Section 5(g)(a)(iii)(B) or prepayment of interest or other cash payments in connection with the inducement of conversions of Alpharma's outstanding (x) 3% Convertible Senior Subordinated Notes due 2006 or (y) 5 3/4% Convertible Subordinated Notes due 2005, in an aggregate amount not to exceed $10.0 million;

            the payment of dividends on Disqualified Stock the issuance of which was permitted by this Agreement;

            the retirement of any shares of Disqualified Stock by conversion into, or by exchange for, shares of Disqualified Stock, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of Alpharma) of other Shares of Disqualified Stock the issuance of which is permitted by this Agreement;

            payments on account of fractional shares;

            repurchases of Equity Interests deemed to occur upon the exercise of stock options;

            the payment of a dividend on Alpharma's then issued and outstanding Equity Interests (other than Disqualified Stock) of up to $0.045 per share per quarter; and

            other Restricted Payments in an amount not to exceed $15.0 million.

      (c) The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Company, Alpharma or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined in good faith by the Board of Directors whose resolution with respect thereto shall be delivered to the Holders. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment-banking firm of national standing if the fair market value exceeds $10.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Holders an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by this Agreement.

      Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

      . (a) Alpharma will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or consensual restriction of any kind on the ability of any Restricted Subsidiary to:

                pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

                make loans or advances to the Company or any of its Restricted Subsidiaries; or

                transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

                (b) However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

                Existing Indebtedness as in effect on the date hereof and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, than those contained in such Existing Indebtedness, as in effect on the date hereof;

                this Agreement, the Notes and the Note Guarantees;

                applicable law, rule, regulation or order;

                any instrument governing Indebtedness or Capital Stock of a Person acquired by Alpharma or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Agreement to be incurred;

                customary non-assignment provisions in any lease, license or other contract entered into in the ordinary course of business and consistent with past practices;

                purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in Section 5(h)(a)(1);

                any agreement for the sale or other disposition of a Restricted Subsidiary or all or substantially all of its assets that restricts distributions by that Restricted Subsidiary pending such sale or other disposition;

                Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

                Liens securing Indebtedness that limit the right of the debtor to dispose of the assets subject to such Lien;

                encumbrances or restrictions under Credit Facilities (including those under the Credit Agreement as in effect on the Issue Date) and any amendments, modifications, restatements, renewals, supplements, replacements or refinancing thereof; provided that the encumbrances and restrictions contained in such amendments, modifications, restatements, renewals, supplements, replacements or refinancings are not more restrictive, taken as a whole, than those contained in the Credit Agreement as in effect on the Issue Date;

                provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

                restrictions on cash or other deposits or net worth imposed by customers whose contracts are entered into in the ordinary course of business; and

                any Purchase Money Note or other Indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction; provided, however, that such restrictions apply only to such Receivables Subsidiary.

      Incurrence of Indebtedness and Issuance of Preferred Stock

      . Alpharma will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and Alpharma will not issue any Disqualified Stock and Alpharma will not permit any of its Restricted Subsidiaries to issue any Disqualified Stock or preferred stock; provided, however, that Alpharma, the Company and any Guarantor may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock or preferred stock, if the Notes Fixed Charge Coverage Ratio on the date of such incurrence or issuance for Alpharma's most recently ended four full fiscal quarters for which internal financial statements are available would have been at least 2.25 to 1 from the date hereof through and including the one year anniversary of the date hereof and 2.50 to 1 thereafter, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock or preferred stock has been issued at the beginning of such four-quarter period.

      Section 5(i) will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

                the incurrence by the Company of Indebtedness under Credit Facilities (and the incurrence by the Guarantors of Note Guarantees thereof) in an aggregate principal amount then classified as having been incurred pursuant to this clause (1) at any one time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed $900.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any Restricted Subsidiary to repay any Indebtedness under Credit Facilities (and, in the case of any revolving credit Indebtedness under Credit Facilities, to effect a corresponding commitment reduction thereunder) pursuant to Section 5(j);

                so long as no Default shall have occurred and be continuing or would be caused thereby, the incurrence by Alpharma, the Company and any Restricted Subsidiary of the Existing Indebtedness;

                the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes issued on the date hereof and related Note Guarantees;

                so long as no Default shall have occurred and be continuing or would be caused thereby, the incurrence by Alpharma or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Alpharma or such Restricted Subsidiary (including through the purchase of Capital Stock of a Person engaged in a Permitted Business), in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness then classified as having been incurred pursuant to this clause (4), not to exceed $25.0 million at any time outstanding;

                so long as no Default shall have occurred and be continuing or would be caused thereby, the incurrence by Alpharma or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by this Agreement to be incurred under the first paragraph of this covenant or clause (2), (3), (4), (5), (12), (15) or (17) of this paragraph;

                the incurrence by Alpharma or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Alpharma and any of its Restricted Subsidiaries; provided, however, that:

                  if the Company or any Guarantor is the obligor on such Indebtedness and such Indebtedness is payable to a Restricted Subsidiary that is not a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Company, or the Note Guarantee, in the case of a Guarantor; and
                  (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Alpharma or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Alpharma or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Alpharma or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

                the incurrence by Alpharma or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging (a) interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Agreement to be outstanding, or (b) currency exchange rate risk with respect to any currency exchanges or (c) commodity risk;

                so long as no Default shall have occurred and be continuing or would be caused thereby, the guarantee by Alpharma, the Company or any of the Subsidiary Guarantors of Indebtedness of Alpharma, the Company or any of the Restricted Subsidiaries that was permitted to be incurred by another provision of this Section 5(i);

                the accrual of interest, the accretion or amortization of original issue discount and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms will not be deemed to be an incurrence of Indebtedness for purposes of this Section 5(i); provided, in each such case, that the amount thereof is included in Fixed Charges of Alpharma as accrued;

                so long as no Default shall have occurred and be continuing or would be caused thereby, the incurrence by Alpharma's Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company that was not permitted by this clause (x);

                so long as no Default shall have occurred and be continuing or would be caused thereby, Indebtedness incurred by a Foreign Restricted Subsidiary if at the time of such incurrence the Notes Fixed Charge Coverage Ratio for Alpharma's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.50 to 1 if such Indebtedness is incurred on or prior to the one year anniversary of the Issue Date or 2.75 to 1 if such Indebtedness is incurred thereafter, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period;

                so long as no Default shall have occurred and be continuing or would be caused thereby, Indebtedness of Foreign Restricted Subsidiaries, including under the existing Multi-Currency Revolving Credit Facility Agreement, dated December 23, 1997, between Alpharma AS and Dumex-Alpharma A/S, as Borrowers; Union Bank of Norway, as Arranger; Union Bank of Norway, as Agent; and the banks and financial institutions listed on Schedule 1 thereto as Banks, in an aggregate principal amount at any one time classified as outstanding under this clause (12), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness then classified as having been incurred pursuant to this clause (12), not to exceed $50.0 million;

                Indebtedness consisting of customary indemnification, adjustments of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition of any business or assets;

                Indebtedness incurred by Alpharma or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation to letters of credit in respect to workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

                Indebtedness incurred by a Receivables Subsidiary in a Qualified Receivables Transaction that is not recourse to the Company or any of its Subsidiaries (except for Standard Securitization Undertakings);

                Obligations in respect of performance and surety bonds and completion guarantees provided by Alpharma or any Restricted Subsidiary in an aggregate principal amount at any one time outstanding not to exceed $50 million; and

                so long as no Default shall have occurred and be continuing or would be caused thereby the incurrence by Alpharma, the Company or any Restricted Subsidiary of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time classified as outstanding under this clause (17), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (17), not to exceed $25.0 million.

      For purposes of determining compliance with any U.S. dollar restriction on the incurrence of Indebtedness where the Indebtedness incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Hedging Obligation with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Hedging Obligation. The principal amount of any Permitted Refinancing Indebtedness incurred in the same currency as the Indebtedness being refinanced will be the U.S. Dollar Equivalent of the Indebtedness refinanced, except to the extent that (i) such U.S. Dollar Equivalent was determined based on a Hedging Obligation, in which case the Permitted Refinancing Indebtedness will be determined in accordance with the preceding sentence, and (ii) the principal amount of the Permitted Refinancing Indebtedness exceeds the principal amount of the Indebtedness being refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such Permitted Refinancing Indebtedness is Incurred.

      For purposes of determining compliance with this Section 5(i), in the event that any proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (17) above, or is entitled to be incurred pursuant to the first paragraph of this Section 5(i), the Company will be permitted to classify such item of Indebtedness on the date of its incurrence in any manner that complies with this Section 5(i). In addition, the Company may, at any time, change the classification of an item of Indebtedness, or any portion thereof, to any other clause or to the first paragraph of this Section 5(i), provided that the Company, Alpharma or a Restricted Subsidiary would be permitted to incur the item of Indebtedness, or portion of the item of Indebtedness, under the other clause or the first paragraph of this Section 5(i), as the case may be, at the time of reclassification. Indebtedness under the Credit Agreement outstanding on the date on which Notes are first issued under this Agreement shall be deemed to have been incurred on such date in reliance on the exception provided in Section 5(i)(1).

      Asset Sales

      . (a)  Alpharma shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

                Alpharma or its Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued, sold or otherwise disposed of;

                such fair market value is determined by Alpharma's Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Holders; and

                at least 75% of the consideration therefor received by Alpharma or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this Section 5(j), each of the following shall be deemed to be cash:

                  any liabilities (as shown on Alpharma's or the Restricted Subsidiary's most recent balance sheet prepared in accordance with GAAP) of Alpharma or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary written novation or assumption agreement that releases or provides for the release of Alpharma or such Restricted Subsidiary from further liability; and

                  any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 90 days of such Asset Sale (to the extent of the cash received in that conversion), provided that the portion of the consideration payable deemed to be cash pursuant to this clause shall not exceed 15% of the total consideration paid or payable in respect of such Asset Sale.

                (b) The 75% limitation referred to in clause (a)(3) above will not apply to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with the preceding provision, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

                (c) Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Alpharma may apply such Net Proceeds at its option:

                to permanently reduce Senior Debt of Alpharma, the Company or any Subsidiary Guarantor or Indebtedness of any Restricted Subsidiary (other than Indebtedness that is subordinated to the Notes or intercompany Indebtedness) and, if the Senior Debt being repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

                to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

                to make a capital expenditure in or that is used or useful in a Permitted Business; or

                to acquire other long-term assets in or that are used or useful in a Permitted Business.

      Pending the final applications of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by this Agreement.

      (d) Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds". When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will make an offer (an "Asset Sale Offer") to all Holders and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Agreement with respect to offers to purchase with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds at an offer price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by this Agreement. If the aggregate principal amount of Notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Company shall select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

      (e) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of this Agreement, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 5(j) of this Agreement by virtue of such conflict.

      Transactions with Affiliates

      . Alpharma will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

                such Affiliate Transaction is on terms that are no less favorable to Alpharma or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Alpharma or such Restricted Subsidiary with an unrelated Person; and

                the Company delivers to the Holders:

                  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $3.0 million, a resolution of the Board of Directors of Alpharma set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with this Section 5(k) and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Audit Committee of the Board of Directors (or, if no such committee exists, by a majority of the disinterested members of the Board of Directors); and

                  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, an opinion as to the fairness to Alpharma or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

              The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

              This level was placed here to solve problem of losing restart feature for the level that follows any employment agreement entered into by Alpharma or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of Alpharma or such Restricted Subsidiary;

                transactions between or among Alpharma and/or its Restricted Subsidiaries; provided no Person that is a beneficial holder of 10% or more of any class of Equity Interests of Alpharma at any time outstanding or any officer or director of Alpharma or any Restricted Subsidiary directly or indirectly beneficially owns any Equity Interests of such Restricted Subsidiary;

                payment of reasonable directors fees and indemnities or other similar arrangements for officers, directors, employees and consultants;

                sales of Equity Interests (other than Disqualified Stock) to Affiliates of Alpharma;

                Restricted Payments that are permitted by Section 5(g);

                transactions between the Company or a Restricted Subsidiary, on the one hand, and a Receivables Subsidiary, on the other hand in connection with a Qualified Receivables Transaction; and

                agreements or arrangements in existence on the Issue Date as the same may be amended, modified or replaced from time to time, so long as any such amendment, modification or replacement is no less favorable to Alpharma and its Restricted Subsidiaries than the agreement or arrangement in existence on the Issue Date.

      Liens

      . Other than Permitted Liens, Alpharma will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness, Attributable Debt or trade payables upon any of their property or assets, now owned or hereafter acquired, unless all payments due under this Agreement and the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

      Business Activities

      . Alpharma will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses and certain ancillary businesses.

      Limitation on Senior Subordinated Debt

      . The Company will not, directly or indirectly, incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of the Company and senior in any respect in right of payment to the Notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to the Senior Debt of such Guarantor and senior in any respect in right of payment to such Guarantor's Note Guarantee.

      Offer to Repurchase upon a Change of Control

      . (a) Upon the occurrence of a Change of Control, each Holder shall have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price (the "Change of Control Payment") in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase (the "Change of Control Payment Date"). The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Agreement relating to such Change of Control Offer, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Agreement by virtue thereof.

      (b) By 12:00 p.m. (noon) Eastern Time on the Change of Control Payment Date, the Company shall, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Holders the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent shall promptly mail to each Holder so tendered the Change of Control Payment for such Notes, and the Company shall promptly execute and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note shall be in a principal amount of $1,000 or an integral multiple thereof. Prior to compliance with this Section 5(o), but in any event within 90 days following a Change of Control, the Company will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Notes required by this Section 5(o). The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

      (c) Notwithstanding anything to the contrary in this Section 5(o), the Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 5(o) and Section 4(i) hereof and all other provisions of this Agreement applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

      Limitation on Issuances and Sales of Equity Interests in Restricted Subsidiaries

      . Alpharma will not, and will not permit any of its Restricted Subsidiaries to issue, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Wholly Owned Restricted Subsidiary of Alpharma to any Person (other than Alpharma or a Restricted Subsidiary of Alpharma), unless:

                  such Subsidiary shall continue to be a Restricted Subsidiary of Alpharma; and
                  the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with Section 5(j).

              Alpharma will not, and will not permit any of its Restricted Subsidiaries to issue, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Restricted Subsidiary of Alpharma to any Person (other than Alpharma or a Restricted Subsidiary of Alpharma), unless:

              This level was placed here to solve problem of losing restart feature for the level that follows immediately after giving effect to such transfer, conveyance, sale, lease or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary;

                immediately after giving effect to such transfer, conveyance, sale, lease or other disposition, any Investment in such Person remaining after giving effect to such transfer, conveyance, sale, lease or other disposition would have been permitted to be made under Section 5(g) if made on the date of such transfer, conveyance, sale, lease or other disposition; and

                the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with Section 5(j).

      Designation of Restricted and Unrestricted Subsidiaries

      . The Board of Directors of Alpharma may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by Alpharma and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be a Restricted Investment made as of the time of such designation and that designation will only be permitted if such Investment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of Alpharma may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Alpharma of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under Section 5(i), calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

      Payments for Consent

      . Neither Alpharma nor the Company will, nor will they permit any of their Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Agreement or the Securities unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

      Limitations on Issuances of Note Guarantees of Indebtedness

      . Alpharma will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee, pledge any assets to secure the payment of, or assume or in any other manner become liable with respect to, any other Indebtedness of Alpharma or the Company, unless such Restricted Subsidiary is a Guarantor or simultaneously executes and delivers a Guarantee (a "Note Guarantee") of payment of the Notes by such Restricted Subsidiary containing the terms set forth in Section 16 hereof, which Guarantee shall be senior to or pari passu with such Subsidiary's Guarantee of or pledge to secure such other Indebtedness unless such other Indebtedness is Senior Debt, in which case the Guarantee of the Notes may be subordinated to the Guarantee of such Senior Debt to the same extent as the Notes are subordinated to such Senior Debt; provided that this paragraph shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

      Notwithstanding the preceding paragraph, any Note Guarantee will provide by its terms that it will be automatically and unconditionally released and discharged under the circumstances described below under Section 16(f).

      Sale and Leaseback Transactions

      . Alpharma will not, and will not permit any of its Restricted Subsidiaries to issue, enter into any sale and leaseback transaction; provided that Alpharma or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

              This level was placed here to solve problem of losing restart feature for the level that follows

                Alpharma or that Restricted Subsidiary, as applicable, could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Notes Fixed Charge Coverage Ratio test in the first paragraph of Section 5(i).

                the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors of Alpharma and set forth in an Officers' Certificate delivered to the Holders, of the property that is the subject of that sale and leaseback transaction; and

                the transfer of assets in that sale and leaseback transaction is permitted by, and Alpharma or such Restricted Subsidiary applies the proceeds of such transaction in compliance with Section 5(j).

      Additional Note Guarantees

      . If Alpharma or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary on or after the date hereof (other than any Domestic Subsidiary included in the Acquired Business, which shall be subject to Section 6(c) hereof), then that newly acquired or created Domestic Subsidiary (other than an Immaterial Subsidiary) shall become a Guarantor and execute a Note Guarantee in the form attached hereto as Exhibit D and deliver a favorable Opinion of Counsel to the Holders within 10 Business Days of the date on which it was acquired or created, as to (A) the due organization and good standing of such Domestic Subsidiary, (B) the due authorization, execution and delivery by such Domestic Subsidiary of such Note Guarantee and (C) the enforceability of such Note Guarantee against such Domestic Subsidiary.

      Merger, Consolidation or Sale of Assets

      . Alpharma and the Company will not, and will not permit any of the Restricted Subsidiaries which, singly or together with other Restricted Subsidiaries, represents all or substantially all of the assets of Alpharma and its Restricted Subsidiaries on a consolidated basis, directly or indirectly, to (1) consolidate or merge with or into another Person (whether or not Alpharma, the Company or such Restricted Subsidiary is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Alpharma, the Company or their Subsidiaries, in each case taken as a whole, in one or more related transactions, to another Person; unless:

              This level was placed here to solve problem of losing restart feature for the level that follows either: (a) Alpharma, the Company or such Restricted Subsidiary, as the case may be, is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Alpharma, the Company or such Restricted Subsidiary) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

                the Person formed by or surviving any such consolidation or merger (if other than Alpharma, the Company or such Restricted Subsidiary) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of Alpharma, the Company or such Restricted Subsidiary (if such Restricted Subsidiary is a Guarantor), as the case may be, under the Notes, this Agreement and the Shelf Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Holders;

                immediately after such transaction no Default or Event of Default exists; and

                if such transaction involves Alpharma or the Company, Alpharma or the Company or the Person formed by or surviving any such consolidation or merger (if other than Alpharma or the Company, as the case may be), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made:

                  will have a Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of Alpharma or the Company, as the case may be, immediately preceding the transaction; and

                  will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Notes Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 5(i).

    In addition, none of Alpharma, the Company or any Restricted Subsidiary which, singly or together with other Restricted Subsidiaries, represents all or substantially all of the assets of Alpharma and its Restricted Subsidiaries on a consolidated basis may, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This Section 5(v) will not apply to (a) a sale, assignment, transfer, lease, conveyance or other disposition of assets between or among Alpharma and any of its Restricted Subsidiaries; or (b) a merger between or among Alpharma and any Affiliate of Alpharma solely for the purpose and with the sole effect of reincorporating Alpharma in another jurisdiction.

    Additional Covenants

    . The Company and each Guarantor further covenants and agrees that for so long as the Purchasers, individually or in the aggregate, hold at least $50,000,000 principal amount of Notes, Alpharma and its Subsidiaries agree with each Purchaser as follows:

      Financial Covenants

      . The phrase "as defined in the Credit Agreement" and references to Sections of the Credit Agreement as used in this Section 6(a) shall be deemed to refer to such sections of the Credit Agreement, as modified, reviewed, refunded, replaced or refinanced from time to time, in whole or in part, or as the relevant provisions are superseded by waiver from time to time.

            Total Leverage Ratio. Alpharma and its Subsidiaries (as defined in the Credit Agreement) will comply with the covenant as to the maintenance of the Total Leverage Ratio set forth in Section 5.04(a) (or any successor provision) of the Credit Agreement, substituting for each ratio set forth in such Section 5.04(a) for each period set forth therein a ratio that is 10% higher than the ratio set forth in such Section 5.04(a); each substituted ratio effective on the date hereof is set forth below:

Measurement Period	Ratio
December 31, 2001 to September 30, 2002	5.775:1.0
December 31, 2002 to September 30, 2003	4.95:1.0
December 31, 2003 to September 30, 2004	4.125:1.0
December 31, 2004 and thereafter	3.85:1.0

            Fixed Charge Coverage Ratio. Notwithstanding any other provisions hereof, Alpharma and its Subsidiaries (as defined in the Credit Agreement) will comply with the covenant as to the maintenance of the Fixed Charge Coverage Ratio set forth in Section 5.04(b) (or any successor provision) of the Credit Agreement, substituting a ratio that is 10% lower than the ratio set forth in such Section 5.04(b); such substituted ratio on the date hereof is 1.575:1.0.

            Interest Coverage Ratio. Alpharma and its Subsidiaries (as defined in the Credit Agreement) will comply with the covenant as to the maintenance of the Interest Coverage Ratio set forth in Section 5.04(d) (or any successor provision) of the Credit Agreement, substituting for each ratio set forth in such Section 5.04(d) for each period set forth therein a ratio that is 10% lower than the ratio set forth in such Section 5.04(d); each substituted ratio effective on the date hereof is set forth below:

Measurement Period	Ratio
December 31, 2001 to September 30, 2002	2.25:1.0
December 31, 2002 to September 30, 2003	2.7:1.0
December 31, 2003 and thereafter	3.15:1.0

      Use of Proceeds

      . Alpharma shall apply the net proceeds from the sale of the Securities sold by the Company to reimburse Banc of America Bridge upon Banc of America Bridge's funding of its obligations under the Participation Agreement at such time as Mayne draws under the Letter of Credit on the date hereof.

      Notes Guarantees of Acquired Subsidiaries

    . As soon as practicable and in any event within 30 days after the date hereof, Alpharma shall ensure that each Domestic Subsidiary of Alpharma constituting part of the Acquired Business has executed and delivered a Note Guarantee and a Shelf Registration Joinder.

    Payment of Expenses

    . Alpharma will pay all costs and expenses (including reasonable and documented attorneys' and accountants' fees and disbursements) incurred by the Purchasers or any Holder in connection with the Transaction and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Shelf Registration Rights Agreement, the Notes or the Note Guarantees (the "Transaction Documents") (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the Purchasers' reasonable and documented out-of-pocket expenses in connection with the Purchasers' examinations and appraisals of the properties, books and records of Alpharma and its subsidiaries, and (b) the reasonable costs and expenses incurred in enforcing, defending or declaring (or determining whether or how to enforce, defend or declare) any rights or remedies under this Agreement or any of the Transaction Documents or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or any of the Transaction Documents, or by reason of being a Holder. Alpharma will pay, and will save the Purchasers and each other Holder harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders in relation to the Transaction. It is recognized that Alpharma will not be liable for any costs and expenses that arise out of the gross negligence or willful misconduct of any Purchaser or Holder.

    [Reserved]

    .

    Reimbursement of Purchasers' Expenses

    . If the sale to the Purchasers of the Securities on the Closing Date is not consummated because of any refusal, inability or failure on the part of the Company to perform any agreement herein or to comply with any provision hereof, Alpharma agrees to reimburse the Purchasers (or such Purchasers as have terminated this Agreement with respect to themselves), severally, upon demand for all out-of-pocket expenses that shall have been reasonably incurred by the Purchasers in connection with the proposed purchase and the offering and sale of the Securities, including but not limited to fees and disbursements of counsel, printing expenses, travel expenses, postage, facsimile and telephone charges.

    Remarketing Procedures; Restricted Securities Legends

    . The parties hereto agree that as between Banc of America Bridge and CIBC, Banc of America Bridge shall have exclusive control over the sale of Notes or Remarketed Notes, as the case may be, by the Purchasers. Each of the Purchasers, on the one hand, and the Company and each of the Guarantors, on the other hand, hereby establish and agree to observe the following procedures in connection with the offer and sale of the Remarketed Notes (as defined below):

      Exchange

      . Requirements. The Company shall, upon written request from the Purchasers, exchange any of the outstanding Notes (including any PIK Notes) held by the Purchasers for new notes having identical terms (except as otherwise noted below) in an equal aggregate principal amount (the "Remarketed Notes"), subject to the conditions set forth in this subparagraph (a)(A). Such written request (the "Exchange Notice") shall state: (x) the date on which the Remarketed Notes are requested to be issued (the "Exchange Date"), which date shall not be less than five Business Days following the date on which the Exchange Notice is delivered, and (y) the interest rate (which shall be no higher than 12%) and payment dates (which shall be no earlier than those contained in the Notes) of the Remarketed Notes. On the Exchange Date the Company shall: (I) enter into a Purchase Agreement in the form attached as Exhibit A to the Commitment Letter (with such changes as shall be appropriate to reflect that the consideration paid by the Purchasers for the issue of the Remarketed Notes shall be the surrender by the Purchasers of the Notes purchased by them hereunder); (II) enter into an indenture (in the form attached as Exhibit B to the Commitment Letter) (subject to such changes as shall be necessary to reflect the interest rate applicable to the Remarketed Notes (the cash-pay portion of which shall be no higher than 12%) and the covenants set forth in Section 5 hereof) (the "Exchange Indenture") pursuant to which the Remarketed Notes will be issued and authenticated, which indenture shall have been duly executed by the trustee thereunder (the "Trustee") and to whom irrevocable instructions shall have been given to authenticate the Remarketed Notes necessary for such exchange; (III) execute and deliver to the Purchasers, and cause the Trustee to authenticate, the Remarketed Notes in an amount equal to the aggregate principal amount of Notes then outstanding and held by the Purchasers; (IV) execute and deliver to the Purchasers a Registration Rights Agreement among the Purchasers, the Company and the Guarantors in the form of Exhibit D attached to the Commitment Letter; (V) deliver the following documents:

              Accountants' Comfort Letter. From each of PricewaterhouseCoopers LLP, independent public or certified public accountants for Alpharma, and Deloitte & Touche LLP, independent public or certified public accountants for the Acquired Business, a letter dated the Exchange Date addressed to the Purchasers, in form and substance satisfactory to the Purchasers, containing statements and information of the type ordinarily included in accountant's "comfort letters" to Purchasers, delivered according to Statement of Auditing Standards Nos. 72 and 76 (or any successor bulletins), with respect to the audited and unaudited financial statements and certain financial information contained in a Registration Statement and/or offering memorandum prepared in connection with the resale of the Remarketed Notes;

              Opinion of Counsel for the Company and the Guarantors. The favorable opinion of (a) Kirkland & Ellis, counsel for the Company and the Guarantors, dated as of the Exchange Date substantially in the form attached as Exhibit A-1 reasonably acceptable to Shearman & Sterling, and (b) Robert F. Wrobel, Esq., Vice President and Chief Legal Officer of Alpharma, dated as of such Closing Date, substantially in the form attached as Exhibit A-2 reasonably acceptable to Shearman & Sterling;

              Opinion of Local Counsel for the Company and the Guarantors. The favorable opinion of local counsel for the Guarantors listed on Schedule D, dated as of the Exchange Date and in a form reasonably acceptable to Shearman & Sterling;

              Opinion of Regulatory Counsel for the Company and the Guarantors. The favorable opinion of regulatory counsel for the Company and the Guarantors, dated as of the Exchange Date substantially in the form attached as Exhibit B and in a form reasonably acceptable to Shearman & Sterling;

              Opinion of Counsel for the Purchasers. The favorable opinion of Shearman & Sterling, counsel for the Purchasers, dated as of the Exchange Date, with respect to such matters as may be reasonably requested by the Purchasers;

              Officers' Certificate. A written certificate executed by the Chief Executive Officer of Alpharma and the Chief Financial Officer of Alpharma, dated as of the Exchange Date, to the effect that:

                    the representations, warranties and covenants of the Company, Alpharma and the other Guarantors set forth in Section 2 (other than subsection (e)) of this Agreement are true and correct with the same force and effect as though expressly made on and as of the Exchange Date;

                    the Company and each of the Guarantors are Solvent (before and after giving effect to the consummation of the Financings and the Acquisition and the transactions contemplated hereby and thereby); and

                    the Company and the Guarantors have complied with all the agreements and satisfied all the conditions on their part to be performed or satisfied at or prior to the Exchange Date;

              Certificate as to Total Leverage Ratio. A written certificate executed by the Chief Financial Officer or Treasurer of Alpharma, dated as of the Closing Date, to the effect that the pro forma Total Leverage Ratio (as defined in the Credit Agreement) for the four quarter period ended as of June 30, 2001, based on the pro forma financial statements of Alpharma for such four quarter period giving effect to the Acquisition and all indebtedness incurred in connection therewith and the reclassifications (if any) specified in the final report of PricewaterhouseCoopers LLP in respect of the examination currently being conducted by them and otherwise prepared in accordance with the requirements of Regulation S-X under the Securities Act and all other accounting rules and regulations of the SEC promulgated thereunder, was no greater than 4.75:1.00;

              Additional Documents. Such other information, documents and opinions as the Purchasers may reasonably require for the purposes of enabling them to pass upon the issuance and sale of the Remarketed Notes as contemplated herein, or in order to evidence the accuracy of any of the representations and warranties, or the satisfaction of any of the conditions or agreements, herein contained;

          (VI) pay in cash any or all accrued and unpaid interest on the Notes; and (VII) pay to the Purchasers in immediately available funds the placement fees provided under the Fee Letter in the amount calculated under Section 2 thereof and notified to the Company by BAS.

          Sole Remedy. The parties hereto recognize and acknowledge that the Purchasers' sole remedy for the Company's failure to satisfy in a timely manner the requirements of Sections 10(a)(A) above and 10(e)(a)(A) and (B) below (other than by reason of willful action or inaction taken or not taken or on behalf of the Company or Holdings with the intention of avoiding payment of the fees to which the Purchasers would be entitled upon issuance of Notes or Remarketed Notes pursuant to Section 2 of the Fee Letter) shall be payment by the Company to the Purchasers of liquidated damages pursuant to the provisions set forth in the Liquidated Damages Letter.

          Procedure for Exchange. At least three business days before the Exchange Date, each Holder shall surrender the certificate or certificates representing Notes held by such Holder, in the manner and at the place designated in the Exchange Notice. The Company shall cause the Remarketed Notes to be executed and authenticated by the Trustee on the Exchange Date and, upon surrender in accordance with the Exchange Notice of the certificates for any Notes so exchanged (properly endorsed or assigned for transfer, if the notice shall so state), such shares shall be exchanged by the Company into Remarketed Notes. The Company shall pay interest on the Remarketed Notes at the rate and on the dates described in the Exchange Indenture. A Purchaser may designate an Affiliate to take delivery of any Exchange Notes issued in exchange for Notes surrendered by such Purchaser.

                    If the Exchange Notice has been mailed as aforesaid, and if before the Exchange Date (1) the Exchange Indenture shall have been duly executed and delivered by the Company and the Trustee and (2) all Remarketed Notes necessary for such exchange shall have been duly executed by the Company and delivered to the Trustee with irrevocable instructions to authenticate the Remarketed Notes necessary for such exchange, then interest will cease to accrue on the Remarketed Notes on and after the Exchange Date and the rights of the Holders of Remarketed Notes as to those Notes shall cease on and after the Exchange Date (except the right to receive Remarketed Notes and an amount in cash, to the extent applicable, equal to the accrued and unpaid interest on the Notes to the Exchange Date); and the Person or Persons entitled to receive the Remarketed Notes issuable upon exchange shall be treated for all purposes as the registered Holder or Holders of such Remarketed Notes as of the Exchange Date.

      Offers and Sales Only to Qualified Institutional Buyers and Non-U.S. Persons

      . Offers and sales of the Remarketed Notes will be made only by the Purchasers or Affiliates thereof qualified to do so in the jurisdictions in which such offers or sales are made. Each such offer or sale shall only be made to persons whom the offeror or seller reasonably believes to be qualified institutional buyers (as defined in Rule 144A under the Securities Act) or non-U.S. persons outside the United States to whom the offeror or seller reasonably believes offers and sales of the Remarketed Notes may be made in reliance upon Regulation S under the Securities Act, upon the terms and conditions set forth in Annex I hereto, which Annex I is hereby expressly made a part hereof.

      No General Solicitation

      . The Remarketed Notes will be offered by approaching prospective subsequent purchasers on an individual basis. No general solicitation or general advertising (within the meaning of Rule 502 under the Securities Act) will be used in the United States in connection with the offering of the Remarketed Notes.

      Restrictions on Transfer

      . Upon original issuance by the Company, and until such time as the same is no longer required under the applicable requirements of the Securities Act, the Securities and the Remarketed Notes (and all securities issued in exchange therefor or in substitution thereof) shall bear the following legend:

      THIS NOTE AND THE NOTE GUARANTEES ENDORSED HEREON HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS. NEITHER THIS NOTE NOR THE NOTE GUARANTEES ENDORSED HEREON NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE HOLDER OF THIS NOTE AND THE NOTE GUARANTEES ENDORSED HEREON BY ITS ACCEPTANCE HEREOF AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE WHICH IS TWO YEARS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS NOTE AND THE NOTE GUARANTEES ENDORSED HEREON (OR ANY PREDECESSOR OF THIS NOTE AND THE NOTE GUARANTEES ENDORSED HEREON) (THE "RESALE RESTRICTION TERMINATION DATE") ONLY (A) TO THE COMPANY, ALPHARMA INC. OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT ("RULE 144A"), TO A PERSON IT REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY'S AND THE TRUSTEE'S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (i) PURSUANT TO CLAUSE (D) PRIOR TO THE END OF THE 40-DAY DISTRIBUTION COMPLIANCE PERIOD WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR PURSUANT TO CLAUSE (E) PRIOR TO THE RESALE RESTRICTION TERMINATION DATE TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND (ii) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THIS NOTE IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF A HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

      Following the sale of Remarketed Notes by the Purchasers to subsequent purchasers pursuant to the terms hereof, the Purchasers shall not be liable or responsible to Alpharma or the Company for any losses, damages or liabilities suffered or incurred by Alpharma or the Company, including any losses, damages or liabilities under the Securities Act, arising from or relating to any resale or transfer of any Remarketed Note.

      Remarketing Cooperation

      . (a)  Following the Closing Date, the Company will cooperate with the Purchasers in completing any private or public resale of any portion of the Notes (including any such resales of the Notes pursuant to any Private Offering and any resales of the Securities following the effectiveness of the Shelf Registration Statement in accordance with the Purchasers' intended method of distribution) or a Private Offering of the Remarketed Notes. Such cooperation shall, in each case, include, without limitation, the following:

                    as promptly as practicable, preparing, completing and printing a preliminary offering memorandum ("Offering Memorandum") relating to such Notes or Remarketed Notes, containing such disclosures as may be required by applicable laws and such other disclosures as are customary and appropriate for such a document or as may be required by BAS in its reasonable judgment after consultation with Alpharma (including all of the financial and non-financial information, including pro forma financial information, that would have been included in a registration statement filed under the Securities Act);

                    as promptly as practicable, delivering to the Purchasers (i) all audited consolidated financial statements of Alpharma and the Acquired Business, prepared in accordance with generally accepted accounting principles in the United States and prepared in accordance with Regulation S-X under the Securities Act and all other data (including selected financial data) and schedules of Alpharma and the Acquired Business of the type that would be required in a registered public offering of the Senior Subordinated Notes or Remarketed Notes, as applicable (accompanied by unqualified audit opinions of Alpharma's and the Acquired Business' respective independent accountants) and (ii) such unaudited consolidated financial statements of Alpharma and the Acquired Business (which shall have been reviewed by the independent accountants of Alpharma or the Acquired Business, as applicable, as provided in Statement on Auditing Standards No. 71), pro forma financial statements, in each case, prepared in accordance with, or reconciled to, generally accepted accounting principles in the United States and prepared in accordance with Regulation S-X under the Securities Act;

                    direct contact between Alpharma's senior management and advisors and prospective purchasers in "one-on-one meetings" and participating in meetings with rating agencies and one or more roadshow presentations to prospective purchasers with reasonable notice;

                    responding to reasonable inquiries of, and providing answers to, each prospective purchaser who so requests concerning Alpharma and its Subsidiaries (to the extent such information is available or can be acquired and made available to prospective purchasers without unreasonable effort or expense and to the extent the provision thereof is not prohibited by Applicable Law or applicable confidentiality restrictions) and the terms and conditions of the applicable distribution;

                    if requested by BAS, making available to the Purchasers information and materials to be used in connection with the distribution (including assistance in completion of any sales or placement agent's, if any, or in the case of an underwritten offering of the Securities, the lead managers' and co-managers' reasonable due diligence review of Alpharma and its Subsidiaries);

                    promptly preparing and providing to the Purchasers all information with respect to Alpharma, including projections (it being recognized that projections as to future events are not to be viewed as fact, and that the actual results may differ from projected results), as the Purchasers may reasonably request. Any such projections that will so be made available to the Purchasers by Alpharma or any of its representatives will be prepared in good faith based upon reasonable assumptions; and

                    Promptly prior to the filing of any SEC report or other document that is to be incorporated by reference into the Offering Memorandum providing copies of such document to the Purchasers and to the placement agent(s), if any, making available the representatives of the Company and the Guarantors for discussion of such document and other customary due diligence matters, and include such information in such document prior to the filing thereof as the Purchasers or placement agent(s), if any, reasonably may request.

      (b) Alpharma will allow BAS, in consultation with Alpharma, to manage all aspects of the distribution, including decisions as to the selection of institutions to be approached and when and how they will be approached.

      (c) If in the opinion of the Purchasers or counsel for the Purchasers (x) it is necessary to amend or supplement the Offering Memorandum in order either to effect the completion of the placement of the Remarketed Notes by the Purchasers or to comply with law or (y) any event has occurred or condition exists as a result of which it is necessary to amend or supplement the Offering Memorandum in order to make the statements therein, in the light of the circumstances when the Offering Memorandum will be delivered to a purchaser of Remarketed Notes, not misleading, the Company agrees promptly to prepare, and furnish at its own expense to the Purchasers, amendments or supplements to the Offering Memorandum (including the financial statements and schedules attached thereto) requested by the Purchasers.

      (d) All materials supplied or available under this Section 10 (including any materials referred to or incorporated by reference therein, "Resale Materials") will not, as of their date and as of the closing of any Private Offering of Securities or Remarketed Notes or any resale of Registered Notes, when taken as a whole, include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

      (e) If, prior to the completion of any sale of the Securities or Remarketed Notes by the Purchasers (as evidenced by a notice in writing from the Purchasers to the Company), any event shall occur or condition exist as a result of which the Resale Materials would contain a misstatement of a material fact or an omission of a material fact required to make the statements therein, in the light of the circumstances, not misleading, then the Company agrees to promptly prepare and furnish at its own expense to the selling holders, further information so that the statements in the Resale Materials, taken as a whole, will not contain a misstatement of a material fact or an omission of a material fact required to make the statements therein, in the light of the circumstances, not misleading. The Company and the Guarantors hereby expressly acknowledge the indemnification and contribution provisions of Sections 12 and 13 hereof are specifically applicable and relate to Resale Materials.

      (f) In addition (and not in limitation of the foregoing), for the benefit of holders and beneficial owners from time to time of Securities and Remarketed Notes, Alpharma and the Company shall, upon the reasonable request of any such holder, furnish, at its expense, to Holders and beneficial owners of Securities and Remarketed Notes and prospective purchasers thereof information ("Additional Company Information") satisfying the requirements of subsection (d)(4) of Rule 144A.

      Blue Sky Compliance

      . In connection with any Private Offering of the Securities or Remarketed Notes, the Company shall cooperate with the Purchasers and counsel for Purchasers to qualify or register the Securities or Remarketed Notes, as applicable, for sale under (or to obtain exemptions from the application of) the Blue Sky or state securities laws of those jurisdictions designated by the Purchasers, shall comply with such laws and shall continue such qualifications, registrations and exemptions in effect so long as required for the distribution of the Securities or Remarketed Notes, as applicable. The Company shall not be required to qualify as a foreign corporation or to take any action that would subject it to general service of process in any such jurisdiction where they are not then qualified or to taxation as a foreign corporation. The Company will advise the Purchasers promptly of the suspension of the qualification or registration of (or any such exemption relating to) the Securities or Remarketed Notes, as applicable, for offering, sale or trading in any jurisdiction or any initiation or threat of any proceeding for any such purpose, and in the event of the issuance of any order suspending such qualification, registration or exemption, the Company shall, with the cooperation of the Purchasers, use its best efforts to obtain the withdrawal thereof at the earliest possible moment.

      Ratings

      . In connection with any offering of Securities or Registered Notes pursuant to the Shelf Registration Rights Agreement or any Private Offering of Remarketed Notes, the Company shall, at its expense, if so requested by the Purchasers, use its best efforts to enable either Standard & Poor's Ratings Services, Inc. or Moody's Investors Services, Inc. to provide their respective credit ratings of the Securities or Remarketed Notes, as applicable.

      Registration Rights Agreements

      . The Company and the Guarantors shall comply with all provisions and obligations of the Shelf Registration Rights Agreement and the Remarketed Notes Registration Rights Agreement and shall comply with all applicable federal and state securities laws in connection therewith.

      DTC Agreement

    . The Company will, to the extent required under the Shelf Registration Rights Agreement and the Remarketed Notes Registration Rights Agreement, use its best efforts to cause the Securities and the Remarketed Notes, as the case may be, to be registered in book-entry form in the name of Cede & Co., as nominee of The Depository Trust Company (the "Depositary"), pursuant to an agreement among the Company and the Depositary in the form then required by the Depositary. The Company will cooperate with the Holders and use its best efforts to permit the Securities and the Remarketed Notes, as the case may be, to be eligible for clearance and settlement through the facilities of the Depositary. In connection therewith, the Company shall obtain a CUSIP number for the Securities and the Remarketed Notes, as the case may be.

    Events of Default

    .

      Definition of Event of Default

      . Each of the following is an Event of Default:

              default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes whether or not prohibited by the subordination provisions of this Agreement;

              default in payment when due of the principal of, or premium, if any, on the Notes, whether or not prohibited by Section 15 hereof;

              failure by Alpharma or the Company, as applicable, or any of their Restricted Subsidiaries, to comply with the provisions described in Sections (4)(h), 5(j), 5(o) and 5(v);

              failure by Alpharma or any of its Restricted Subsidiaries to perform or comply with any covenant or agreement of Alpharma or any of its Restricted Subsidiaries in the Notes or in Sections 4, 5, 6, 11, 14, 15 and 16 of this Agreement continued for 60 days after written notice from Holders of at least 25% in principal amount of the then outstanding Notes;

              default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Alpharma or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Alpharma or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date hereof, if that default:

                    is caused by a failure to make any payment when due at the final maturity of such Indebtedness (a "Payment Default"); or

                    results in the acceleration of such Indebtedness prior to its express maturity,

              and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

              failure by Alpharma or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10.0 million (unless covered by insurance provided by a nationally-recognized and reputable insurance company or by a reputable non-U.S. insurance company), which judgments are not paid, discharged or stayed for a period of 60 days;

              except as permitted by this Agreement, any Note Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Note Guarantee; and

              the Company or any of its Restricted Subsidiaries that is a Significant Susidiary, pursuant to or within the meaning of Bankruptcy Law:

                    commences a voluntary case,

                    consents to the entry of an order for relief against it in an involuntary case,

                    makes a general assignment for the benefit of its creditors, or generally is not paying its debts as they become due;

and a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

    is for relief against the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary, in an involuntary case; or

    appoints a custodian of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary; or

    orders the liquidation of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary;

    and the order or decree remains unstayed and in effect for 60 consecutive days.

      Acceleration

      . In the case of an Event of Default specified in clause (viii) of Section 11(a), with respect to Alpharma, the Company or any Restricted Subsidiary that is a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Holders of at least 25% in principal amount of the then outstanding Notes ("Accelerating Holders") may declare all the Notes to be due and payable immediately by notice in writing to the Company specifying the respective Event of Default; provided that the sole Holders that may declare an Event of Default in respect of clause (iv) of Section 11(a) to the extent of the reference therein to Section 6 shall be the Purchasers; provided, further, that so long as any Indebtedness permitted to be incurred pursuant to the Credit Agreement shall be outstanding, that acceleration shall not be effective until the earlier of (1) an acceleration of Indebtedness under the Credit Agreement; or (2) five Business Days after receipt by the Company and the Agent under the Credit Agreement of written notice of the acceleration of the Notes.

      In the event of a declaration of acceleration of the Notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (v) of Section 11(a) the declaration of acceleration of the Notes shall be automatically annulled if the holders of any Indebtedness described in clause (v) of Section 11(a) have rescinded the declaration of acceleration in respect of the Indebtedness within 30 days of the date of the declaration and if:

                    the annulment of the acceleration of Notes would not conflict with any judgment or decree of a court of competent jurisdiction; and

                    all existing Events of Default, except nonpayment of principal or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

      In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of Alpharma or the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to Section 4(g) hereof, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. With respect to periods prior to December 15, 2005, if an Event of Default occurs during any time that the Notes and Remarketed Notes are outstanding, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Alpharma or the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes and Remarketed Notes pursuant to Sections 4(g)(ii) or (iii) hereof, then the premium specified in Section 4(g)(i) hereof as being payable upon an optional redemption on December 15, 2005 shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes and Remarketed Notes.

      Other Remedies

. If an Event of Default occurs and is continuing, the Accelerating Holders may pursue any available remedy to collect the payment of principal, premium, if any, interest, and Liquidated Damages, if any, with respect to, the Securities or to enforce the performance of any provision of the Notes or this Agreement.

A delay or omission by any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

    Indemnification

    .

      Indemnification of the Purchasers

      . The Company and the Guarantors jointly and severally agree to indemnify and hold harmless each Purchaser, its directors, officers and employees, and each person, if any, who controls any Purchaser within the meaning of the Securities Act and the Exchange Act against any loss, claim, damage, liability or expense, as incurred, to which such Purchaser or such controlling person may become subject, under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of Alpharma), insofar as such loss, claim, damage, liability or expense (or actions in respect thereof as contemplated below) arises out of or is based (i) in whole or in part upon any inaccuracy in the representations and warranties of the Company or the Guarantors contained herein; or (ii) in whole or in part upon any failure of the Company or the Guarantors to perform its obligations hereunder or under law; or (iii) any act or failure to act or any alleged act or failure to act by any Purchaser in connection with, or relating in any manner to, the offering contemplated hereby, and which is included as part of or referred to in any loss, claim, damage, liability or action arising out of or based upon any matter covered by clause (i) above; provided that the Company and the Guarantors shall not be liable under this clause (iii) to the extent that a court of competent jurisdiction shall have determined by a final judgment that such loss, claim, damage, liability or action resulted directly from any such acts or failures to act undertaken or omitted to be taken by such Purchaser through its gross negligence or willful misconduct; and to reimburse each Purchaser and each such controlling person for any and all expenses (including the fees and disbursements of counsel chosen by BAS) as such expenses are reasonably incurred by such Purchaser or such controlling person in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action. The indemnity agreement set forth in this Section 12 shall be in addition to any liabilities that the Company or the Guarantors may otherwise have.

      [Intentionally Omitted]

      .

      Notifications and Other Indemnification Procedures

      . Promptly after receipt by an indemnified party under this Section 12 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 12, notify the indemnifying party in writing of the commencement thereof, but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party for contribution or otherwise than under the indemnity agreement contained in this Section 12 or to the extent it is not prejudiced as a proximate result of such failure. In case any such action is brought against any indemnified party and such indemnified party seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in and, to the extent that it shall elect, jointly with all other indemnifying parties similarly notified, by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that a conflict may arise between the positions of the indemnifying party and the indemnified party in conducting the defense of any such action or that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of written notice from the indemnifying party to such indemnified party of such indemnifying party's election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this Section 12 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with local counsel), approved by the indemnifying party (Banc of America Securities LLC in the case of Section 12 and Section 13), representing the indemnified parties who are parties to such action) or (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action, in each of which cases the fees and expenses of counsel shall be at the expense of the indemnifying party.

      Settlements

    . The indemnifying party under this Section 12 shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party against any loss, claim, damage, liability or expense by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested in writing an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by this Section 12, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement, compromise or consent to the entry of judgment in any pending or threatened action, suit or proceeding in respect of which any indemnified party is or could have been a party and indemnity was or could have been sought hereunder by such indemnified party, unless such settlement, compromise or consent includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such action, suit or proceeding.

    Contribution

    . If the indemnification provided for in Section 12 is for any reason held to be unavailable to or otherwise insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount paid or payable by such indemnified party, as incurred, as a result of any losses, claims, damages, liabilities or expenses referred to therein (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Guarantors, on the one hand, and the Purchasers, on the other hand, from the purchase and sale of the Securities pursuant to this Agreement or (ii) if the allocation provided by clause above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company or the Guarantors, on the one hand, and the Purchasers, on the other hand, in connection with the statements or omissions or inaccuracies in the representations and warranties herein which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative benefits received by the Company and the Guarantors, on the one hand, and the Purchasers, on the other hand, in connection with the purchase and sale of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Securities pursuant to this Agreement (before deducting expenses) received by the Company and the Guarantors, and the commitment fee payable to the Purchasers at the Closing Time. The relative fault of the Company or the Guarantors, on the one hand, and the Purchasers, on the other hand, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact or any such inaccurate or alleged inaccurate representation or warranty relates to information supplied by the Company and the Guarantors, on the one hand, or the Purchasers, on the other hand, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

    The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 12, any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim. The provisions set forth in Section 12 with respect to notice of commencement of any action shall apply if a claim for contribution is to be made under this Section 13; provided, however, that no additional notice shall be required with respect to any action for which notice has been given under Section 12 for purposes of indemnification.

    The Company, the Guarantors and the Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 13 were determined by pro rata allocation (even if the Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 13.

    Notwithstanding the provisions of this Section 13, no Purchaser shall be required to contribute any amount in excess of the discount received by such Purchaser in connection with the Securities distributed by it. No person guilty of fraudulent misrepresentation (within the meaning of Section 11 of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Purchasers' obligations to contribute pursuant to this Section 13 are several, and not joint, in proportion to their respective commitments as set forth opposite their names in Schedule C. For purposes of this Section 13, each director, officer and employee of an Purchaser and each person, if any, who controls an Purchaser within the meaning of the Securities Act and the Exchange Act shall have the same rights to contribution as such Purchaser, and each director of the Company or the Guarantors, and each person, if any, who controls the Company or the Guarantors with the meaning of the Securities Act and the Exchange Act shall have the same rights to contribution as the Company or the Guarantors.

    The Notes

    .

      Form and Execution

      . The Notes shall be in the form of Exhibit C hereto. The Notes shall be executed on behalf of the Company by its President or any of its Vice Presidents under its corporate seal reproduced thereon attested by its Secretary or one of its Assistant Secretaries. The signature of any of these officers on the Notes may be manual or facsimile.

              Notes bearing the manual or facsimile signatures of individuals who were at any time the proper officers of the Company shall bind the Company, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the delivery of such Notes or did not hold such offices at the date of such Notes.

      Terms of the Notes

      . The terms of the Notes shall be as set forth in Exhibit C. Without limiting the foregoing:

      Stated Maturity

      . The Stated Maturity of the principal of Notes shall be as provided in Exhibit C.

      Interest

      . The Notes will bear interest as provided in Exhibit C. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

      Denominations

      . The Notes shall be issuable only in registered form without coupons and only in denominations of U.S. $1,000 and any integral multiple thereof.

      Registration; Registration of Transfer and Exchange, Security Register

      . The Company shall maintain a register (the "Security Register") for the registration or transfer of the Securities. The name and address of the Holder of each Note, records of any transfers of the Securities and the name and address of any transferee of a Note shall be entered in the Security Register and the Company shall, promptly upon receipt thereof, update the Security Register to reflect all information received from a Holder. There shall be no more than one Holder for each Note, including all beneficial interests therein.

      Registration of Transfer

      . Upon surrender for registration of transfer of any Security at the office or agency of the Company, the Company shall execute and deliver, in the name of the designated transferee or transferees, one or more new Securities, of any authorized denominations and like aggregate principal amount.

      Exchange

      . At the option of the Holder, Notes may be exchanged for other Notes, of any authorized denominations and of like aggregate principal amount, upon surrender of the Notes to be exchanged at such office or agency. Whenever any Notes are so surrendered for exchange, the Company shall execute and deliver the Notes which the Holder making the exchange is entitled to receive.

      Effect of Registration of Transfer or Exchange

      . All Notes issued upon any registration of transfer of exchange of Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Agreement, as the Notes surrendered upon such registration of transfer or exchange.

      Requirements; Charges

      . Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Company) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company duly executed, by the Holder thereof or his attorney duly authorized in writing. No service charge shall be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Notes, other than exchanges not involving any transfer.

      Certain Limitations

      . If the Notes are to be redeemed in part, the Company shall not be required (i) to issue, register the transfer of or exchange any Note during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of any such Notes selected for redemption under Section 4(b) and ending at the close of business on the day of such mailing, or (ii) to register the transfer of or exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

      Mutilated, Destroyed, Lost and Stolen Notes

      . If any mutilated Note is surrendered to the Company, the Company shall execute and deliver in exchange therefor a new Note of the same principal amount and bearing a number not contemporaneously outstanding.

      If there shall be delivered to the Company (a) evidence to their satisfaction of the destruction, loss or theft of any Note and (b) such security or indemnity as may be required by then to save each of it and any agent harmless, then, in the absence of notice that such Note has been acquired by a bona fide purchaser, the Company shall execute and deliver, in lieu of any such destroyed, lost or stolen Note, a new Note of a like principal amount and bearing a number not contemporaneously outstanding. If required by the Company an indemnity bond must be supplied by the Holder of the mutilated note that is sufficient to protect the Company from any loss that might suffered as a result of such destruction, loss or theft.

      In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Company in their discretion may, instead of issuing a new Note, pay such Note.

      Upon the issuance of any new Note pursuant to this Section, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses connected therewith.

      Every new Note issued pursuant to this Section in lieu of any destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Agreement equally and proportionately with any and all other Notes duly issued hereunder.

      The provisions of this Section are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

      Persons Deemed Owners

      . Prior to due presentment of a Note for registration of transfer, the Company and any agent of the Company may treat the Person in whose name such Note is registered as the owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note be overdue and neither the Company nor any agent of the Company shall be affected by notice to the contrary.

      Cancellation

      . All Notes surrendered for payment, redemption, registration of transfer or exchange shall, if surrendered to any Person other than the Company, be delivered to the Company and shall be promptly canceled by it. The Company shall cancel any Notes previously issued and delivered hereunder which the Company may have reacquired.

      Home Office Payment

    . So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in this Agreement or such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, premium, if any, and interest by such method and at such address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation reasonably promptly after any such request, to the Company at its principal executive office. Prior to any sale or other disposition of any Note held by such Purchaser or its nominee such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which original issue discount has accreted or interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 14(h). The Company will afford the benefits of this Section 14(o) to any direct or indirect transferee of any Note purchased by such Purchaser under this Agreement and that has made the same agreement relating to such Note as such Purchaser made in this Section 14(o).

    Subordination

    .

      Agreement to Subordinate

      . The Company agrees, and each Holder by accepting a Note agrees, that the Indebtedness evidenced by the Notes is subordinated in right of payment, to the extent and in the manner provided in this Section 15, to the prior payment in full of all Senior Debt (whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed), and that the subordination is for the benefit of the holders of Senior Debt.

      Liquidation; Dissolution; Bankruptcy

      . The holders of Senior Debt of the Company will be entitled to receive payment in full in cash (or otherwise to the extent the holders of such Senior Debt accept satisfaction of amounts due to them by settlement other than cash) of all Obligations due in respect of Senior Debt of the Company (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt of the Company, whether or not an allowed claim) before the Holders will be entitled to receive any payment with respect to the Notes (except that Holders may receive and retain Permitted Junior Securities), in the event of any distribution to creditors of the Company: (i) in a liquidation or dissolution of the Company; (ii) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property; (iii) in an assignment for the benefit of creditors; or (iv) in any marshaling of the Company's assets and liabilities.

      Default on Designated Senior Debt

      . The Company may not make any payment in respect of the Notes (except in Permitted Junior Securities).

              In the event any default in the payment of principal of, interest or premium, if any, on any Designated Senior Debt, or any Obligation owing from time to time under or in respect of Senior Debt, or in the event that any default (other than a payment default) with respect to any Designated Senior Debt shall have occurred and be continuing and shall have resulted in such Designated Senior Debt becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable; or

              If any event of default other than as described in clause (i) above with respect to any Designated Senior Debt shall have occurred and be continuing permitting the holders of such Designated Senior Debt or the holders of any series thereof (or their Representative or Representatives) to declare such Designated Senior Debt due and payable prior to the date on which it would otherwise have become due and payable:

              A. in case of any payment or nonpayment default specified in clause (i), unless and until such default shall have been cured or waived in writing in accordance with the instruments governing such Designated Senior Debt or such acceleration shall have been rescinded or annulled, or

              B. in case of any nonpayment default specified in clause (ii), during the period (a "Payment Blockage Period") commencing on the date the Holders receive a notice (a "Payment Blockage Notice") of such default from the Company or a Representative of the holders of such Designated Senior Debt (which notice shall be binding on the Company and the Holders as to the occurrence of such a nonpayment event of default) and ending on the earlier of: the date on which such default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of such Designated Senior Debt of the Company has been accelerated.

              No new Payment Blockage Notice may be delivered to the Company that would start a new Payment Blockage Period unless and until: (A) 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice that started a Payment Blockage Period; and (B) all scheduled payments of principal, interest and premium and Liquidated Damages, if any, on the Notes that have come due have been paid in full in cash. No nonpayment event of default that existed or was continuing with respect to the Designated Senior Debt on the date of delivery of any Payment Blockage Notice to the Holders shall be, or be made, the basis for the commencement of any subsequent Payment Blockage Period.

      Acceleration of Securities

      . If payment of the Securities is accelerated because of an Event of Default, the Company shall promptly notify holders of Senior Debt of the acceleration.

      When Distribution Must Be Paid Over

      . In the event that any Holder receives any payment of any Obligations with respect to the Notes (except in Permitted Junior Securities) at a time when such payment is prohibited by Section 15 hereof and such Holder has actual knowledge that such payment is prohibited by Section 15 hereof, such payment shall be held by such Holder in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to the holders of Senior Debt as their interests may appear or their Representative under this Agreement or other agreement (if any) pursuant to which Senior Debt may have been issued, as their respective interests may appear, for application to the payment of all Obligations with respect to Senior Debt remaining unpaid to the extent necessary to pay such Obligations in full in accordance with their terms, after giving effect to any concurrent payment or distribution to or for the holders of Senior Debt.

      Notice by the Company

      . The Company shall promptly notify the Paying Agent in writing of any facts known to the Company that would cause a payment of any Obligations with respect to the Notes to violate this Section 15, but failure to give such notice shall not affect the subordination of the Notes to the Senior Debt as provided in this Section 15.

      Subrogation

      . After all Senior Debt is paid in full and until the Notes are paid in full, Holders shall be subrogated (equally and ratably with all other Indebtedness pari passu with the Notes) to the rights of holders of Senior Debt to receive distributions applicable to Senior Debt to the extent that distributions otherwise payable to the Holders have been applied to the payment of Senior Debt. A distribution made under this Section 15 to holders of Senior Debt that otherwise would have been made to Holders is not, as between the Company and Holders, a payment by the Company on the Notes.

      Relative Rights

      . This Section 15 defines the relative rights of Holders and holders of Senior Debt. Nothing in this Agreement shall:

              impair, as between the Company and Holders, the obligation of the Company, which is absolute and unconditional, to pay principal of and interest on the Notes in accordance with their terms;

              affect the relative rights of Holders and creditors of the Company other than their rights in relation to holders of Senior Debt; or

              prevent any Holder from exercising its available remedies upon a Default or Event of Default, subject to the rights of holders and owners of Senior Debt to receive distributions and payments otherwise payable to Holders.

      If the Company fails because of this Section 15 to pay principal of or interest on a Note on the due date, the failure is still a Default or Event of Default.

      Subordination May Not Be Impaired by the Company

      . No right of any holder of Senior Debt to enforce the subordination of the Indebtedness evidenced by the Notes shall be impaired by any act or failure to act by the Company or any Holder or by the failure of the Company or any Holder to comply with this Agreement.

      Distribution or Notice to Representative

      . Whenever a distribution is to be made or a notice given to holders of Senior Debt, the distribution may be made and the notice given to their Representative.

      Upon any payment or distribution of assets of the Company referred to in this Section 15, the Holders shall be entitled to rely upon any order or decree made by any court of competent jurisdiction or upon any certificate of such Representative or of the liquidating trustee or agent or other Person making any distribution to the Holders for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Debt and other Indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 15.

      Authorization to Effect Subordination

    . Each Holder, by the Holder's acceptance thereof, agrees to take such action as may be necessary or appropriate to effectuate the subordination as provided in this Section 15. If the Holders do not file a proper proof of claim or proof of debt in order to have these claims allowed in any judicial proceedings relative to the Company or any Guarantor (or any other obligor upon the Securities), their creditors and their property at least 30 days before the expiration of the time to file such claim, the lenders under the Credit Agreement are hereby authorized to file an appropriate claim for and on behalf of the Holders of the Notes.

    Note Guarantees

    .

      Note Guarantee

      . Subject to this Section 16 each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note and its successors and assigns, irrespective of the validity and enforceability of this Agreement, the Notes or the obligations of the Company hereunder or thereunder, that: (a) the principal of and interest on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful (subject in all cases to any applicable grace period provided herein), and all other obligations of the Company to the Holders hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

      The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Agreement, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenant that this Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Agreement.

      If any Holder is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either of the above to such Holder, the Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

      Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Section 11 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Section 11 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

      Subordination of Note Guarantee

      . The Obligations of each Guarantor under its Note Guarantee pursuant to this Section 16 shall be junior and subordinated to the prior payment in full of all Senior Debt of such Guarantor (including Senior debt of the Guarantor incurred after the date hereof) on the same basis as the Notes are junior and subordinated to the prior payment in full all Senior Debt of the Company, as described in Section 15 hereof. For the purposes of the foregoing sentence, the Holders shall have the right to receive and/or retain payments by any of the Guarantors only at such times as they may receive and/or retain payments in respect of the Notes pursuant to this Agreement, including Section 15 hereof.

      Limitation on Guarantor Liability

      . Each Guarantor, and by its acceptance of Securities, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Section 16, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

      Execution and Delivery of Note Guarantee

      . To evidence its Note Guarantee set forth in Section 16(a), each Guarantor hereby agrees that a notation of such Note Guarantee substantially in the form included in Exhibit D shall be endorsed by an Officer of such Guarantor on each Note issued by the Company and that this Agreement shall be executed on behalf of such Guarantor by its President or one of its Vice Presidents.

      Each Guarantor hereby agrees that its Note Guarantee set forth in Section 16(a) shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

      If an Officer whose signature is on this Agreement or on the Note Guarantee no longer holds that office at the time the Company issues the Note on which a Note Guarantee is endorsed, the Note Guarantee shall be valid nevertheless.

      The delivery of any Note by the Company shall constitute due delivery of the Note Guarantee set forth in this Agreement on behalf of the Guarantors.

      In the event that the Company creates or acquires any new Subsidiaries subsequent to the date of this Agreement, if required by Section 5(u) hereof, the Company shall cause such Subsidiaries to execute Note Guarantees in accordance with Section 5(u) hereof and this Section 16, to the extent applicable.

      Guarantors May Consolidate, Etc., on Certain Terms

      . (a)  Except as otherwise provided in Section 16(f), a Guarantor (other than Holdings, which shall be required to comply with the requirements of Section 5(v) may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:

                immediately after giving effect to that transaction, no Default or Event of Default exists; and

                either:

      (x) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia and assumes all the obligations of that Guarantor under this Agreement, its Note Guarantee and the Shelf Registration Rights Agreement pursuant to an agreement satisfactory to the Holders; or

      (y) such sale or other disposition or consolidation or merger complies with Section 5(j) hereof, including the application of the Net Proceeds therefrom.

      (b) In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, executed and delivered to the Holders and satisfactory in form to the Holders, of the Note Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Agreement to be performed by a Guarantor, such successor Person shall succeed to and be substituted for a Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Note Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Holders. All the Note Guarantees so issued shall in all respects have the same legal rank and benefit under this Agreement as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Agreement as though all of such Note Guarantees had been issued at the date of the execution hereof.

      (c) Except as set forth in Section 5 of this Agreement, and notwithstanding clauses (1) and (2) above, nothing contained in this Agreement or in any of the Securities shall prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.

      Releases Following Sale of Assets

    . Any Guarantor (other than Holdings) will be released and relieved of any obligations under its Note Guarantee, (i) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, if the sale or other disposition of all or substantially all of the assets of that Guarantor complies with Section 5(j) hereof, including the application of the Net Proceeds therefrom; (ii) in connection with any sale of a majority of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Company, if the sale of such Capital Stock of that Guarantor complies with Section 5(j) hereof, including the application of the Net Proceeds therefrom; or (iii) if the Company properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary. Upon delivery by the Company to the Holders of an Officers' Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Company in accordance with the provisions of this Agreement, including without limitation Section 5(j) hereof, the Holders shall execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Note Guarantee.

    Any Guarantor not released from its obligations under its Note Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under this Agreement as provided in this Section 16.

    Representations and Indemnities to Survive Delivery

    . The respective indemnities, agreements, representations, warranties and other statements of the Company, of its officers and of the several Purchasers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of any Purchaser or the Company or the Guarantors or any of its or their partners, officers or directors or any controlling person, as the case may be, and will survive delivery of and payment for the Securities sold hereunder and any termination of this Agreement.

    Notices

    . All communications hereunder shall be in writing and shall be mailed, hand delivered or telecopied and confirmed to the parties hereto as follows:

    If to the Purchasers:

    Banc of America Bridge LLC
    9 West 57th Street, 32nd Floor
    New York, NY 10019

    Facsimile: (212) 847-5037
    Attention: Brad Jones, Managing Director

    CIBC Inc.
    425 Lexington Avenue
    New York, NY 10017

    Facsimile: (212) 885-4941
    Attention: Brian Block

    with a copy to:

    Shearman & Sterling
    599 Lexington Avenue
    New York, NY 10022

    Facsimile: (212) 848-7179
    Attention: Christopher C. Paci, Esq.

    If to the Company or the Guarantors:

    Alpharma Operating Corporation
    One Executive Drive
    Fort Lee, New Jersey 07024

    Facsimile: (201) 947-0795
    Attention: Robert F. Wrobel, Esq., Chief Legal Officer

    with a copy to:

    Alpharma Inc.
    One Executive Drive
    Fort Lee, New Jersey 07024

    Facsimile: (201) 947-0795
    Attention: Robert F. Wrobel, Esq., Chief Legal Officer

    with a copy to:

    Kirkland & Ellis
    Citicorp Center
    153 East 53rd Street
    New York, NY 10022

    Facsimile: (212) 446-4900
    Attention: Joshua Korff, Esq.

    Any party hereto may change the address for receipt of communications by giving written notice to the others.

    Successors

    . This Agreement will inure to the benefit of and be binding upon the parties hereto, including any substitute Purchasers pursuant to Section 22 hereof, and to the benefit of the employees, officers and directors and controlling persons referred to in Section 12 and Section 13, and in each case their respective successors, and no other person will have any right or obligation hereunder. Notwithstanding the foregoing, the financial covenants set forth in Section 6(a) hereof shall inure solely to the benefit of the Purchasers for so long as they, individually or in aggregate, hold at least $50,000,000 in aggregate principal amount of the Notes.

    Partial Unenforceability

    . The invalidity or unenforceability of any Section, paragraph or provision of this Agreement shall not affect the validity or enforceability of any other Section, paragraph or provision hereof. If any Section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

    Governing Law Provisions

    .

      Governing Law

      . THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SUCH STATE.

      Consent to Jurisdiction

    . Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby ("Related Proceedings") may be instituted in the federal courts of the United States of America located in the City and County of New York or the courts of the State of New York in each case located in the City and County of New York (collectively, the "specified Courts"), and each party irrevocably submits to the non-exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court (a "Related Judgment"), as to which such jurisdiction is non-exclusive) of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to such party's address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum.

    Default of One or More of the Several Purchasers

    . If any one or more of the several Purchasers shall fail or refuse to purchase Securities that it or they have agreed to purchase hereunder on the Closing Date, and the aggregate number of Securities which such defaulting Purchaser or Purchasers agreed but failed or refused to purchase does not exceed 10% of the aggregate number of the Securities to be purchased on such date, the other Purchasers shall be obligated, severally, in the proportions that the number of Securities set forth opposite their respective names on Schedule C bears to the aggregate number of Securities set forth opposite the names of all such non-defaulting Purchasers, or in such other proportions as may be specified by the Purchasers with the consent of the non-defaulting Purchasers, to purchase the Securities which such defaulting Purchaser or Purchasers agreed but failed or refused to purchase on such date. If any one or more of the Purchasers shall fail or refuse to purchase Securities and the aggregate number of Securities with respect to which such default occurs exceeds 10% of the aggregate number of Securities to be purchased on the Closing Date, and arrangements satisfactory to the Purchasers and the Company and the Guarantors for the purchase of such Securities are not made within 48 hours after such default, this Agreement shall terminate without liability of any party to any other party except that the provisions of Section 7, Section 9, Section 12 and Section 13 shall at all times be effective and shall survive such termination. In any such case either the Purchasers or the Company or the Guarantors shall have the right to postpone the Closing Date, as the case may be, but in no event for longer than seven days in order that the required changes, if any, to any documents or arrangements may be effected.

    As used in this Agreement, the term "Purchaser" shall be deemed to include any person substituted for a defaulting Purchaser under this Section 22. Any action taken under this Section 23 shall not relieve any defaulting Purchaser from liability in respect of any default of such Purchaser under this Agreement.

    General Provisions

    .

      Entire Agreement

      . This Agreement, together with the Commitment Letter, the Fee Letter and the Liquidated Damages Letter, constitutes the entire agreement of the parties to this Agreement and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof. This Agreement may be executed in two or more counterparts, each one of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The Table of Contents and the section headings herein are for the convenience of the parties only and shall not affect the construction or interpretation of this Agreement.

      No Waiver; Remedies Cumulative

      . No failure or delay on the part of any party hereto or any Holder in exercising any right, power or privilege hereunder or under the Securities and no course of dealing between any Company and any other party or Holder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under the Securities preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein and in the Securities are cumulative and not exclusive of any rights or remedies which the parties or Holders would otherwise have. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the other parties hereto or the Holders to any other or further action in any circumstances without notice or demand.

      Amendments, Waivers and Consents

      . (a)  Except as provided in the next two succeeding paragraphs, this Agreement or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding, and any existing default or compliance with any provision of this Agreement or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes.

      (b) Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

              reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

              reduce the principal of or change the fixed maturity of any Note or alter the provisions, or waive any payment, with respect to the redemption of the Notes;

              reduce the rate of or change the time for payment of interest on any Note;

              waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

              make any Note payable in money other than U.S. dollars;

              make any change in the provisions of this Agreement relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the Notes;

              amend or modify the obligations of the Company to make offers to purchase Notes pursuant to Section 4(h);

              release any Guarantor from any of its obligations under its Note Guarantee or this Agreement, except in accordance with the terms of this Agreement;

              impair the right to institute suit for the enforcement of any payment on or with respect to the Notes or the Note Guarantees;

              amend, change or modify the obligation of the Company to make and consummate an Asset Sale Offer with respect to any Asset Sale in accordance Section 5(j) or the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with Section 5(o), including, in each case, amending, changing or modifying any definition relating thereto;

              amend or modify any of the provisions of this Agreement or the related definitions affecting the subordination or ranking of the Notes or any Note Guarantee in any manner adverse to the holders of the Notes or any Note Guarantee; or

              make any change in the preceding amendment and waiver provisions.

              (c) Notwithstanding the preceding, without the consent of any Holder of Notes, the Company and the Guarantors may amend or supplement this Agreement or the Notes:

              to cure any ambiguity, defect or inconsistency;

              to provide for uncertificated Notes in addition to or in place of certificated Notes;

              to provide for the assumption of the Company's or any Guarantor's obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company's or such Guarantor's assets;

              to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under this Agreement of any such Holder;

              to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Agreement as of its date; or

              to allow any Guarantor to execute a Note Guarantee with respect to the Notes.

        If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Company the enclosed copies hereof, whereupon this instrument, along with all counterparts hereof, shall become a binding agreement in accordance with its terms.

        Very truly yours,

        ALPHARMA OPERATING CORPORATION

        By: /s/ Robert F. Wrobel

        Name: Robert F. Wrobel
        Title: Secretary

        ALPHARMA INC.

        By: /s/ Robert F. Wrobel

        Name: Robert F. Wrobel
        Title: Secretary

        ALPHARMA U.S. INC.

        By: /s/ Robert F. Wrobel

        Name: Robert F. Wrobel
        Title: Secretary

        BARRE PARENT CORPORATION

        By: /s/ Robert F. Wrobel

        Name: Robert F. Wrobel
        Title: Secretary

        G.F. REILLY COMPANY

        By: : /s/ Robert F. Wrobel

        Name: Robert F. Wrobel
        Title: Secretary

        PARMED PHARMACEUTICALS, INC.

        By: /s/ Robert F. Wrobel

        Name: Robert F. Wrobel
        Title: Secretary

        ALPHARMA EURO HOLDINGS INC.

        By: /s/ Robert F. Wrobel

        Name: Robert F. Wrobel
        Title: Secretary

        ALPHARMA (BERMUDA) INC.

        By: /s/ Robert F. Wrobel

        Name: Robert F. Wrobel
        Title: Secretary

        ORAL PHARMACEUTICALS ACQUISITION CORP.

        By: /s/ Robert F. Wrobel

        Name: Robert F. Wrobel
        Title: Secretary

        ALPHARMA US PHARMACEUTICALS LLC

        By: /s/ Robert F. Wrobel

        Name: Robert F. Wrobel
        Title: Secretary

        NMC LABORATORIES, INC.

        By: /s/ Robert F. Wrobel

        Name: Robert F. Wrobel
        Title: Secretary

        ALPHARMA USPD INC.

        By: /s/ Robert F. Wrobel

        Name: Robert F. Wrobel
        Title: Secretary

        ALPHARMA ANIMAL HEALTH COMPANY

        By:__________________________

        Name: Robert F. Wrobel
        Title: Secretary

        MIKJAN CORPORATION

        By:/s/ Robert F. Wrobel

        Name: Robert F. Wrobel
        Title: Secretary

        ALPHARMA NW INC.

        By: : /s/ Robert F. Wrobel

        Name: Robert F. Wrobel
        Title: Secretary

        The foregoing Note Purchase Agreement is hereby confirmed and accepted by the Purchasers as of the date first above written.

        BANC OF AMERICA BRIDGE LLC

        By:__________________________

        Name:
        Title:

        CIBC INC.

        By:__________________________

        Name:
        Title:

        SCHEDULE A

        Alpharma Inc. Delaware

        Alpharma U.S. Inc. Delaware

        Barre Parent Corporation Delaware

        G.F. Reilly Company Delaware

        ParMed Pharmaceuticals, Inc. Delaware

        Alpharma Euro Holdings Inc. Delaware

        Alpharma (Bermuda) Inc. Delaware

        Oral Pharmaceuticals Acquisition Corp. Delaware

        Alpharma US Pharmaceuticals LLC Delaware

        NMC Laboratories, Inc. New York

        Alpharma USPD Inc. Maryland

        Alpharma Animal Health Company Texas

        Mikjan Corporation Arkansas

        Alpharma NW Inc. Washington

        SCHEDULE B

        Alpharma Animal Health Company

        Alpharma (Bermuda) Inc.

        Alpharma Euro Holdings Inc.

        Alpharma NW Inc.

        Alpharma Operating Corporation

        Alpharma U.S. Inc.

        Alpharma USPD Inc.

        Alpharma US Pharmaceutical LLC

        A.L. Specialty Chemicals, Inc.

        Barre Parent Corporation

        G.F. Reilly Corporation

        Mikjan Corporation

        NMC Laboratories, Inc.

        Oral Pharmaceuticals Acquisition Corp.

        ParMed Pharmaceuticals, Inc.

        Trinada, Inc.

        Wynco LLC

        Allabinc de Mexico, S.A. de C.V.

        Alpha-Lux Investments Sarl

        Alpharma AB

        Alpharma Animal Health Limited

        Alpharma Animal Health Pty. Ltd.

        Alpharma ApS

        Alpharma AS

        Alpharma Belgium BVBA

        Alpharma Bermuda G.P.

        Alpharma B.V.

        Alpharma Canada Corporation

        Alpharma de Argentina S.R.L.

        Alpharma do Brasil Ltda

        Alpharma Fine Chemicals, Kft.

        Alpharma France Holdings SAS

        Alpharma FSC Ltd.

        Alpharma Germany GmbH

        Alpharma GmbH

        Alpharma Holdings Limited

        Alpharma International GmbH

        Alpharma-Isis Puren GmbH & Co. KG

        Alpharma Limited

        Alpharma (U.K.) Limited

        Alpharma Management GmbH

        Alpharma (New Zealand) Limited

        Alpharma OY

        Alpharma Pharmaceuticals (Thailand) Limited

        Alpharma SARL

        Alpharma (Luxembourg) Sarl y Compania Limitada

        Alpharma SAS

        Cox Investments Limited

        Danz Nutritional, Limited

        Dumex GmbH

        Dumex Limited

        Empresa Laboratories de Mexico S.A. de C.V.

        PT Alpharma

        SCI Immopharm

        Excel Pharmaceuticals Inc.

        Foshan Faulding Pharmaceutical Co. Ltd.

        Faulding China Limited

        Faulding Holdings, Inc.

        Faulding Laboratories, Inc.

        Faulding Pharmaceutical Inc.

        Faulding Services Inc.

        Mayne Health Logistics Pty Limited

        Point Holdings Inc.

        Purepac Pharmaceutical Holdings Inc.

        Purepac Pharmaceutical Co., Inc.

        Whitney Pharmaceuticals Inc.

        SCHEDULE C

        Table 1
Purchasers	Aggregate Principal Amount of Notes to be Purchased
Banc of America Bridge LLC	$ 180,000,000
CIBC Inc.	$ 20,000,000
Total	$ 200,000,000

        SCHEDULE D

        Local Counsel

        Mashburn & Taylor or Taylor Law Firm (Arkansas)

        Haynes & Boone (Texas)
        Daneker, McIntire, Schumm, Prince, Goldstein, Manning &Widmann P.C. (Maryland)

        Stoel Rives (Washington)

        EXHIBIT A-1

        The form of opinion of Kirkland & Ellis, counsel for the Company and the Guarantors, to be delivered pursuant to Section 5 of the Purchase Agreement shall be as follows:

        ______________, 200_

        Banc of America Securities LLC CIBC World Markets Corp.
        c/o Banc of America Securities LLC
        9 West 57th Street, 47th Floor
        New York, New York 10019

        Gentlemen:

        We are issuing this letter in our capacity as special counsel for and at the request of Alpharma Operating Corporation, a Delaware corporation (the "Company"), and each of the guarantors listed on Schedule A hereto (collectively, the "Guarantors" and each a "Guarantor") in response to the requirement in Section 5(c) of the Purchase Agreement dated _______ __, 200__ (the "Purchase Agreement") among the Company, the Guarantors, Banc of America Securities LLC and CIBC World Markets Corp. (collectively, the "Initial Purchasers"). Every term which is defined or given a special meaning in the Purchase Agreement and which is not given a different meaning in this letter has the same meaning whenever it is used in this letter as the meaning it is given in the Purchase Agreement.

        In connection with the preparation of this letter, we have among other things read:

        the offering memorandum, dated _______ __, 200__ (the "Offering Memorandum"), relating to the issuance by the Company of $200,000,000 in aggregate principal amount of __% Senior Subordinated Notes due 2009 (the "Notes");

        an executed copy of the Purchase Agreement and Registration Rights Agreement;

        an executed copy of the indenture, dated as of _______ __, 200__, among the Company, the Guarantors and ____________, as trustee (the "Trustee") governing the Notes (the "Indenture");

        a specimen form of Notes;

        copies of the resolutions of the Board of Managers and Board of Directors, as applicable, dated _______ __, 200__ of the Company and each of the Guarantors; and

        copies of all certificates and other documents delivered at the closing of the purchase and sale of the Notes under the Purchase Agreement.

Subject to the assumptions, qualifications and limitations which are identified in this letter, we advise you that:

    The Company is a corporation existing and in good standing under the General Corporation Law of the State of Delaware;

    Each of the Guarantors is a corporation or limited liability company existing and in good standing under the laws of the jurisdiction of its incorporation;

    The Company and each Guarantor has corporate power and corporate authority to enter into and perform its obligations under the Purchase Agreement, the Registration Rights Agreement, the Indenture, the Notes and the Exchange Notes, as applicable;

    The Company's and each Guarantor's execution, delivery and performance of the Purchase Agreement, Registration Rights Agreement, Indenture and Notes have been authorized on the part of the Company and each Guarantor;

    The Company and each Guarantor has duly executed and delivered each of the Purchase Agreement, Registration Rights Agreement, Indenture and Notes;

    Each Guarantors' guarantee of the Notes and of the Exchange Notes has been duly authorized on the part of each of the Guarantors;

    The Purchase Agreement, Registration Rights Agreement, Indenture and Notes constitute valid and legally binding obligations of the Company and each Guarantor, enforceable in accordance with their respective terms;

    The Notes are in the form contemplated by the Indenture and, assuming due authorization, execution and delivery, to the extent applicable, by the Trustee, the Notes, when authenticated in accordance with the terms of the Indenture and delivered to and paid for by the Initial Purchasers in accordance with terms of the Purchase Agreement, will constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms;

    The Exchange Notes have been duly and validly authorized for issuance by the Company, and when issued and authenticated in accordance with the terms of the Indenture, the Registration Rights Agreement and the Exchange Offer, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms;

    The Guarantees of the Notes and the Exchange Notes are in the respective forms contemplated by the Indenture, have been duly authorized for issuance and sale pursuant to the Purchase Agreement and the Indenture and, have been duly executed by each of the Guarantors and, when the Notes are executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Initial Purchasers in accordance with the terms of the Purchase Agreement, the guarantees endorsed on the Notes will be valid and binding obligations of the Guarantors, enforceable in accordance with their terms;

    The execution and delivery by the Company and each Guarantor of the Purchase Agreement, Registration Rights Agreement, Notes and Indenture, the performance of their agreements therein and the consummation of the sale of the Notes to the Initial Purchasers in accordance with the terms of the Purchase Agreement do not (i) constitute a violation by the Company or the Guarantors of any applicable provision of any law, statute or regulation (except that we express no opinion in this paragraph 11 as to compliance with any disclosure requirement or any prohibition against fraud or misrepresentation or as to whether performance of the indemnification and contribution provisions in the Purchase Agreement or the Registration Rights Agreement would be permitted), or (ii) breach or result in a default under any existing obligation of the Company or the Guarantors under any agreements listed on Schedule B hereof (provided that we express no opinion as to compliance with any financial test or cross default provision in any such agreement); the execution and delivery by the Company and each Guarantor of the Purchase Agreement, Registration Rights Agreement and Indenture and the performance of each of their agreements therein and the consummation of the sale of the Notes (including the guarantees endorsed thereon) to the Initial Purchasers in accordance with the Purchase Agreement do not, based on our review of the Company's and each Guarantor's formation documents and bylaws, violate such formation documents or bylaws;

    The Company was not required to obtain any consent, approval, authorization or order of any court or other governmental or regulatory agency for the execution, delivery and performance of the Purchase Agreement, Registration Rights Agreement or the Indenture, or for the issuance, delivery and sale of the Notes being issued by it under the Purchase Agreement and the Indenture or the issuance and delivery of the Exchange Securities or consummation of the transactions contemplated by the Purchase Agreement, except for an order of the Securities and Exchange Commission declaring the registration statements contemplated by the Registration Rights Agreement effective, and for any such consent, approval, authorization or order which may be required under the so-called "Blue Sky" or securities laws of any states (as to which we express no opinion or advice);

    No Guarantor was required to obtain any consent, approval, authorization or order of any governmental agency for the issuance, delivery and sale of the guarantees of the Notes being issued under the Purchase Agreement and the Indenture except for any such consent, approval, authorization or order which may be required under the so-called "Blue Sky" or securities laws of any states (as to which we express no opinion or advice);

    To our knowledge, there is no action, suit, proceeding or investigation before or by any court or governmental agency or body, domestic or foreign, pending or threatened against, the Company or any Guarantor that (i) has caused us to conclude that such action, suit, proceeding or investigation is required to be described in the Offering Memorandum but is not so described or (ii) would be reasonably likely to adversely affect the consummation of any of the transactions contemplated by the Purchase Agreement or the Indenture, including, without limitation, the issuance of the Notes;

    The Company is not, and, after giving effect to the sale of the Notes will not be, an "investment company" as defined in the Investment Company Act of 1940;

    It is not necessary in connection with (i) the offer, sale and delivery of the Notes and the guarantees endorsed thereon to the Initial Purchasers pursuant to the Purchase Agreement or (ii) the resale of the Notes and the guarantees endorsed thereon by the Initial Purchasers to each subsequent purchaser in the manner contemplated by the Purchase Agreement, to register the Notes and the guarantees endorsed thereon under the Act or to qualify an indenture in respect thereof under the Trust Indenture Act of 1939, as amended; and

    The Notes and the Indenture conform in all material respects to the descriptions thereof contained in the Offering Memorandum; and the description in the Offering Memorandum under the caption "Material United States Federal Tax Considerations," insofar as such statements constitute matters of law, summaries of legal matters, the Company's legal proceedings or legal conclusions, have been reviewed by such counsel and fairly present and summarize, in all material respects, the matters referred to therein.

○○○○○○○○○○○

We have participated in the preparation of and reviewed the Offering Memorandum. Because the primary purpose of our professional engagement was not to establish factual matters and because of the non-legal character of many determinations involved in the preparation of the Offering Memorandum, we are not passing upon, do not assume responsibility for and make no representation that we have independently verified the accuracy, completeness or fairness of the statements contained in the Offering Memorandum. However, during the course of such preparation, we examined various documents, including the documents referred to above, and participated in various conferences with officers and other representatives of the Company and the Guarantors, representatives of the independent accountants for the Company and the Guarantors and your representatives and counsel, at which conferences the contents of the Offering Memorandum and related matters were reviewed and discussed and, although we are not passing upon and do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Offering Memorandum and have not made any independent check or verification thereof, during the course of such participation and on the basis of the foregoing (relying as to materiality to the extent we deemed appropriate upon the opinions of officers and other representative of the Company), no facts came to our attention that caused us to believe that the Offering Memorandum, as of the date hereof, contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; it being understood that we make no such statement with respect to the financial data included therein or omitted therefrom.

We have not undertaken any search of court records for purposes of this letter. We have assumed for purposes of this letter: the statements of fact in each document we have reviewed for purposes of this letter are accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine; that the Purchase Agreement, Registration Rights Agreement, Indenture and every other agreement we have examined for purposes of this letter constitutes a valid and binding obligation of each party to that document and that each such party has satisfied all legal requirements that are applicable to such party to the extent necessary to entitle such party to enforce such agreement (except that we make no such assumption with respect to the Company or the Guarantors); that (other than with respect to the Company and the Guarantors) the Purchase Agreement, Registration Rights Agreement, Notes and Indenture have been duly authorized, executed and delivered; and that you have acted in good faith and without notice of any fact which has caused you to reach any conclusion contrary to any of the conclusions provided in this letter.

In preparing this letter we have relied without independent verification upon and have assumed the accuracy of: (i) information contained in certificates obtained from governmental authorities; (ii) factual information represented to be true in the Purchase Agreement and other documents specifically identified at the beginning of this letter as having been read by us; (iii) factual information provided to us by the Company or its representatives; and (iv) factual information we have obtained from such other sources as we have deemed reasonable. For purposes of numbered paragraphs 1 and 2, we have relied exclusively upon certificates issued by governmental authorities in the relevant jurisdictions and such opinions are not intended to provide any conclusion or assurance beyond that conveyed by those certificates.

Whenever this letter provides advice about (or based upon) our knowledge of any particular information or about any information which has or has not come to our attention such advice is based entirely on the actual present knowledge at the time this letter is delivered on the date it bears by the lawyers with Kirkland & Ellis at that time who spent substantial time representing the Company and the Guarantors in connection with the sale and issuance of the Notes.

Each opinion (an "enforceability opinion") in this letter that any particular contract is a valid and binding obligation or is enforceable in accordance with its terms is subject to: (i) the effect of bankruptcy, insolvency, fraudulent conveyance and other similar laws and judicially developed doctrines in this area such as substantive consolidation and equitable subordination; (ii) the effect of general principles of equity; and (iii) other commonly recognized statutory and judicial constraints on enforceability including statutes of limitations. "General principles of equity" include but are not limited to: principles limiting the availability of specific performance and injunctive relief; principles which limit the availability of a remedy under certain circumstances where another remedy has been elected; principles requiring reasonableness, good faith and fair dealing in the performance and enforcement of an agreement by the party seeking enforcement; principles which may permit a party to cure a material failure to perform its obligations; and principles affording equitable defenses such as waiver, laches and estoppel. It is possible that terms in a particular contract covered by our enforceability opinion may not prove enforceable for reasons other than those explicitly cited in this letter should an actual enforcement action be brought, but (subject to all the exceptions, qualifications, exclusions and other limitations contained in this letter) such unenforceability would not in our opinion prevent the party entitled to enforce that contract from realizing the principal benefits purported to be provided to that party by the terms in that contract which are covered by our enforceability opinion.

Our advice on every legal issue addressed in this letter is based exclusively on the internal laws of New York, the General Corporation Law of the State of Delaware or the federal law of the United States, and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. In our opinion, New York state courts would apply New York state law to resolve state law issues arising under the Indenture, Notes, Purchase Agreement or Registration Rights Agreement (collectively, the "Transaction Agreements"). We express no opinion as to what law might be applied by any other courts to resolve any issue addressed by our opinion and we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually be applied to resolve issues which may arise under the Transaction Agreements. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. This letter is not intended to guarantee the outcome of any legal dispute which may arise in the future. We express no opinion with respect to any state securities (or "blue sky") laws or regulations. None of the opinions or other advice contained in this letter considers or covers (i) any financial statements or supporting schedules (or any notes to any such statements or schedules) or other financial or statistical information set forth in (or omitted from) the Offering Memorandum or (ii) any rules and regulations of the National Association of Securities Dealers, Inc. relating to the compensation of the Initial Purchasers.

This letter speaks as of the time of its delivery on the date it bears. We do not assume any obligation to provide you with any subsequent opinion or advice by reason of any fact about which we do not have knowledge at that time, by reason of any change subsequent to that time in any law or other governmental requirement or interpretation thereof covered by any of our opinions or advice, or for any other reason.

This letter may be relied upon by the Initial Purchasers only for the purpose served by the provision in the Purchase Agreement cited in the initial paragraph of this letter in response to which it has been delivered. Without our written consent: (i) no person other than the Initial Purchasers may rely on this letter for any purpose, except that the Trustee under the Indenture may rely upon this letter to the same extent as if it were an addressee hereof; (ii) this letter may not be cited or quoted in any financial statements, prospectus, private placement memorandum or other similar document; (iii) this letter may not be cited or quoted in any other document or communication which might encourage reliance upon this letter by any person or for any purpose excluded by the restrictions in this paragraph; and (iv) copies of this letter may not be furnished to anyone for purposes of encouraging such reliance.

Very truly yours,

KIRKLAND & ELLIS

SCHEDULE A

GUARANTORS

Alpharma Inc.	Delaware
Alpharma U.S. Inc.	Delaware
Barre Parent Corporation	Delaware
G.F. Reilly Company	Delaware
ParMed Pharmaceuticals, Inc.	Delaware
Alpharma Euro Holdings Inc.	Delaware
Alpharma (Bermuda) Inc.	Delaware
Oral Pharmaceuticals Acquisition Corp.	Delaware
Alpharma US Pharmaceuticals LLC	Delaware
NMC Laboratories, Inc.	New York

SCHEDULE B

(1) The Credit Agreement dated as of October 5, 2001 among Alpharma Operating Corporation, Alpharma Inc., Alpharma USPD Inc., certain subsidiary borrowers listed therein, Bank of America and the initial lenders listed therein.

(2) The Indenture, dated as of March 30, 1998, by and among Alpharma Inc. and First Union National Bank.

(3) The Indenture, dated as of June 2, 1992, by and among Alpharma Inc. and First Union National Bank.

EXHIBIT A-2

The form of opinion of Robert F. Wrobel, Esq., Vice President and Chief Legal Officer of Alpharma to be delivered pursuant to Section 5 of the Purchase Agreement shall be as follows:

[Alpharma Letterhead]

______________, 200_

BANC OF AMERICA SECURITIES LLC

CIBC WORLD MARKETS CORP.

c/o Banc of America Securities LLC

9 West 57th Street

New York, New York 10019

This letter is delivered in my capacity as Vice President and Chief Legal Officer of Alpharma Inc. ("Holdings"), and not individually, in response to the requirement in Section 7(b) of the Purchase Agreement dated __________, 200_ (the "Purchase Agreement") among Holdings, Alpharma Operating Corporation (the "Company"), the subsidiary guarantors named therein and the initial purchasers named in Schedule A thereto (the "Initial Purchasers"). Every term which is defined or given a special meaning in the Purchase Agreement and which is not given a different meaning in this letter has the same meaning whenever it is used in this letter as the meaning it is given in the Purchase Agreement.

In connection with this letter, I have among other things read:

    the Certificate of Incorporation of Holdings, the Company and each of the Subsidiary Guarantors (collectively the "Referenced Domestic Subsidiaries") all as amended to date;
    the By-Laws of Holdings, the Company and the Referenced Domestic Subsidiaries, as amended to date;
    the offering memorandum, dated __________, 200_ (the "Offering Memorandum"), relating to the issuance by the Company of $200,000,000 in aggregate principal amount of _% Senior Subordinated Notes due 200_ (the "Notes");
    an executed copy of the Purchase Agreement;
    an executed copy of the indenture, dated as of __________, 200_ between the Company and [ ], as trustee (the "Trustee"), governing the Notes (the "Indenture");
    an executed copy of the Registration Rights Agreement dated as of __________, 200_ among Holdings, the Company, the Subsidiary Guarantors and the Initial Purchasers;
    a specimen form of Note;
    a certified copy of resolutions adopted by the Board of Directors of the Company on __________, 200_;
    Indentures, mortgages, deeds of trust, bank loans, credit agreements or other agreements or instruments related to the borrowing of money by Holdings, the Company or any Referenced Domestic Subsidiary or a similar agreement or instrument as to which any of them or their assets are affected or bound (an "Obligation for Borrowed Money");
    the Company's Exchange Act Report on Form 10-K and Form 10-K/A filed for the fiscal year ended December 31, 2000 (the "10-K Report"), Exchange Act Reports on Forms 10-Q and Form 10-Q/A filed for the fiscal quarters ended March 31, 2001 and June 30, 2001 and Exchange Act Report filed for the fiscal quarter ended September 30, 2001 (the "10-Q Reports"); and
    copies of all certificates and other documents delivered today at the closing of the purchase and sale of the Notes under the Purchase Agreement.

Subject to the assumptions, qualifications and limitations which are identified in this letter, I advise you that:

    each of Holdings and the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with full corporate power and authority to own its properties and conduct its business as described in the Offering Memorandum and to issue, sell and deliver the Notes and Exchange Notes as contemplated in the Offering Memorandum;
    each of the Referenced Domestic Subsidiaries has been duly incorporated and is validly existing as a corporation in good standing under the laws of its respective jurisdiction of incorporation with full corporate power and authority to own its respective properties and to conduct its respective business;
    each of Holdings, the Company and the Referenced Domestic Subsidiaries are duly qualified or licensed as a foreign corporation by each jurisdiction in which they conduct their respective businesses and in which the failure, individually or in the aggregate, to be so licensed, would have a material adverse effect on the operations, business or condition of Holdings, the Company and its consolidated subsidiaries taken as a whole (a "Material Adverse Effect");
    Holdings has an authorized capitalization as set forth in the Offering Memorandum;
    the 10-K Report and the 10-Q Reports (other than financial statements, supporting schedules, notes to any such statements or schedules or other financial or statistical data contained therein or omitted therefrom as to which I express no opinion) on the dates filed with the Commission, complied as to form (as opposed to the substance of the disclosures therein, or omitted therefrom, as to which I express no opinion) in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission thereunder;
    the execution, delivery and performance of the Purchase Agreement, the Registration Rights Agreement, the Notes, the Exchange Notes and the Indenture and the issuance of the Notes by Holdings, the Company and the consummation by the Company of the transactions contemplated thereby do not conflict with, or result in any breach of, or constitute a default under (nor constitute any event which with notice, lapse of time, or both would constitute a breach or default under) (a) the Certificate of Incorporation or By-Laws of Holdings, the Company or any Referenced Domestic Subsidiary or (b) any present decree, judgment or order binding upon Holdings, the Company or any Referenced Domestic Subsidiary known to me or (c) any present Delaware corporate law or, assuming that the substance of the Offering Memorandum is sufficient, U.S. federal law (except when such conflict, breach or default would not have a Material Adverse Effect);
    to the best of my knowledge, none of Holdings, the Company or any Referenced Domestic Subsidiary is in breach of, or in default under (nor has any event occurred which with notice, lapse of time, or both would constitute a breach of, or default under) any Obligation for Borrowed Money (except when such breach or default would not have a Material Adverse Effect);
    to the best of my knowledge, except for matters disclosed in the Offering Memorandum, there are no actions, suits or proceedings pending against Holdings, the Company or any Referenced Domestic Subsidiary or any of their respective properties at law or in equity before any governmental commission, board, body, authority or agency which have a significant likelihood of having a Material Adverse Effect;
    to the best of my knowledge, all of the issued and outstanding capital stock of each Guarantor, apart from Holdings, has been duly authorized and validly issued, is fully paid and non-assessable and is owned by Holdings, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, except as exists pursuant to security documents executed in connection with the Credit Agreement;
    except for options issued under the Company's employee and director share option plans, no stockholder of Holdings or any other person has any preemptive right, right of first refusal or other similar right to subscribe for or purchase authorized but unissued capital stock of Holdings or the Company arising (i) by operation of the charter or by-laws of Holdings or the General Corporation Law of the State of Delaware or (ii) to the best of my knowledge, otherwise; and
    to the best of my knowledge, except to the extent otherwise disclosed in the Offering Memorandum, neither Holdings, nor the Company, nor any of the Referenced Domestic Subsidiaries is in violation of its (a) charter or by-laws or (b) any federal or state law, administrative regulation or administrative or court decree applicable to Holdings, the Company or any of the Referenced Domestic Subsidiaries, except for such violations as would not result in a Material Adverse Change.

The purpose of my professional engagement in connection with the transaction contemplated by the Purchase Agreement was not to establish factual matters, and preparation of the Offering Memorandum involved many determinations of a wholly or partially nonlegal character. I make no representation that I have independently verified the accuracy, completeness or fairness of the Offering Memorandum or that the actions taken in connection with the preparation of the Offering Memorandum (including the actions described in the next paragraph) were sufficient to cause the Offering Memorandum to be accurate, complete or fair. I am not passing upon and do not assume any responsibility for the accuracy, completeness or fairness of the Offering Memorandum.

I can, however, confirm that I have participated in conferences with other representatives of Holdings and the Company, representatives of the Initial Purchasers, counsel for the Initial Purchasers, outside counsel for the Company and representatives of the independent accountants for Holdings during which disclosures in the Offering Memorandum and related matters were discussed. In addition, I have reviewed certain corporate records of Holdings and the Company as stated herein.

Based upon my participation in the conferences and my document review identified in the preceding paragraph, my understanding of applicable law and the experience I have gained in my practice thereunder and relying as to materiality to a large extent upon the opinions and statements of operating and financial officers of the Company, I can, however, advise you that nothing has come to my attention that has caused me to conclude that the Offering Memorandum as of its date and on the date of this letter contained an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, it being understood that I make no such statement with respect to the financial statements and schedules and other financial or statistical data included therein or omitted therefrom.

I have not undertaken any search of court records for purposes of this letter. I have assumed for purposes of this letter: the statements of fact in each document I have reviewed for purposes of this letter are accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine; that the Purchase Agreement and every other agreement I have examined for purposes of this letter constitutes a valid and binding obligation of each party to that document and that each such party has satisfied all legal requirements that are applicable to such party to the extent necessary to entitle such party to enforce such agreement; and that you have acted in good faith and without notice of any fact which has caused you to reach any conclusion contrary to any of the conclusions provided in this letter.

In preparing this letter I have relied without independent verification upon and have assumed the accuracy of: (i) information contained in certificates obtained from governmental authorities; (ii) factual information represented to be true in the Purchase Agreement and other documents specifically identified at the beginning of this letter as having been read by me; (iii) factual information provided to me by the operating and financial officers of the Company or its representatives; (iv) stock records of the Referenced Domestic Subsidiaries, including certifications with respect to lost stock certificates and similar information contained in the stock records of certain Referenced Domestic Subsidiaries; and (v) factual information I have obtained from such other sources as I have deemed reasonable.

I confirm that I do not have knowledge that has caused me to conclude that my reliance and assumptions cited in the two immediately preceding paragraphs are unwarranted.

I am admitted to practice in the States of Connecticut, Missouri and Kansas and my opinion is limited to United States federal law and the General Corporation Law of the State of Delaware provided that the opinion under (2) above is also given with respect to the Texas Business Corporation Act, New York Business Corporation Law and Maryland General Corporation Law in reliance upon opinions of counsel admitted to practice in such States and delivered to you on the date hereof. I express no opinion on the laws of any other jurisdiction. In addition, I understand that you are relying on outside regulatory counsel with respect to matters related to laws of the type described under the caption "Government Regulation" in the Offering Memorandum. None of the opinions or other advice contained in this letter considers or covers (i) any financial statements or supporting schedules (or any notes to any such statements or schedules) or other financial information or statistical data set forth in (or omitted from) the Offering Memorandum or (ii) any rules and regulations of the National Association of Securities Dealers, Inc. relating to the compensation of the Initial Purchasers or (iii) any state securities (or "blue sky") laws or regulations.

This letter speaks as of the time of its delivery on the date it bears. I do not assume any obligation to provide you with any subsequent opinion or advice by reason of any fact about which I did not have knowledge at that time, by reason of any change subsequent to that time in any law or other governmental requirement or interpretation thereof covered by any of our opinions or advice, or for any other reason.

This letter may be relied upon by the Initial Purchasers only for the purpose served by the provision in the Purchase Agreement cited in the initial paragraph of this letter in response to which it has been delivered. Without my written consent: (i) no person other than the Initial Purchasers may rely on this letter for any purpose, except that the Trustee under the Indenture may rely upon this letter to the same extent as if it were an addressee hereof; (ii) this letter may not be cited or quoted in any financial statement, prospectus, private placement memorandum or other similar document; (iii) this letter may not be cited or quoted in any other document or communication which might encourage reliance upon this letter by any person or for any purpose excluded by the restrictions in this paragraph; and (iv) copies of this letter may not be furnished to anyone for purposes of encouraging such reliance.

You have agreed that any monetary responsibility for this letter is limited to amounts recoverable from the Company or any applicable insurance policies of the Company.

Very truly yours,

Robert F. Wrobel
Vice President and
Chief Legal Officer

EXHIBIT B

The form of opinion of regulatory counsel for the Company and the Guarantors to be delivered pursuant to Section 5 of the Purchase Agreement shall be as follows.

Bank of America Securities LLC

9 West 57th Street, 47th Floor

New York, New York 10019

CIBC World Markets Corp.

425 Lexington Avenue

New York, New York 10017

Ladies and Gentlemen:

We have acted as United States FDA regulatory counsel to Alpharma Operating Corporation (the "Issuer"), and Alpharma, Inc. ("Alpharma") in connection with the sale by Alpharma Operating Corp. to Bank of America Securities LLC and CIBC World Markets Corporation (the "Underwriters"), pursuant to a Purchase Agreement dated _______, 200[_], by and among the Issuer, Alpharma, and the Underwriters, of $200,000,000 of the Issuer's [___]% Senior Subordinated Notes due 2009 (the "Securities"), to be guaranteed on a senior subordinated basis by Alpharma and all of Alpharma's existing and future domestic restricted subsidiaries, other than the Issuer and certain immaterial domestic subsidiaries (the "Guarantors"). An Offering Memorandum dated ________, 200[_] relating to the offering of the Securities (the "Offering Memorandum") has been prepared by the Issuer and _________ for your information and for delivery to prospective purchasers of the Securities. For the avoidance of doubt, the term the "Issuer" includes the Acquired Business for all purposes of this opinion.

For the purpose of this opinion, we relied solely as to matters of fact on the representations in the Offering Memorandum, and we have not verified the factual statements or conclusions set forth in the Offering Memorandum but have assumed their validity. We have also relied upon certificates attached to this opinion. Moreover, we have not conducted any independent evaluation or audit of the Issuer's or Alpharma's compliance status with respect to the requirements of the Federal Food, Drug, and Cosmetic Act (the "FDC Act"), the Biological Products provisions of the Public Health Service Act, as amended, or the Controlled Substances Act, as amended, and any regulations issued under any of those acts. Subject to the above limitations, and Alpharma's corporate counsel's representations as to materiality, we are of the opinion that:

      The statements and descriptions included in the Offering Memorandum under the captions "Risk Factors-Risks Related to Our Business," and "Business-Operations---Government Regulation" (collectively, the "Regulatory Portion"), of the United States' statutes, regulations and legal or governmental proceedings or procedures relating to the FDC Act, the Biological Products provisions of the Public Health Service Act, as amended, and the Controlled Substances Act, as amended, are accurate in all material respects and are a fair summary of those statutes, regulations, proceedings or procedures;

      To the best of our knowledge, and subject to the limitations described above, the Regulatory Portion of the Offering Memorandum describes all the federal food and drug regulatory related laws and regulations and all pending or threatened legal or governmental proceedings relating to such laws and regulations, subject to section (iv) below, that are material to the business of the Issuer and the Guarantors;

      Except as described in the Regulatory Portion of the Offering Memorandum, and subject to the limitations to this opinion described above, we have no reason to believe that the business of the Issuer and the Guarantors, as described in the Offering Memorandum under the captions "Risk Factors" and "Business," is not being conducted in all material respects in substantial compliance with applicable requirements of the FDC Act, the Biological Products provisions of the Public Health Service Act, as amended, and the Controlled Substances Act, as amended, and any regulations issued under any of those acts, as those statutes and regulations are currently being enforced by the U.S. Food and Drug Administration ("FDA") and the U.S. Drug Enforcement Administration ("DEA").

      To the best of our knowledge, and subject to the limitations to this opinion described above, there are no administrative enforcement or legal actions pending or contemplated against the Issuer or the Guarantors by either the FDA or the DEA other than (a) those described in the Offering Memorandum, and (b) the existing Consent Decree of Permanent Injunction filed on August 11, 1992 in the United States District Court for the District of Maryland in the case United States of America v. Barre-National, Inc., Civ. No. L-92-2147; and

      Nothing has come to our attention which leads us to believe that the descriptions set forth in the Regulatory Portion of the Offering Memorandum of the FDC Act, the Biological Products provisions of the Public Health Service Act, as amended, and the Controlled Substances Act, as amended, and any regulations issued under any of those acts, contain an untrue statement of a material fact or omit to state a material fact relating to such Acts or regulations required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

      The execution and delivery of the Purchase Agreement and the consummation of the transactions contemplated in the Purchase Agreement do not and will not (i) violate any requirement of the FDC Act, the Biological Products provisions of the Public Health Service Act and the Controlled Substances Act, or any regulation issued under any of those acts; or (ii) result in the creation of a lien, charge, or encumbrance upon any property or assets of Alpharma or any of its subsidiaries due to the operation of any of those acts or of any regulation issued under any of them.

We do not express any opinion as to any laws other than the FDC Act or other related laws for which FDA and/or DEA have primary administration and enforcement responsibility.

This opinion letter may not be relied upon or distributed to any person other than you without our prior written consent

Sincerely yours,

Kinsey S. Reagan

KSR:SML/s

EXHIBIT C

[Face of Note]

THIS NOTE AND THE NOTE GUARANTEES ENDORSED HEREON HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS. NEITHER THIS NOTE NOR THE NOTE GUARANTEES ENDORSED HEREON NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE HOLDER OF THIS NOTE AND THE NOTE GUARANTEES ENDORSED HEREON BY ITS ACCEPTANCE HEREOF AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE WHICH IS TWO YEARS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS NOTE AND THE NOTE GUARANTEES ENDORSED HEREON (OR ANY PREDECESSOR OF THIS NOTE AND THE NOTE GUARANTEES ENDORSED HEREON) (THE "RESALE RESTRICTION TERMINATION DATE") ONLY (A) TO THE COMPANY, ALPHARMA INC. OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT ("RULE 144A"), TO A PERSON IT REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY'S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (i) PURSUANT TO CLAUSE (D) PRIOR TO THE END OF THE 40-DAY DISTRIBUTION COMPLIANCE PERIOD WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR PURSUANT TO CLAUSE (E) PRIOR TO THE RESALE RESTRICTION TERMINATION DATE TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND (ii) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THIS NOTE IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE COMPANY. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF A HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

No. **$__________**

ALPHARMA OPERATING CORPORATION

12% Senior Subordinated Notes due 2009

Issue Date: December 12, 2001

Alpharma Operating Corporation, a Delaware Corporation (the "Company", which term includes any successor under this Agreement hereinafter referred to), for value received, promises to pay to [_________], or its registered assigns, the principal sum of [Amount of Note] ($ ) on the earlier of (i) December 15, 2009 and (ii) the Conversion Date.

Interest Payment Dates: June 15 and December 15, commencing June 15, 2002.

Record Dates: June 1 and December 1.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officers.

By:

Name:
Title:

[Reverse Side of Note]

ALPHARMA OPERATING CORPORATION

12% Senior Subordinated Notes due 2009

Capitalized terms used herein shall have the meanings assigned to them in the Note Purchase Agreement referred to below unless otherwise indicated.

    Interest. (i) The Company promises to pay interest on the principal amount of this Note at 12% per annum from the date hereof until maturity and shall pay the Liquidated Damages, if any, payable pursuant to Section 4 of the Shelf Registration Rights Agreement referred to below. The Company shall pay interest and Liquidated Damages, if any, semi-annually in arrears on June 15 and December 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an "Interest Payment Date"). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance; provided that if there is no existing Default in the payment of interest, and if this Note is issued between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be June 15, 2002. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 1% per annum in excess of the rate then in effect; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Liquidated Damages (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

    (ii) In the event that Alpharma's or the Company's long-term debt securities are rated below the Minimum Ratings, Alpharma will have 60 days from the announcement of such rating to take such actions as shall be necessary to achieve ratings of the Notes at least equal to the Minimum Ratings. Notwithstanding anything else provided herein, in the event that upon expiration of such 60-day period the ratings on the Notes are not at least equal to the Minimum Ratings, the initial interest rate on the Notes will permanently increase by 0.5% per annum to 12 1/2% per annum, which increase in interest rate (to the extent of such 0.5% per annum) shall be payable through the issuance of additional Notes semi-annually in arrears on each Interest Payment Date.

    Method of Payment. The Company shall pay interest on the Notes (except defaulted interest) and Liquidated Damages, if any, to the Persons who are registered Holders at the close of business on the June 1 or December 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 5(a)(ii) of the Agreement with respect to defaulted interest. The Notes shall be payable as to principal, premium and Liquidated Damages, if any, and interest at the office or agency of the Company maintained for such purpose in The City of New York maintained for such purposes, or, at the option of the Company, payment of interest and Liquidated Damages, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds shall be required with respect to principal of and interest, premium and Liquidated Damages, if any, on, all other Notes the Holders of which shall have provided wire transfer instructions to the Company. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

    Note Purchase Agreement. The Company issued the Notes under a Note Purchase Agreement dated as of December 12, 2001 ("Agreement") among the Company, Alpharma, the Guarantors and the Purchasers. The terms of the Notes include those stated in the Agreement. The Notes are subject to all such terms, and Holders are referred to the Agreement for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Agreement, the provisions of the Agreement shall govern and be controlling.

    Optional Redemption. (i) Except as set forth in subclauses (ii), (iii) and (iv) of this paragraph, the Company shall not have the option to redeem the Notes pursuant to this paragraph 4 or any Remarketed Notes pursuant to the corresponding provision of the Exchange Indenture prior to December 15, 2005. Thereafter, the Company may redeem all or a part of the Notes or Remarketed Notes upon not less than 30 nor more than 60 days' notice, in cash in U.S. Dollars at the redemption prices (expressed as percentages of principal amount) set forth below (in the case of Notes, with Remarketed Notes to be redeemed at the redemption prices specified in the Exchange Indenture) plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on December 15 of the years indicated below (subject to the right of Holders on the relevant record date to receive interest due on the related interest payment date):

Year	Percentage
2005	106.0%
2006	104.0%
2007	102.0%
2008 and thereafter	100.0%

  (ii) At any time prior to December 15, 2004, the Company may redeem up to 35% of the aggregate principal amount of (x) Notes originally issued hereunder and (y) Remarketed Notes (collectively, the "Redeemable Notes") in cash in U.S. Dollars at a redemption price of 112% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more Qualified Equity Offerings of the Company; provided that (A) at least 65% of the aggregate principal amount of the Notes and Remarketed Notes remains outstanding immediately after the occurrence of such redemption, excluding Notes held by Holdings, the Company and its Subsidiaries; and (B) the redemption must occur within 60 days of the date of the closing of such Qualified Equity Offering; provided further that the Company may not redeem any Notes or Remarketed Notes pursuant to this paragraph 4(ii) or the corresponding provision of the Exchange Indenture, respectively, unless such offer of redemption is made on a pro rata basis to all holders of Notes and Remarketed Notes pursuant to this paragraph 4(ii) and the corresponding provision of the Exchange Indenture, respectively.

  (iii) In addition, at any time prior to December 15, 2005, the Company may redeem all or part of the Notes and Remarketed Notes upon not less than 30 days' nor more than 60 days' notice in cash in U.S. Dollars at a redemption price equal to the sum of (x) the aggregate principal amount thereof, plus (y) accrued and unpaid interest, if any, to the applicable date of redemption, plus (z) the Make-Whole Premium; provided that the Company may not redeem any Notes pursuant to this paragraph 4(iii) or any Remarketed Notes pursuant to the corresponding provisions of the Exchange Indenture unless such offers of redemption are made on a pro rata basis to all holders of Notes and Remarketed Notes pursuant to this paragraph 4(iii) and the corresponding provision of the Exchange Indenture.

  (iv) In addition, with respect to any Notes held by the Purchasers, for so long as the Purchasers hold any such Notes, the Company may redeem all, but not less than all, of such Notes, upon not less than 30 days' nor more than 60 days' notice in cash in U.S. Dollars, at a redemption price equal to 112% of the then outstanding aggregate principal amount of such Notes plus accrued and unpaid interest and Liquidated Damages, if any, thereon. Notwithstanding the foregoing, any Notes held by the Purchasers that have not been redeemed pursuant to this paragraph 4(iv) by December 15, 2005 shall thereafter be redeemable as permitted in paragraph 4(i) above.

  Mandatory Redemption. Except as set forth in paragraph 6 below, the Company is not required to make a mandatory redemption or sinking fund payments with respect to the Notes.

  Repurchase at Option of Holder. (a) Upon the occurrence of a Change of Control, each Holder will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Agreement and described in such notice.

  (b) Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Alpharma may apply such Net Proceeds at its option: (i) to permanently reduce Senior Debt of Alpharma, the Company or any Subsidiary Guarantor or Indebtedness of any Restricted Subsidiary (other than Indebtedness that is subordinated to the Notes or intercompany Indebtedness) and, if the Senior Debt being repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto; (ii) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business; (iii) to make a capital expenditure in or that is used or useful in a Permitted Business; or (iv) to acquire other long-term assets in or that are used or useful in a Permitted Business. Pending the final applications of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Agreement. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds". When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will make an offer (an "Asset Sale Offer") to all Holders and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Agreement with respect to offers to purchase with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds at an offer price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Agreement. If the aggregate principal amount of Notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Company shall select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

  Selection and Notice of Redemption. In case the Company is entitled to, and elects to, redeem less than all of the Notes, the Company shall redeem the Notes pro rata from each Holder (or as nearly pro rata as practicable). For all purposes of this Agreement, unless the context otherwise requires, all provisions relating to the redemption of Notes shall relate, in the case of any Notes redeemed or to be redeemed only in part, to the portion of the principal amount of such Notes which has been or is to be redeemed. Notices of redemption may not be conditional. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest and Liquidated Damages, if any, cease to accrue on Notes or portions of them called for redemption.

  Denominations, Transfer, Exchange. The Notes are in registered form without coupons in minimum denominations of $150,000 and integral multiples of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Agreement. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

  Persons Deemed Owners. The registered Holder of a Note will be treated as its owner for all purposes.

  Amendment, Supplement and Waiver. Subject to certain exceptions, the Agreement or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes, if any, voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and any existing default or compliance with any provision of the Agreement or the Notes may be waived with the consent of the Holders of a majority in principal of the then outstanding Notes voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes). Without the consent of any Holder of a Note, the Agreement or the Notes may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes; to provide for the assumption of the Company's or any Guarantor's obligations to Holders in the case of a merger or consolidation or sale of all or substantially all of the Company's or such Guarantor's assets; to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Agreement of any such Holder; or to allow any Guarantor to execute a Note Guarantee with respect to the Notes.

  Defaults and Remedies. In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Alpharma, the Company or any Restricted Subsidiary that is a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately by notice in writing to the Company specifying the respective Event of Default; provided, however, that so long as any Indebtedness permitted to be incurred pursuant to the Credit Agreement shall be outstanding, that acceleration shall not be effective until the earlier of (1) an acceleration of Indebtedness under the Credit Agreement; or (2) five business days after receipt by the Company and the Agent under the Credit Agreement of written notice of the acceleration of the Notes. Holders of the Notes may enforce the Agreement or the Notes as provided in the Agreement. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Company may waive any existing Default or Event of Default and its consequences under the Agreement except a continuing Default or Event of Default in the payment of interest or Liquidated Damages on, or the principal of, the Notes.

  In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of Alpharma or the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the provisions of the Agreement concerning optional redemption, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

  No Recourse Against Others. No director, officer, employee, incorporator or stockholder of Alpharma, the Company or any Subsidiary Guarantor, as such, shall have any liability for any obligations of Alpharma, the Company or the Subsidiary Guarantors under the Notes, the Agreement, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

  Additional Rights of Holders. In addition to the rights provided to Holders under the Agreement, Holders shall have all the rights set forth in the Shelf Registration Rights Agreement dated as of December 12, 2001, between the Company, Alpharma, the Guarantors and the parties named on the signature pages thereof (the "Shelf Registration Rights Agreement").

The Company shall furnish to any Holder upon written request and without charge a copy of the Agreement and/or the Shelf Registration Rights Agreement. Requests may be made to:

Alpharma Inc.
One Executive Drive
Fort Lee, New Jersey 07024
Attention: Robert F. Wrobel, Esq., Chief Legal Officer
(201) 947-7774

with copies to:

Kirkland & Ellis
153 East 53rd Street
New York, NY 10022
Attention: Joshua Korff, Esq.
(212) 446-4800

Assignment Form

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee's legal name)

(Insert assignee's soc. sec. or tax I.D. no.)

(Print or type assignee's name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Holders).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 5(j) or 5(o) of the Agreement, check the appropriate box below:

? Section 5(j)             ? Section 5(o)

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 5(j) or Section 5(o) of the Agreement, state the amount you elect to have purchased:

$_______________

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Holders).

EXHIBIT D

FORM OF NOTATION OF GUARANTEE

For value received, each Guarantor (which term includes any successor Person under the Note Purchase Agreement) has, jointly and severally, unconditionally guaranteed, to the extent set forth in the Note Purchase Agreement and subject to the provisions in the Note Purchase Agreement dated as of December 12, 2001 (the "Note Purchase Agreement") among Alpharma Operating Corporation; Alpharma Inc.; the other Guarantors (as defined in the Note Purchase Agreement); and Banc of America Bridge LLC and CIBC Inc. as purchasers, (a) the due and punctual payment of the principal of, premium, if any, and interest on the Notes (as defined in the Note Purchase Agreement), whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal and premium, and, to the extent permitted by law, interest, and the due and punctual performance of all other obligations of the Company to the Holders all in accordance with the terms of the Note Purchase Agreement and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The obligations of the Guarantors to the Holders pursuant to the Note Guarantee and the Note Purchase Agreement are expressly set forth in Section 16 of the Note Purchase Agreement and reference is hereby made to the Note Purchase Agreement for the precise terms of the Note Guarantee. Each Holder of a Note, by accepting the same, (a) agrees to and shall be bound by such provisions and (b) agrees to take such action as may be necessary or appropriate to effectuate the subordination as provided in the Note Purchase Agreement; provided, however, that the Indebtedness evidenced by this Note Guarantee shall cease to be so subordinated and subject in right of payment upon any defeasance of this Note in accordance with the provisions of the Note Purchase Agreement.

[Name of Guarantor]

By:

Name:
Title:

ANNEX I

Resale Pursuant to Regulation S or Rule 144A. Each Purchaser understands that:

Such Purchaser agrees that it has not offered or sold and will not offer or sell the Remarketed Notes in the United States or to, or for the benefit or account of, a U.S. Person (other than a distributor), in each case, as defined in Rule 902 under the Securities Act (i) as part of its distribution at any time and (ii) otherwise until 40 days after the later of the commencement of the offering of the Remarketed Notes pursuant hereto and the Exchange Date, other than in accordance with Regulation S of the Securities Act or another exemption from the registration requirements of the Securities Act. Such Purchaser agrees that, during such 40-day restricted period, it will not cause any advertisement with respect to the Remarketed Notes (including any "tombstone" advertisement) to be published in any newspaper or periodical or posted in any public place and will not issue any circular relating to the Remarketed Notes, except such advertisements as are permitted by and include the statements required by Regulation S.

Such Purchaser agrees that, at or prior to confirmation of a sale of Remarketed Notes by it to any distributor, dealer or person receiving a selling concession, fee or other remuneration during the 40-day restricted period referred to in Rule 903 under the Securities Act, it will send to such distributor, dealer or person receiving a selling concession, fee or other remuneration a confirmation or notice to substantially the following effect:

"The Securities covered hereby have not been registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and may not be offered and sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of your distribution at any time or (ii) otherwise until 40 days after the later of the date the Notes were first offered to persons other than "distributors" (as defined in Regulation S) in reliance upon Regulation S and the Closing Date, except in either case in accordance with Regulation S under the Securities Act (or Rule 144A or to Accredited Institutions in transactions that are exempt from the registration requirements of the Securities Act), and in connection with any subsequent sale by you of the Notes covered hereby in reliance on Regulation S during the period referred to above to any distributor, dealer or person receiving a selling concession, fee or other remuneration, you must deliver a notice to substantially the foregoing effect. Terms used above have the meanings assigned to them in Regulation S."